      As filed with the Securities and Exchange Commission on July 2, 1997
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           MATRIX CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                                6162                               84-1233716
(State or other jurisdiction of      (Primary Standard Industrial         (I.R.S. Employer Identification
 incorporation or organization)               Code Number)                             Number)

                                                                                            Guy A. Gibson
                                                                                              President
                                                                                     Matrix Capital Corporation
               1380 Lawrence Street, Suite 1410                                   1380 Lawrence Street, Suite 1410
                    Denver, Colorado 80204                                             Denver, Colorado 80204
                        (303) 595-9898                                                     (303) 595-9898
    (Name, address, including zip code, and telephone number,         (Name, address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)      including area code, of registrant's agent for service)

                                  Copies to:

                           Ronald J. Frappier, Esq.
                           T. Allen McConnell, Esq.
                             Jenkens & Gilchrist,
                          a Professional Corporation
                         1445 Ross Avenue, Suite 3200
                             Dallas, Texas  75202
                                (214) 855-4500


     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.     [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                [_] ____________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                [_] ____________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [_]
                             --------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                               Proposed
                                                        Proposed maximum        maximum
    Title of each class of                             offering price per      aggregate            Amount of
    securities registered     Amount to be registered    security/(1)/      offering price/(1)/   registration fee
--------------------------------------------------------------------------------------------------------------------
Common Stock ...............       779,592 shares             $13.75           $10,719,390             $3,249
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the Nasdaq National Market on June 26, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PRELIMINARY PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT + +TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS + +TO BUY BE ACCEPTED, PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED IN FINAL + +FORM. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY PROSPECTUS CONSTITUTE AN + +OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY +
+SALE OF THESE SECURITIES, IN ANY JURISDICTION IN WHICH SUCH OFFER,            +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject To Completion Dated July 2, 1997

PROSPECTUS                      779,592 Shares

                          MATRIX CAPITAL CORPORATION
                                 Common Stock
                               ----------------

     This Prospectus relates to 779,592 shares (the "Shares") of common stock, $.0001 par value per share (the "Common Stock"), of Matrix Capital Corporation, a Colorado corporation (the "Company"), that may be offered and sold from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Plan of Distribution; Selling Shareholders."

     The Common Stock is traded on the Nasdaq National Market under the symbol "MTXC." On June 26, 1997, the closing price for the Common Stock on the Nasdaq National Market was $13.50. See "Price Range of Common Stock and Dividend Policy."

     The Shares offered hereby may be sold from time to time by the Selling Shareholders. Such sales may be made directly, through agents designated from time to time, or through dealers and underwriters also to be designated, or on the Nasdaq National Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions (which may include the pledge or hypothecation of some or all of the Shares). To the extent required, the specific shares of Common Stock to be sold, name of the Selling Shareholder (or the pledgee of such Selling Shareholder, as the case may be), public offering price, the names of any such agents, dealers, or underwriters, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution; Selling Shareholders."

     The Company will receive none of the proceeds from the sale of the Common Stock offered hereby by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by the Company. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

     For a discussion of certain risks of an investment in the Shares, see "Risk Factors" beginning on page 10 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHERWISE.

                          ---------------------------


               The date of this Prospectus is ____________, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement, and exhibits thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web Site that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.



                                 ------------

                          FORWARD-LOOKING INFORMATION

CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, THE STATEMENTS IN "RISK FACTORS" OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial information appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, references to the "Company" include Matrix Capital Corporation and its subsidiaries (the "Subsidiaries"), collectively, and references to "Matrix Capital" include the parent company only.

                                  The Company

        Overview. Matrix Capital Corporation is a specialized financial services company that, through its Subsidiaries, focuses on mortgage merchant banking by purchasing and selling residential mortgage loans and residential mortgage servicing rights; offering brokerage, consulting, and analytical services to other financial services companies and financial institutions; servicing residential mortgage portfolios for investors; originating residential mortgages; and providing real estate management and disposition services. The Company also provides trust administration services for self-directed qualified retirement plans, individual retirement accounts, custodial and directed trust accounts, and broker-dealer services to individuals and deferred contribution plans. Based upon management's experience within the industries in which the Company operates, the Company believes that its structure of combining a mortgage banking firm, a mortgage servicing brokerage and consulting firm, a federally chartered banking institution, a real estate management and disposition firm, a self-directed trust company, and a securities broker-dealer is unique to the financial services industry. This unique structure creates revenue enhancing relationships among the Subsidiaries.

        The Company is a broker of mortgage servicing rights serving a nationwide client base, and, in 1996, brokered the sale of mortgage loan servicing portfolios totaling $26.4 billion in outstanding principal balances. As a result of this volume of brokerage activity, the Company has access to a wide array of information relating to the mortgage banking industry, including emerging market trends, prevailing market prices, pending regulatory changes, and changes in levels of supply and demand.
   Consequently, the Company is able to identify certain types of mortgage servicing portfolios that are well suited to its particular servicing platform and unique corporate structure. The Company, for example, has focused its mortgage servicing acquisition strategy on seasoned loans having lower principal and higher custodial escrow balances than newly originated mortgage loans. Mortgage servicing rights on these types of loans are generally not attractive to many market participants. However, the Company believes that given the prevailing pricing for such mortgage servicing rights and the Company's ability to hold the non-interest bearing custodial escrow accounts at its federal bank subsidiary, it has been able to achieve attractive returns on investment in such mortgage servicing rights.

        Consolidated net income for the year ended December 31, 1996, and for the three months ended March 31, 1997, was $3.6 million and $1.8 million, respectively, resulting in an annualized return on average equity of 24.3% and 21.1%, respectively. As of March 31, 1997, the Company had consolidated assets of $422.3 million and shareholders' equity of $34.0 million.

        History of the Company. Although Matrix Capital was formed in 1993, the history of the Company traces back to the formation of United Financial, Inc. ("United Financial") in 1989. United Financial was formed by two of the Company's principal shareholders to broker mortgage loan servicing rights and became an approved mortgage loan servicing broker for the Resolution Trust Corporation (the "RTC"). In 1990, one of the founders of United Financial divested himself of his interest in United Financial to form Matrix Financial Services Corporation ("Matrix Financial"), which was established through the acquisition of an existing mortgage banking company. Matrix Financial initially focused on the acquisition of mortgage loan servicing portfolios from the RTC and the Federal Deposit Insurance Corporation (the "FDIC") as part of their disposition of insolvent thrifts and banks during the early 1990s. In June 1993, Matrix Capital was formed when the founding shareholders of United Financial and Matrix Financial exchanged all of the outstanding capital stock of those two entities for shares of Matrix Capital. The Company acquired Matrix Capital Bank ("Matrix Bank"), a federal savings bank, in late 1993 in order to capture the benefit of the custodial escrow account balances relating to the Company's mortgage servicing portfolio and to engage in the purchase and sale of bulk residential mortgage loan portfolios. In order to add a source of additional non-interest revenue, the Company formed United Special Services, Inc. ("USS") in June 1995 to provide real estate management and disposition services to the Company and other mortgage companies and financial institutions. The Company formed United Capital Markets, Inc. ("UCM") in December 1996, primarily to provide risk management services for existing institutional clients of United Financial. In February 1997, the Company acquired The Vintage Group, Inc. ("Vintage"), which resulted in the Company moving approximately $80.0 million of deposits under administration from a third-party institution to Matrix Bank.

        The Subsidiaries. The Company's core business operations are conducted through the following operating Subsidiaries:

        United Financial. United Financial provides brokerage and consulting services to financial institutions and financial services companies in the mortgage banking industry. These services include the brokering and analysis of residential mortgage loan servicing rights, corporate and mortgage loan servicing portfolio valuations (which includes the complex valuation and analysis required under the recently-adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights ("FAS 122")), and, to a lesser extent, consultation and brokerage services in connection with mergers and acquisitions of mortgage banking entities.
   United Financial provides brokerage services to several of the nation's largest financial institutions, such as Banc One Mortgage Corporation, Chase Manhattan Mortgage Corporation, and Mellon Mortgage Corporation. During 1996 and the first three months of 1997, United Financial brokered the sale of 92 and 29 mortgage loan servicing portfolios totaling $26.4 billion and $7.9 billion in outstanding mortgage loan principal balances, respectively.

        Matrix Financial. Matrix Financial acquires residential mortgage loan servicing rights on a nationwide basis through purchases in the secondary market, services the loans underlying these rights, and originates mortgage loans through its wholesale loan origination network. As of March 31, 1997, Matrix Financial owned or serviced 76,347 borrower accounts representing $4.1 billion in principal balances (including $617.0 million in subservicing for non-affiliates of the Company), the majority of which were seasoned loans having lower principal and higher custodial escrow balances than newly originated mortgage loans. See "Business--Residential Loan Servicing Activities--Residential Mortgage Loan Servicing." As a servicer of mortgage loans, Matrix Financial is required to establish custodial escrow accounts for the deposit of borrowers' payments, which may include principal, interest, taxes, and insurance. These payments are held at Matrix Bank. During the three months ended March 31, 1997, the custodial escrow accounts at Matrix Bank averaged $43.9 million in the aggregate. For the three months ended March 31, 1997, Matrix Financial originated $95.5 million in wholesale mortgage loans through its regional production offices located in Atlanta, Denver, and Phoenix. The loans originated by Matrix Financial on a wholesale basis are typically sold in the secondary market.

        Matrix Bank. With branches in Las Cruces, New Mexico and Sun City, Arizona, Matrix Bank serves its local communities by providing a broad range of personal and business depositors services, offering residential and consumer loans, and providing, on a limited basis, commercial real estate loans. Matrix Bank also holds the non-interest bearing custodial escrow deposits related to the residential mortgage loan servicing portfolio serviced by Matrix Financial and the deposit accounts of the customers of Vintage. These custodial escrow deposits, as well as other traditional deposits, are used to fund bulk purchases of mortgage loan portfolios throughout the United States, a substantial portion of which are subserviced by Matrix Financial following their purchase. Maintaining custodial escrow deposits at Matrix Bank allows the Company to achieve returns historically greater than could have been realized had the Company used the custodial escrow deposits as compensating balances to reduce the effective borrowing cost on its warehouse credit facilities. As of March 31, 1997, Matrix Bank was deemed to be "well-capitalized" under applicable regulatory standards and had total assets of $305.9 million, including loans aggregating $267.7 million. On December 31, 1996, the Company disposed of the fixed assets of the Sterling Finance Co., Inc. ("Sterling Finance") subsidiary of Matrix Bank, and ceased to originate sub-prime automobile loans.

        The Vintage Group, Inc.. On February 5, 1997, the Company completed its acquisition of Vintage. Vintage's subsidiaries, Sterling Trust Company ("Sterling Trust") and First Matrix Investment Services Corp., formerly known as Vintage Financial Services Corp. ("First Matrix"), are located in Waco, Texas and Arlington, Texas, respectively. Sterling Trust was incorporated in 1984 as a Texas independent, non-bank trust company specializing in the administration of self-directed qualified retirement plans, individual retirement accounts, custodial, and directed trust accounts. As of March 31, 1997, Sterling Trust had in excess of 25,000 accounts with assets under administration of over $1.2 billion. First Matrix is an NASD broker-dealer that provides services to individuals and deferred contribution plans. The purchase price of approximately $11.25 million was paid through the issuance to the former shareholders of Vintage of 779,592 shares of Common Stock.

        United Special Services. USS provides real estate management and disposition services to financial services companies and financial institutions. In addition to the unaffiliated clients currently served by USS, Matrix Financial uses USS exclusively in handling the disposition of its foreclosed real estate. In addition, USS provides limited collateral valuation opinions to clients, such as the Federal Home Loan Mortgage Corporation (the "FHLMC"), that are interested in assessing the value of the collateral underlying mortgage loans, as well as to clients such as Matrix Bank and other third-party mortgage loan buyers evaluating potential bulk purchases of mortgage loans.

        United Capital Markets. UCM was formed in December 1996 to advise institutional clients primarily with regard to risk management issues relating to residential mortgage loan servicing portfolios. It will provide a professional outsourcing alternative to in-house risk management departments on Wall Street derivative products. The focus will be on interest rate and prepayment risk, as each relates to specific client objectives. The strategy will include modeling asset risk, setting up and trading individual hedge accounts, and mirroring accounting practice and management goals. Although it is anticipated that many asset classes will be considered for management and advice, UCM intends to focus initially on mortgage servicing rights. UCM is managed by former senior executives from nationally recognized investment banks and the mortgage banking industry with experience in risk management and hedging strategies. UCM generated no revenues in 1996 and there can be no assurance that its operations will generate significant revenues, or be profitable, during 1997 or future years.

        Other Information. Matrix Capital is a unitary thrift holding company that was incorporated in Colorado in June 1993. Its principal executive offices are located at 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204, and its telephone number is (303) 595-9898.

                                  The Offering

        This Prospectus relates to 779,592 shares of Common Stock that may be offered and sold from time to time by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Plan of Distribution; Selling Shareholders."

            Summary Consolidated Financial and Operating Information
                 (Dollars in thousands, except per share data)

        The following table sets forth historical summary financial and other information of the Company as of the dates and for the periods indicated. In February 1997, the Company acquired Vintage in a transaction accounted for as a pooling of interests. As a result of the pooling, the historical financial and other information of the Company has been restated to include the financial and other information of Vintage.


                                                                                                            As of and for the
                                                                 As of and for the                            Three Months
                                                              Year Ended December 31,                        Ended March 31,
                                                        ------------------------------------                 ---------------
                                                           1994         1995         1996               1996                1997
                                                          ------       ------       ------             ------              ------
  Operating Data
Net interest income before provision for loan
  and valuation losses...............................   $    4,004   $    3,592   $    6,059         $    1,130          $    2,350
Provision for loan and valuation losses..............          216          401          143                 33                  92
                                                        ----------   ----------   ----------         ----------          ----------
Net interest income..................................        3,788        3,191        5,916              1,097               2,258
Non-interest income:
  Loan administration................................        6,926        7,749        8,827              2,140               3,982
  Brokerage..........................................        4,017        4,787        4,364                684               1,137
  Trust services.....................................        2,488        2,869        3,061                779                 879
  Gain on sale of loans and mortgage-backed
   securities........................................        1,590        3,272        3,369                436                 118
  Gain on sale of mortgage servicing rights..........          684        1,164        3,232                 --               1,411
  Loan origination(1)................................        1,294        2,069        1,561               (301)                641
  Other..............................................          940        1,744        2,173                398                 775
                                                        ----------   ----------   ----------         ----------          ----------
   Total non-interest income.........................       17,939       23,654       26,587              4,136               8,943
Non-interest expense.................................       16,593       20,453       26,655              5,251               8,326
                                                        ----------   ----------   ----------         ----------          ----------
Income (loss) before income taxes....................        5,134        6,392        5,848                (18)              2,875
Income taxes (benefit)...............................        2,014        2,469        2,278                (14)              1,121
                                                        ----------   ----------   ----------         ----------          ----------
Net income (loss)....................................   $    3,120   $    3,923   $    3,570(2)      $       (4)(2)      $    1,754
                                                        ==========   ==========   ==========         ==========          ==========
Net income (loss) per common and common
  equivalent share(3)................................   $      .69   $      .83   $      .68         $     (.01)         $      .26
Weighted average common and common equivalent
  shares outstanding.................................    4,529,593    4,707,221    5,077,040          4,668,531           6,748,145
Cash dividends paid by pooled company prior to
merger...............................................   $       --   $       --   $      201         $       66          $       --


Balance Sheet Data
Total assets.........................................   $  113,597   $  186,313   $  274,559         $  255,232          $  422,292
Total loans (excluding allowance for loan and
  valuation losses)..................................       90,068      147,608      213,400            213,875             320,633
Allowance for loan and valuation losses..............          728          943        1,039                981               1,144
Nonperforming loans(4)...............................        3,314        5,538        3,903              4,433               2,945
Mortgage servicing rights............................        6,183       13,817       23,680             14,054              38,450
Foreclosed real estate(4)............................          543          835          788              1,124                 853
Deposits.............................................       41,910       48,877       90,179             55,211           181,976(9)
Custodial escrow balances............................       24,687       27,011       37,881             28,433              69,440
FHLB borrowings......................................       14,600       19,000       51,250             51,700              34,000
Borrowed money.......................................       18,438       65,093       42,431             84,264              80,197
Total shareholders' equity...........................        6,662       10,686       32,270             10,616              34,024

Operating Ratios and Other Selected Data
Return on average assets(5)(10)......................         3.13%        2.59%        1.69%              (.01)%              2.07%
Return on average equity(5)(10)......................        57.06        47.62        24.30               (.15)              21.05
Average equity to average assets(5)..................         5.49         5.44         6.97               5.73                9.86
Net interest margin(5)(6)(10)........................         4.64         2.84         3.45               2.81                3.58
Operating efficiency ratio(7)........................        76.37        76.19        82.01             100.34               74.33
Total amount of loans purchased......................   $   80,048   $   91,774   $  159,015         $   50,678          $  106,330
Balance of owned servicing portfolio (end of period).   $1,041,785   $1,596,385   $2,505,036         $1,732,642          $3,499,216
Trust assets under administration (end of period)....   $  750,186   $  952,528   $1,162,231         $1,012,084          $1,206,600
Wholesale loan origination volume....................   $  183,130   $  388,937   $  583,279         $  231,488          $   95,545

Loan Performance Ratios
Nonperforming loans/total loans(4)...................         3.68 %       3.75 %       1.83 %             2.07%                .92%

Nonperforming assets/total assets(5).................         3.40         3.42         1.89               2.18                1.03
Net loan charge offs/average loans(5)(10)............         0.03         0.15         0.03                 --                (.01)

Allowance for loan and valuation losses/
   total loans(8)....................................         0.81         0.64         0.49               0.46                0.36
Allowance for loan  and valuation losses/
   nonperforming loans(8)............................        21.97        17.03        26.62              22.13               38.85

----------
(1) On January 1, 1995, the Company adopted FAS 122. Since FAS 122 prohibits retroactive application, the historical accounting results for 1995, 1996, and 1997 are not directly comparable to the results for prior periods.
(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Results of Operations for the Three Months Ended March 31, 1997 and 1996--Loan Origination" for a discussion of the impact on net income of a secondary marketing loss incurred in March 1996.
(3) Net income per common and common equivalent share is based on the weighted average number of common shares outstanding during each period and the dilutive effect, if any, of stock options and warrants outstanding. There are no other dilutive securities.
(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Nonperforming Assets" for a discussion of the impact of certain bulk purchases of mortgage loan portfolios on the level of nonperforming loans and foreclosed real estate, and the effect of repurchasing sub-prime automobile loans.
(5) Calculations are based on average daily balances where available, and monthly averages otherwise.
(6) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(7) The operating efficiency ratio has been calculated by dividing non-interest expense by operating income (net interest income plus non-interest income).
(8) The allowance for loan and valuation losses does not include a $600,000 liability reserve account at December 31, 1996 and March 31, 1997 to cover potential losses associated with certain sub-prime automobile loans repurchased by Matrix Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Nonperforming Assets."
(9) Deposits increased by the transfer of approximately $80.0 million of deposits held in trust from a third-party institution following the acquisition of Vintage.
(10) Ratios for the three months ended March 31, 1996 and 1997 have been calculated on an annualized basis.

                              Recent Developments

     The Company has recently settled a dispute with the purchaser of certain of the automobile loans sold prior to and in connection with the disposition of the assets of the Sterling Finance Co., Inc. subsidiary of Matrix Bank ("Sterling Finance"). The purchaser had demanded that Matrix Bank repurchase approximately $6.3 million of automobile loans on the grounds that titles to the underlying vehicles were allegedly not delivered prior to the expiration of the time period set forth in the purchase and sale agreement governing the transaction. In order to fully resolve the dispute, the parties have agreed to a settlement whereby Matrix Bank has repurchased approximately $1.5 million of the loans plus $108,000 of accrued interest. The accrued interest represents all of the accrued interest on the loans, including all delinquent interest. As part of the settlement, Matrix Bank and the purchaser have exchanged mutual general releases.

     Based on information provided by the purchaser, approximately $807,000 of the loans are 30 days or more delinquent. Although the Company has not finalized its loss analysis, based on initial estimates, the Company anticipates establishing a loss reserve of $475,000 to $525,000 on an after-tax basis or approximately $.07 or $.08 loss per share. The loss reserve may increase or decrease as the Company receives additional information on the loans to be repurchased.

                                 RISK FACTORS

     An investment in the Common Stock involves certain risks. Prospective investors should consider the following risk factors, in addition to the other information contained in this Prospectus, in evaluating investment in the Common Stock offered hereby.

Limited Operating History of the Company

     The Company was formed in 1993 to combine the operations of Matrix Financial and United Financial, which were formed in 1990 and 1989, respectively. The Company purchased Matrix Bank in 1993, formed USS as a start-up operation in 1995, formed UCM in 1996, and completed the acquisition of Vintage in 1997. This series of combinations, purchases, and formations has involved the integration of the operations of companies that previously operated independently or, in the case of USS and UCM, not at all. Consequently, the Company has a limited operating history under its existing corporate structure upon which investors may base an evaluation of its performance. There can be no assurance that the Company will not encounter significant difficulties in integrating operations acquired or commenced in the future, including the recently acquired self-directed (non-discretionary) trust services and broker-dealer operations provided by Vintage and its subsidiaries, Sterling Trust and First Matrix.

Potential Adverse Impact of Fluctuating Interest Rates

     Residential Mortgage Loan Servicing Rights. The Company's ownership of residential mortgage loan servicing rights carries interest rate risk because the total amount of servicing fees earned, as well as the amortization of the investment in the servicing rights, fluctuates based on loan prepayments (affecting the expected average life of a portfolio of residential mortgage servicing rights). The rate of prepayment of mortgage loans may be influenced by changing national and regional economic trends, such as recessions or depressed real estate markets, as well as the difference between interest rates on existing mortgage loans relative to prevailing mortgage rates. During periods of declining interest rates, many borrowers refinance their mortgage loans. Accordingly, prepayments of mortgage loans increase and the loan administration fee income related to the mortgage loan servicing rights corresponding to a mortgage loan ceases as underlying loans are prepaid. Consequently, the market value of portfolios of mortgage loan servicing rights tends to decrease during periods of declining interest rates, since greater prepayments can be expected. The income derived from and the market value of the Company's servicing portfolio, therefore, may be adversely affected during periods of declining interest rates. See "--Risks Associated with General Economic Conditions" and "Business--Residential Mortgage Loan Origination."

     Asset and Liability Management. The Company's earnings depend in part upon the level of its net interest income. Net interest income is the difference between the interest income received from interest-earning assets and the interest expense incurred in connection with interest-bearing liabilities. Accordingly, the Company is vulnerable to an increase in interest rates to the extent that its interest-earning assets, such as mortgage loans, have longer effective maturities than, or do not adjust as quickly as, its interest-bearing liabilities. In a rising interest rate environment, interest rates paid to depositors and on borrowings of the Company may rise more quickly than rates earned on the Company's loan portfolio. Under such circumstances, material and prolonged increases in interest rates generally would materially and adversely affect net interest income and the value of interest-earning assets, while material and prolonged decreases in interest rates generally would have a favorable effect on net interest income and the value of interest-earning assets. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held prior to sale and the interest paid by the Company for funds advanced under the Company's warehouse lines of credit to purchase such mortgage loans. The process of balancing the maturities of the Company's assets and liabilities necessarily involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. These estimates may prove to be inaccurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pipeline Loans. Secondary marketing losses on sales of originated mortgage loans may result from changes in interest rates from the time the interest rate on the customer's mortgage loan application is established to the time the Company sells the loan. Such a change in interest rates could result in a loss upon the sale of such loans. In order to hedge this risk and to minimize the effect of interest rate changes on the sale of originated loans, the Company commits to sell mortgage loans to investors for delivery at a future time for a stated price. At any given time, the Company's policy is to sell substantially all of its mortgage loans that are closed and a percentage of the mortgage loans that are not yet closed but for which the interest rate has been established ("pipeline loans").

     To manage the interest rate risk of the Company's pipeline loans, the Company continuously projects the percentage of the pipeline loans it expects to close and, on the basis of such projections, enters into forward commitments to sell such loans. If an unanticipated change in interest rates occurs, the actual percentage of mortgage loans that close may differ from the projected percentage. The resulting mismatch of commitments to originate loans and commitments to sell loans may have an adverse effect on the results of operations of the Company. A sudden increase in interest rates can cause a higher percentage of mortgage loans to close than projected. To the degree this may not have been anticipated, the Company may not have made commitments to sell these additional loans and consequently may incur significant losses upon their sale, adversely affecting results of operations. On the other hand, if a lower percentage of mortgage loans close than was projected, due to a sudden decrease in interest rates or otherwise, the Company may have committed to sell more loans than actually close and as a result may incur significant losses in fulfilling these commitments, adversely affecting results of operations. This risk is greatest during times of high interest rate volatility.

     In March 1996, a dramatic and sudden increase in interest rates, coupled with a failure on the part of a former officer of Matrix Financial to adhere to the hedging policies established by Matrix Financial's board of directors, resulted in a $1.9 million secondary marketing loss. These established policies set benchmarks for Matrix Financial's forward commitments to deliver loans or mortgage backed securities that are to be maintained against the pipeline of loan commitments made to borrowers. In addition, these policies stipulate that all closed loans are to be fully hedged with forward commitments. Neither policy was adhered to, which resulted in a $1.9 million loss when interest rates increased dramatically in March 1996, thereby causing the funded loans and pipeline commitments to decline in market value. Had these policies been followed, the Company would still have recognized a loss, albeit significantly smaller, since it is difficult for the Company to be completely hedged when interest rates rapidly and significantly change. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Results of Operations for the Three Months Ended March 31, 1997 and 1996--Loan Origination."

Potential Fluctuations in Quarterly Results

     The Company's financial results are subject to significant quarterly fluctuations as a result of, among other things, the variance in the number and magnitude of purchases and sales of mortgage loans and/or mortgage servicing rights consummated by the Company from time to time. In addition, a portion of the Company's revenues are derived from brokerage fees, the timing and receipt of which are unpredictable. Accordingly, the Company's results of operations for any particular quarter are not necessarily indicative of the results that may be achieved for any succeeding quarter or for the full fiscal year.

Diversification in Business Lines; Management of Growth

     As part of the Company's business strategy, the Company in the past has diversified, and in the future may diversify, its lines of business into areas that are not now part of its core business. As a result, the Company must manage the development of new business lines in which the Company has not previously participated. Although the Company's strategy is to acquire on-going businesses and to retain senior management of the entities that the Company acquires, such as Vintage, each new business line, including start-up operations like USS and UCM, requires the investment of additional capital and the significant involvement of senior management of the Company to acquire or develop a new line of business and integrate it with the Company's operations. There can be no assurance that the Company will successfully achieve these objectives.

     In addition to entering into new lines of business, the Company's business strategy also envisions the expansion of its existing lines of business, particularly in the area of servicing mortgage loans. The Company believes that it currently has in place the infrastructure necessary to undertake this expansion, including management information systems, senior management, and other personnel. However, there can be no assurance that any rapid expansion, similar to that encountered by the Company over the past several years, would not unduly burden the Company's infrastructure or that senior management of the Company could successfully oversee such expansion. See "Business--Residential Loan Servicing Activities--Residential Mortgage Loan Servicing."

Risks Associated with General Economic Conditions

     Residential mortgage loans comprised approximately 99.7% of the loans serviced (including loans subserviced for non-affiliates) by the Company and approximately 91.8% of the loans held by the Company at March 31, 1997. General economic conditions, whether regional or industry-related or due to a recession throughout the United States, affect consumers' decisions to buy or sell residences, as well as the number of residential mortgage loan delinquencies and foreclosures, the value of collateral supporting loan portfolios, administrative costs in evaluating and processing mortgage loan applications, and the costs and availability of funds that mortgage banking companies rely upon in order to make or purchase loans. Changes in the level of consumer confidence, real estate values, prevailing interest rates, and investment returns expected by the financial community could make mortgage loans of the types purchased, serviced, and sold by the Company less attractive to borrowers or investors.

Dependence Upon Mortgage Servicing Rights

     The Company has relied and expects to continue to rely on the purchase and sale of mortgage servicing rights for a significant portion of its revenues. There is no established exchange or trading market for mortgage servicing rights and no assurance can be given that an active trading market will develop in the future. The Company believes that it has been able to benefit from opportunities resulting from inefficiencies in the existing market for mortgage servicing rights; however, no assurance can be given that such inefficiencies will continue in the future, and even if continued, that the Company will be able to benefit from such inefficiencies to the extent it has in the past, or that if an active trading market for mortgage servicing rights develops in the future, the Company will be able to benefit from such development. See "Business-- Residential Loan Servicing Activities--Acquisition of Servicing Rights." The supply of and demand for mortgage servicing rights are affected by a number of factors beyond the Company's control, including, among others, interest rates, regional and national economic conditions, other factors affecting the housing industry, regulations affecting the financial services industry, and accounting rules and interpretations related to the accounting treatment of mortgage servicing rights. Some or all of these factors may adversely affect the Company's ability to originate, purchase, and sell mortgage servicing rights profitably in the future. See "Business--Residential Loan Servicing Activities."

Concentration of Loans and Servicing Rights

     The Company's portfolio of residential mortgage loans and mortgage servicing rights are concentrated in certain geographic areas. The geographic areas in which concentrations exist vary from time to time. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the markets in which concentrations exist and, more specifically, their respective residential real estate markets. A decline in a market in which the Company has a concentration may adversely affect the values of properties securing the Company's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may equal or exceed the value of the mortgaged properties, making the Company's ability to recover losses in the event of a borrower's default extremely unlikely. In addition, uninsured disasters such as earthquakes and mudslides may adversely impact borrowers' ability to repay loans made by the Company and the value of collateral underlying such loans, which could have a material adverse effect on the Company's results of operations and financial condition. See "--Risks Associated with General Economic Conditions."

Delinquency, Foreclosure, and Credit Risks

     Mortgage Loan Portfolio. The Company's loan portfolios include loans that were originated by numerous lenders throughout the United States under various loan programs and underwriting standards. Many of the loan portfolios include loans that have had payment delinquencies in the past or, to a lesser extent, are delinquent at the time of the purchase. As a part of the Company's business strategy, portfolios of mortgage loans with varying degrees of current and past delinquencies are purchased at discounts. Although the Company performs extensive due diligence procedures at the time loans are purchased, there remains the risk of continuing or recurrent delinquency. The Company assumes substantially all risk of loss associated with its loan portfolio in the case of foreclosure. This risk includes the cost of the foreclosure, the loss of interest, and the potential loss of principal to the extent that the value of the underlying collateral is not sufficient to cover the Company's investment in the loan. See "Business--Purchase and Sale of Bulk Loan Portfolios."

     Servicing Portfolio. The Company also is affected by mortgage loan delinquencies and defaults on mortgage loans that it services. Under many types of mortgage servicing contracts, even when mortgage loan payments are delinquent, the servicer must forward all or part of the scheduled payments to the owner of the mortgage loan. Also, to protect their liens on mortgaged properties, owners of mortgage loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even though sufficient escrow funds may not be available. Typically, the servicer will ultimately be reimbursed by the mortgage loan owner or from foreclosure proceeds for payments advanced that the servicer is unable to recover from the borrower. However, in the interim, the servicer must absorb the cost of funds advanced during the time such advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted mortgage loans. Although these increased costs are somewhat reduced through the receipt of late fees and the reimbursement of certain direct expenses out of foreclosure proceeds, the Company believes that increased delinquencies and defaults generally increase the costs of the servicing function. In addition, the Company is required to forego servicing income from the time a loan becomes delinquent to the time the mortgage loan is foreclosed. See "Business--Residential Loan Servicing Activities--Residential Mortgage Loan Servicing."

Possible Inadequacy of Allowance for Loan Losses

     The Company's allowance for loan losses is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, that may be beyond the Company's control, and such losses may exceed current estimates. Although management believes that the Company's allowance for loan losses is adequate to absorb any losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses on existing loans in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Analysis of Allowance for Loan and Valuation Losses."

Legal Proceedings

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of contract and fiduciary obligations, misrepresentations, errors and omissions of employees, officers, and agents of the Company, incomplete documentation and failures by the Company to comply with various laws, and regulations applicable to its business, including federal and state banking and consumer lending laws. Although management does not believe that any liability for current outstanding litigation would exceed amounts accrued therefore, there can be no assurance that any liability with respect to current legal actions, or ones that might be instituted in the future, would not be material to the Company's consolidated results of operations, financial condition, or cash flows. See "--Liabilities Under Representations and Warranties," "Business-- Legal Proceedings," and "Supervision and Regulation."

Liabilities Under Representations and Warranties

     In the ordinary course of business, the Company makes representations and warranties to the purchasers and insurers of mortgage and other loans and the purchasers of mortgage servicing rights regarding compliance with laws, regulations, and program standards, as well as representations and warranties regarding the accuracy of certain information. To a lesser extent, the Company contractually provides recourse relating to the performance of the loans that it sells. Under certain circumstances, the Company may become liable for damages or may be required to repurchase a loan if there has been a breach of these representations or warranties or in a case where contractual recourse is permitted. The Company generally receives similar representations and warranties from the originators and sellers from whom it purchases mortgage and other loans and servicing rights. However, in the event of breaches of such representations and warranties, the Company is subject to the risk that an originator may not have the financial capacity to repurchase loans when called upon to do so by the Company, or otherwise respond to demands made by the Company. During 1996 and the three months of 1997, the Company realized losses of $150,000 and $149,000, respectively, which were reserved for in prior periods. These losses relate to repurchases resulting from a particular servicing portfolio purchased by the Company. The Company believes it has recourse against the seller of these mortgage servicing rights, but does not expect to pursue the seller or make a significant recovery due to the financial condition of the seller. The Company also has an accrued liability of $180,000 for additional losses as of March 31, 1997. Matrix Bank had, as of March 31, 1997, repurchased approximately $2.5 million of installment loans and repossessed automobiles that Sterling

Finance sold to outside investors. In addition, subsequent to March 31, 1997, the Company repurchased approximately $1.5 million of installment loans plus $108,000 of accrued interest pursuant to the settlement with a certain purchaser. See "Prospects Summary--Recent Developments" and "Supervision and Regulation--Federal Savings Bank Operations--Regulation of Sub-Prime Automobile Lending." The Company does not anticipate any future material losses in connection with these portfolios or as a result of additional repurchases due to breaches of representations and warranties or otherwise; however; there can be no assurance that the Company will not experience such losses. See "Business-- Residential Loan Servicing Activities--Servicing Sales."

Impact of Regulation

     General. The operations of the Company are subject to extensive regulation by federal and state governmental authorities and are subject to various laws and regulations and judicial and administrative decisions that, among other things, establish licensing requirements, regulate credit extension, establish maximum interest rates and insurance coverages, require specific disclosures to customers, prohibit discrimination in mortgage lending activities, govern secured transactions, establish collection, repossession, and claims handling procedures and other trade practices, and, in certain states, require payment of interest on servicing-related custodial escrow deposits. In particular, Matrix Bank is subject to extensive regulation, examination, and supervision by the Office of Thrift Supervision (the "OTS"), as its chartering agency, and the Federal Deposit Insurance Corporation (the "FDIC"), as insurer of deposits held at Matrix Bank. Sterling Trust is regulated by the Texas Department of Banking as a Texas chartered trust company. Under applicable law, a Texas trust company, such as Sterling Trust, is subject to virtually all provisions of the Texas Banking Act of 1995 (the "TBA") as if the trust company were a state chartered bank. In addition, in certain instances, the ability of Matrix Financial and Matrix Bank to pay dividends to Matrix Capital could be restricted due to regulatory requirements. Sterling Trust is regulated by the Texas Department of Banking as a Texas chartered trust company. There can be no assurance that more restrictive laws, rules, or regulations will not be adopted in the future, or that existing or proposed laws will not be changed to the detriment of the Company. Any change in such laws and regulations, or the adoption of more restrictive laws and regulations, whether by the OTS, the FDIC, the Texas Department of Banking, the Congress of the United States, or the Texas legislature, could have a material adverse effect on the Company and its financial condition or results of operations. See "Supervision and Regulation."

     Proposed Legislation. Matrix Capital is not currently subject to regulation by the Federal Reserve. The Congress of the United States adopted a bill that did not become law, but that would have required federal savings banks to convert to national banks. In the event of such a conversion, subject to limited grandfathering, thrift holding companies, such as Matrix Capital, would have become regulated by the Federal Reserve. The Federal Reserve requires bank holding companies to maintain a leverage ratio of 5.0% with the aggregate amount of purchased mortgage servicing rights not to exceed 50.0% of Tier 1 capital (the numerator of the leverage ratio). Had Matrix Capital been subject to the Federal Reserve's capital regulations as of March 31, 1997, its consolidated leverage ratio would have been approximately 3.0% (assuming no other adjustments).

     Federal Programs. The Company's ability to sell mortgage loans is largely dependent upon the continuation of programs administered by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation (the "FHLMC"), and the Government National Mortgage Association ("GNMA"), which facilitate the sale of mortgage loans and the pooling of such loans into mortgage-backed securities, as well as the Company's continued eligibility to participate in such programs. The discontinuation of, or a significant reduction in, the operation of such programs would have an adverse effect on the Company's operations. The Company expects that it will continue to remain eligible to participate in such programs, but any significant impairment of such eligibility would adversely affect its operations because seller/servicer status is vital to its servicing business. In addition, the products offered under such programs may be changed from time to time. The profitability of specific products may vary depending on a number of factors, including the administrative costs to the Company of originating or acquiring such products. See "Business--Residential Mortgage Loan Origination--Sale of Loan Originations" and "Supervision and Regulation."

Potential Limitations on Availability of Funding Sources

     Funding for the Company's mortgage banking activities, including the acquisition of mortgage servicing rights and the acquisition and origination of mortgage loans, is provided primarily through lines of credit and sale/repurchase facilities from various financial institutions and from FHLB borrowings. The Company's business plan entails the

Company's ability to maintain existing credit facilities and negotiate additional credit facilities for the acquisition of mortgage servicing rights and other purposes. There can be no assurance that existing credit facilities will be renewed, or if renewed, that the terms will be favorable to the Company. Furthermore, there can be no assurance that additional credit lines will be available, or if available, that the terms will be favorable to the Company. Unavailability of funding on terms favorable to the Company, or at all, would have an adverse effect on the Company's business and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Competition

     The industries in which the Company competes are highly competitive. The Company competes with other mortgage banking companies, servicing brokers, commercial banks, savings associations, credit unions, other financial institutions, trust companies, broker/dealers, and various other lenders. A number of these competitors have substantially greater financial resources, greater operating efficiencies, and longer operating histories than the Company. Customers distinguish between product and service providers in the industries in which the Company operates for various reasons, including convenience in obtaining the product or service, overall customer service, marketing and distribution channels, and pricing for the various products and services. Because of its emphasis on mortgage banking activities, competition for the Company is affected particularly by fluctuations in interest rates. During periods of rising rates, competitors of the Company who have locked in lower borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, credit-impaired borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors. See "Business--Competition."

Reliance on Systems and Controls

     The Company depends heavily upon its systems and controls, many of which are designed specifically for its business. These systems and controls support the evaluation, acquisition, monitoring, collection, and administration of the Company's mortgage loan and servicing portfolios, as well as support the consulting and brokerage functions performed by the Company and the depository, general accounting, trust services, and other management functions of the Company. For example, in order to track information on its mortgage servicing portfolio, the Company utilizes a data processing system provided by Alltel Information Services Inc. ("Alltel"), formerly known as Computer Power Incorporated, or CPI. There can be no assurance that Alltel or the Company's other providers can continue to provide the systems and controls on which the Company relies, or that the Company's systems and controls, including those specially designed and built for the Company, are adequate or will continue to be adequate to support the Company's growth. A failure of the automated systems, including a failure of data integrity or accuracy, could have a material adverse effect upon the Company's business and financial condition.

Dependence on Key Personnel

     The Company is dependent upon the continued services of Guy A. Gibson, Richard V. Schmitz, D. Mark Spencer, and the Company's other executive officers. While the Company believes that it could find replacements for its executive officers, the loss of their services could have an adverse effect on the Company's financial condition or results of operations. None of the Company's executive officers named above have entered into employment agreements with the Company, but each has a significant equity interest in the Company. The Company does not maintain key-man life insurance on any of its executive officers. See "Management--Employment Agreements" and "Principal Shareholders."

Forward-Looking Statements

     Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the factors referenced in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and

Results of Operations," "Business," and "Supervision and Regulation." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock that may be offered from time to time by the Selling Shareholders. See "Plan of Distribution; Selling Shareholders." The Company will receive none of the proceeds from the sale of the Common Stock offered hereby by the Selling Shareholders.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997. This information is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this Prospectus.


                                                                                March 31, 1997
                                                                               ----------------
                                                                                (In thousands)

Liabilities
Deposits .....................................................................    $ 181,976
Custodial escrow balances ....................................................       69,440
FHLB borrowings ..............................................................       34,000
Borrowed money ...............................................................       80,197
                                                                                  ---------
       Total .................................................................      365,613

Shareholders' equity
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized; no shares
   outstanding; no shares outstanding as adjusted ............................           --
Common Stock, $0.0001 par value; 50,000,000 shares authorized; 6,681,031
   shares outstanding ........................................................            1
Additional paid-in capital ...................................................       21,983
Retained earnings ............................................................       12,040
                                                                                  ---------

       Total shareholders' equity ............................................       34,024
                                                                                  ---------

       Total capitalization ..................................................    $ 399,637
                                                                                  =========

(1) Excludes an aggregate of (i) 525,000 shares of Common Stock reserved for issuance under the 1996 Amended and Restated Stock Option Plan, (the "1996 Stock Option Plan") including 301,350 shares subject to outstanding options, (ii) 125,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan of Matrix Capital (the "Purchase Plan"), and (iii) 75,000 shares of Common Stock issuable to certain investment banking firms upon exercise of warrants issued to such firms upon consummation of the initial public offering of the Company in October 1996. See "Management--Stock Option Plan," "--Employee Stock Purchase Plan," and "Description of Capital Stock--Certain Warrants."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "MTXC" since the Company's initial public offering in October 1996 at $10.00 per share. The following table sets forth the high and low sales prices of the Common Stock for the periods indicated, as reported by the Nasdaq National Market.


Year Ended December 31, 1996                                   High      Low
----------------------------                                 --------  -------
Fourth Quarter (beginning October 18, 1996) ...............   $15.875  $10.00

Year Ended December 31, 1997
----------------------------
First Quarter .............................................    15.875   11.625
Second Quarter (through June 26, 1997) ....................    14.00    10.375

     On June 26, 1997, the last reported sale price for the Common Stock was $13.50 per share. As of June 15, 1997, the Company had 6,681,031 outstanding shares of Common Stock held by 74 shareholders of record.

     Matrix Capital has not paid any dividends on its Common Stock, except an aggregate of approximately $1,000, $92,000 and $201,000 during 1992, 1993 and 1996, respectively, of which approximately $1,000, $4,000 and $201,000 represented payments made by Vintage prior to its acquisition by the Company (which was accounted for as a pooling of interests). See "Selected Consolidated Financial and Operating Information." The Company expects that it will retain all available earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to dividend policy will be made at the discretion of the Board of Directors of the Company and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant. Under the terms of the Company's 13% Senior Subordinated Notes issued in August 1995 (the "13% Senior Subordinated Notes"), the Company's ability to pay cash dividends to its shareholders is limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the ability of Matrix Financial and Matrix Bank to pay dividends to Matrix Capital may be restricted in certain instances, including covenants under Matrix Financial's existing warehouse facilities. See "Regulation and Supervision" and Note 7 to the consolidated Financial Statements included elsewhere herein.

            SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
                  (Dollars in thousands, except per share data)

     The following table sets forth historical selected financial and other information of the Company as of the dates and for the periods indicated. In February 1997, the Company completed the acquisition of Vintage in a transaction accounted for as a pooling of interests. As a result of the pooling, the historical financial and other information of the Company has been restated to include the financial and other information of Vintage. The balance sheet data as of December 31, 1995 and 1996 and the operating data for the years ended December 31, 1994, 1995, and 1996 have been derived from, and are qualified by reference to, the Consolidated Financial Statements and Notes thereto, which have been audited by Ernst & Young LLP, independent auditors, as indicated in their report included elsewhere herein. The balance sheet and operating data as of March 31, 1996 and 1997 and for the three-month periods then ended and the balance sheet data as of December 31, 1994 and the operations data for the years ended December 31, 1992 and 1993, have been derived from unaudited consolidated financial statements of the Company. The financial data as of December 31, 1992 and for the year then ended reflects the combined operations of United Financial, Matrix Financial and Vintage. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position as of such adjustments, which the Company considers necessary for a fair presentation of its financial position as of such dates and the results of operations and cash flows for such periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The selected financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                      As of and for the
                                                                   Year Ended December 31,
                                                 -----------------------------------------------------------
                                                     1992      1993(1)      1994        1995        1996
                                                    ------    ---------    ------      ------      ------
Operating Data
Net interest income (loss) before provision
  for loan and valuation losses................  $     (551) $      944  $    4,004  $    3,592  $    6,059
Provision for loan and valuation losses........          --          15         216         401         143
                                                 ----------  ----------  ----------  ----------  ----------
Net interest income (loss).....................        (551)        929       3,788       3,191       5,916
Non-interest income:
  Loan administration..........................       6,025       6,427       6,926       7,749       8,827
  Brokerage....................................       1,842       2,132       4,017       4,787       4,364
  Trust services...............................       1,388       1,685       2,488       2,869       3,061
  Gain on sale of loans and mortgage-backed
   securities..................................         546       2,361       1,590       3,272       3,369
  Gain on sale of mortgage servicing rights....         348          38         684       1,164       3,232
  Loan origination(2)..........................          --         221       1,294       2,069       1,561
  Other........................................         377         669         940       1,744       2,173
                                                 ----------  ----------  ----------  ----------  ----------
   Total non-interest income...................      10,526      13,533      17,939      23,654      26,587
Non-interest expense...........................       9,872      12,184      16,593      20,453      26,655
                                                 ----------  ----------  ----------  ----------  ----------
Income (loss) before income taxes..............         103       2,278       5,134       6,392       5,848
Income taxes (benefit)(3)......................          --         404       2,014       2,469       2,278
                                                 ----------  ----------  ----------  ----------  ----------
Net income (loss)..............................  $      103  $    1,874  $    3,120  $    3,923  $    3,570\(4)\
                                                 ==========  ==========  ==========  ==========  ==========
Net income (loss) per common and common
  equivalent share(5)..........................                          $      .69  $      .83  $      .68
Pro forma net income(6)........................  $       62  $    1,367
Pro forma net income per common and common
  equivalent share(6)..........................  $      .01  $      .31
Weighted average common and common
  equivalent shares outstanding................   4,222,093   4,375,843   4,529,593   4,707,221   5,077,040
Cash dividends(12).............................  $        1  $       92  $       --  $       --  $      201


Balance Sheet Data
Total assets...................................  $   10,923  $   96,553  $  113,597  $  186,313  $  274,559
Total loans (excluding allowance for loan and
  valuation losses)............................         497      77,034      90,068     147,608     213,400
Allowance for loan and valuation losses........          --         538         728         943       1,039
Nonperforming loans(7).........................          --         853       3,314       5,538       3,903
Mortgage servicing rights......................       6,200       1,818       6,183      13,817      23,680
Foreclosed real estate(7)......................          69         726         543         835         788
Deposits.......................................          --      45,517      41,910      48,877      90,179
Custodial escrow balances......................          --      31,794      24,687      27,011      37,881
FHLB borrowings................................          --          --      14,600      19,000      51,250
Borrowed money.................................       5,347       8,791      18,438      65,093      42,431
Total shareholders' equity.....................       1,754       3,534       6,662      10,686      32,270


                                                      As of and for the
                                                         Three Months
                                                        Ended March 31,
                                                   -------------------------
                                                    1996               1997
                                                   ------             ------
Operating Data
Net interest income (loss) before provision
  for loan and valuation losses................  $    1,130         $    2,350
Provision for loan and valuation losses........          33                 92
                                                 ----------         ----------
Net interest income (loss).....................       1,097              2,258
Non-interest income:
  Loan administration..........................       2,140              3,982
  Brokerage....................................         684              1,137
  Trust services...............................         779                879
  Gain on sale of loans and mortgage-backed
   securities..................................         436                118
  Gain on sale of mortgage servicing rights....          --              1,411
  Loan origination(2)..........................        (301)               641
  Other........................................         398                775
                                                 ----------         ----------
   Total non-interest income...................       4,136              8,943
Non-interest expense...........................       5,251              8,326
                                                 ----------         ----------
Income (loss) before income taxes..............         (18)             2,875
Income taxes (benefit)(3)......................         (14)             1,121
                                                 ----------         ----------
Net income (loss)..............................  $       (4)\(4)\   $    1,754\(4)\
                                                 ==========         ==========
Net income (loss) per common and common
  equivalent share(5)..........................  $     (.01)        $      .26
Pro forma net income(6)........................
Pro forma net income per common and common
  equivalent share(6)..........................
Weighted average common and common
  equivalent shares outstanding................   4,668,531          6,748,145
Cash dividends(12).............................  $       66         $       --


Balance Sheet Data
Total assets...................................  $  255,232         $  422,292
Total loans (excluding allowance for loan and
  valuation losses)............................     213,875            320,633
Allowance for loan and valuation losses........         981              1,144
Nonperforming loans(7).........................       4,433              2,945
Mortgage servicing rights......................      14,054             38,450
Foreclosed real estate(7)......................       1,124                853
Deposits.......................................      55,211            181,976
Custodial escrow balances......................      28,433             69,440
FHLB borrowings................................      51,700             34,000
Borrowed money.................................      84,264             80,197
Total shareholders' equity.....................      10,616             34,024



                                                                                                                As of and for the
                                                                     As of and for the                            Three Months
                                                                  Year Ended December 31,                        Ended March 31,
                                              ------------------------------------------------------------     ---------------------
                                                1992        1993(1)       1994         1995         1996         1996         1997
                                               ------      ---------     ------       ------       ------       ------       ------
Operating Ratios and Other Selected Data
Return on average assets(8)(13)............      .95%        5.30%        3.13%        2.59%        1.69%        (.01)%       2.07%
Return on average equity(8)(13)............     5.12        73.26        57.06        47.62        24.30         (.15)       21.05
Average equity to average assets(8)........    18.45         7.24         5.49         5.44         6.97         5.73         9.86
Net interest margin(8)(9)(13)..............       --         4.15         4.64         2.84         3.45         2.81         3.58
Operating efficiency ratio(10).............    98.97        84.25        76.37        76.19        82.01       100.34        74.33
Total amount of loans purchased............ $     --   $   32,231   $   80,048   $   91,774   $  159,015   $   50,678   $  106,330
Balance of owned servicing portfolio
 (end of period)........................... $855,506   $1,007,286   $1,041,785   $1,596,385   $2,505,036   $1,732,642   $3,499,600
Trust assets under administration
 (end of period)........................... $521,945   $  655,750   $  750,186   $  952,528   $1,162,231   $1,012,084   $1,206,600
Wholesale loan origination volume.......... $     --   $  126,200   $  183,130   $  388,937   $  583,279   $  231,488   $   95,545

Loan Performance Ratios
Nonperforming loans/total loans(7).........       --%        1.11%        3.68%        3.75%        1.83%        2.07%         .92%
Nonperforming assets/total assets(7).......       --         1.64         3.40         3.42         1.89         2.18         1.03
Net loan charge offs/average loans(8)(13)..       --         0.18         0.03         0.15         0.03           --         (.01)
Allowance for loan and valuation losses/
   total loans(11).........................       --         0.70         0.81         0.64         0.49         0.46         0.36
Allowance for loan  and valuation losses/
   nonperforming loans(11).................       --        63.07        21.97        17.03        26.62        22.13        38.85

----------
(1) The Company acquired all of the outstanding capital stock of Matrix Bank on September 23, 1993. The operations of Matrix Bank have been included in the consolidated operations of the Company from the date of acquisition.
(2) On January 1, 1995, the Company adopted FAS 122. Since FAS 122 prohibits retroactive application, the historical accounting results for 1995 and 1996 are not directly comparable to the results for prior periods.
(3) Prior to the formation of Matrix Capital in June 1993, Matrix Financial and United Financial had elected for certain periods to be taxed under the provisions of subchapter "s" of the Code and accordingly did not pay income taxes on their respective earnings; instead the shareholders of Matrix Financial and United Financial were liable for such taxes. As a result, there is no income tax provision for earnings during the periods in which subchapter "s" treatment had been elected.
(4) See "Management's Discussion and Analysis of Financial Condition and of Operations--Comparison of Results of Operations for the Three Months Ended March 31, 1997 and 1996--Loan Origination" for a discussion of the impact on net income of a secondary marketing loss incurred in March 1996.
(5) Net income per common and common equivalent share is based on the weighted average number of common shares outstanding during each period and the dilutive effect, if any, of stock options and warrants outstanding. There are no other dilutive securities.
(6) Pro forma net income and pro forma net income per share are presented for periods in which the Company was not a taxable entity as a result of its subchapter "s" election. The pro forma net income assumes an effective tax rate of 40%. Pro forma net income per share is computed by dividing pro forma net income by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the year.
(7) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Nonperforming Assets" for a discussion of the impact of certain bulk purchases of mortgage loan portfolios on the level of nonperforming loans and foreclosed real estate, and the effect of repurchasing sub-prime automobile loans.
(8) Calculations are based on average daily balances where available, and monthly averages otherwise.
(9) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(10) The operating efficiency ratio has been calculated by dividing non-interest expense by operating income (net interest income plus non-interest income).
(11) The allowance for loan and valuation losses does not include a $600,000 liability reserve account at December 31, 1996 and March 31, 1997 to cover potential losses associated with sub-prime auto loans repurchased by Matrix Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management-- Nonperforming Assets."
(12) The years 1992 and 1996 are cash dividends paid by the pooled company prior to its acquisition. The dividend paid in 1993 represents $88,000 from the Company and $4,000 from the pooled company prior to its acquisition.

(13) Ratios for the three months ended March 31, 1996 and 1997 have been calculated on an annualized basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following management's discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding "Selected Consolidated Financial and Operating Information." Additionally, the Company's Consolidated Financial Statements and the Notes thereto, as well as other data included in this Prospectus, should be read and analyzed in combination with the analysis below.

General

     The Company's principal activities consist of the purchase and sale of portfolios of mortgage loans and mortgage servicing rights, administration of portfolios of mortgage loans, consulting and brokerage activities involving mortgage loan servicing, deposit generation, and administration of self-directed trust accounts. These activities are conducted through the Company's wholly owned subsidiaries, Matrix Financial, United Financial, Matrix Bank, and Sterling Trust. More recently, the Company commenced real estate management and disposition services, risk management services, and its trust company activities through its wholly owned subsidiaries, USS, UCM, and Sterling Trust, respectively. While USS and UCM have not generated material amounts of revenue or expenses during their limited operating history, management anticipates that they will make a larger contribution to the Company's revenues and expenses in the future.

     The principal components of the Company's revenues consist primarily of net interest income recorded by Matrix Bank and Matrix Financial, loan administration fees generated by Matrix Financial, brokerage fees realized by United Financial, loan origination fees and gains on sales of mortgage loans and mortgage servicing rights generated by Matrix Financial and Matrix Bank, and trust service fees generated by Sterling Trust. The Company's results of operations are influenced by changes in interest rates and the effect of these changes on the volume of loan originations, mortgage loan prepayments, and the value of mortgage servicing portfolios. See "Risk Factors--Potential Adverse Impact of Fluctuating Interest Rates."

History

     The Company was formed in June 1993 when the founding shareholders of two of its Subsidiaries, Matrix Financial and United Financial, exchanged all of the outstanding capital stock of those two entities for shares of the Company in a series of transactions that were each accounted for as a pooling of interests. As a result, the Company's financial results for 1993 reflect a full 12 months of operations for Matrix Financial and United Financial. Prior to the acquisition of Matrix Financial and United Financial by the Company in 1993, Matrix Financial and United Financial were operated as independent subchapter "s" corporations.

     In September 1993, the Company acquired Matrix Bank, formerly named Dona Ana Savings Bank, FSB, and Dona Ana Savings and Loan Association, FSB. The acquisition was accounted for using the purchase method of accounting and all of the assets and liabilities were recorded at their estimated fair value as of the date of acquisition. The Company's consolidated financial results for 1993, therefore, reflect only three months of operations for Matrix Bank.

     In June 1995, the Company formed USS. The financial results for USS for the year ended December 31, 1996 and for the three months ended March 31, 1997 have provided minimal revenue, as such periods have been utilized primarily to develop marketing material and establish investor relationships.

     In December 1996, the Company formed UCM. The financial results to date reflect a start-up operation with no revenue. All efforts to date have focused on completion of the financial hedging models, the development of marketing material, and the establishment of a customer base. No investors have entered into service agreements with UCM as of the date hereof.

     In February 1997, the Company acquired Vintage. The acquisition was accounted for as a pooling of interests and, accordingly, no goodwill was recorded and the consolidated financial statements of the Company for the prior periods have been restated.

Relationships Among the Subsidiaries

     Management believes that the synergies within the Company's corporate structure, and the opportunities resulting from those synergies, make the Company unique in the financial services industry. United Financial, which is primarily a broker of mortgage servicing rights and a consultant to the mortgage banking industry, provides significant benefits to certain of the other Subsidiaries. Through United Financial's daily contact with businesses in the mortgage banking industry, Matrix Financial is able to gain insight into the mortgage banking industry in which it competes. For example, although Matrix Financial does not buy mortgage servicing rights brokered by United Financial in competitive bid situations, United Financial provides market intelligence to Matrix Financial as to the current market for the purchase and sale of mortgage loan servicing rights in the secondary market, including the buyers and sellers in the marketplace at any given time. United Financial also provides Matrix Financial with mortgage loan servicing valuation capabilities, puts Matrix Financial in direct contact with sellers of servicing portfolios, and apprises Matrix Financial of the emerging trends in the industry. All mortgage loan servicing rights that are sold by the Company are brokered through United Financial, which allows all brokerage fees paid by Matrix Financial to be retained within the Company.

     Management believes that United Financial's affiliation with Matrix Bank provides both Matrix Bank and United Financial with a competitive advantage. United Financial provides Matrix Bank with market contacts for the purchase of mortgage loan portfolios that it may not otherwise have identified. The most significant advantage for both companies, however, is the financing opportunities that United Financial is able to refer to Matrix Bank directly from United Financial's clients. The opportunity for United Financial to refer its clients to an affiliate for financing provides Matrix Bank with an increased pipeline of lending opportunities and enables United Financial to provide more comprehensive services than many of its competitors.

     United Financial's affiliation with USS provides both companies with significant benefits. Disposition of foreclosed real estate on an outsourced basis through USS is another service that United Financial can provide its clients. Management considers the referrals and contacts that United Financial provides USS to be a marketing advantage that has allowed USS to develop a client base more quickly than it could have otherwise. In addition, Matrix Financial outsources all of the disposition of foreclosed real estate that it services to USS. This affiliation with USS allows Matrix Financial to reduce its overhead and has turned the disposition function from a net cost to the Company into a revenue producer.

     Another strategic affiliation within the Company is the one that exists between Matrix Financial and Matrix Bank. Prior to the acquisition of Matrix Bank, the custodial escrow deposits related to Matrix Financial's mortgage loan servicing portfolio were used as compensating balances with the Company's warehouse lenders, which reduced the interest rate on the amounts outstanding under the warehouse lines of credit to the extent of the compensating balances or the Company's loan balances outstanding, whichever was less. The benefit of the custodial escrow deposits, therefore, was limited to the amounts outstanding under the warehouse lines and the reduction in interest negotiated for the use of these compensating balances. Since its acquisition, Matrix Bank has acted as the depository institution for all of Matrix Financial's custodial escrow deposits. This relationship allows the Company to derive the full benefit from these custodial escrow deposits. The deposits are invested in interest-earning residential mortgage loans at returns greater than historically had been realized by depositing these sums as compensating balances with the Company's warehouse lenders. Prior to the acquisition of Matrix Bank, Matrix Financial also purchased and sold bulk residential mortgage loan packages, a function that is now handled primarily through Matrix Bank. This activity was previously limited due to the lack of availability and expensive cost of the short-term financing needed to purchase and carry such portfolios. If financing was not available, Matrix Financial attempted to arrange the simultaneous purchase and sale of the same portfolio. Transactions executed in this manner prohibited the Company from earning interest income during the period between the purchase and corresponding sale, and also resulted in an inefficient execution on the purchase and sale. With Matrix Bank's funding capabilities, the Company is able to react to mortgage loan purchase opportunities more quickly, and once the mortgage loan portfolio has been purchased, the Company is able to hold the portfolio at lower cost than would otherwise be possible.

     In addition to servicing its own portfolio of mortgage servicing rights, Matrix Financial performs the servicing function for all of Matrix Bank's mortgage servicing portfolio. Because of the economies of scale achieved with Matrix Financial's management information systems and its experience in the servicing industry, management believes that these loans are serviced more efficiently and at less cost than could normally be achieved by an institution of Matrix Bank's size. Moreover, Matrix Financial's expertise in the servicing arena facilitates the purchase by Matrix Bank of bulk loan portfolios throughout the country.

     Matrix Financial's servicing portfolio includes mortgage loans owned by more than 200 private investors. Matrix Financial routinely contacts these investors to determine their interest in selling their loan portfolios. In those instances where a private investor expresses interest in selling a loan portfolio, Matrix Financial is able to make a referral to Matrix Bank. In many cases, this referral allows Matrix Bank to purchase loans without having to participate in a competitive bid process. In addition, with Matrix Financial acting as servicer for these loan portfolios, Matrix Bank is able to perform due diligence on the portfolios more efficiently and at a lower cost than transactions executed in the open market.

     United Financial's affiliation with UCM provides both companies with significant benefits. The relationships and contacts of United Financial provide a resource for UCM to present the risk management services it provides. The opportunities for United Financial to refer its clients to an affiliate for risk management and hedging activities provides another service to its clients to further strengthen the relationship. Both United Financial and UCM provide services that relate to analysis of servicing portfolios. Since accurate and timely data is critical in assisting a client, the sharing of information allows two companies an opportunity to provide professional advice and execution without duplicating the clients efforts in providing the necessary information.

     Another strong affiliation exists between Sterling Trust and Matrix Bank. At March 31, 1997, Sterling Trust had trust assets under administration in excess of $1.2 billion. Historically, approximately 6% to 8% of the assets under administration have been maintained in interest-earning deposits. In February 1997, Sterling Trust moved approximately $80.0 million of deposits from a third-party institution to Matrix Bank.

Comparison of Results of Operations for the Three Months Ended March 31, 1997 and 1996

     Net Income; Return on Average Equity. Net income increased to $1.8 million for the period ended March 31, 1997, as compared to a $4,000 loss for the period ended March 31, 1996. Return on average equity increased to 21.05% for the period ended March 31, 1997, as compared to a negative return of (0.15)% for the period ended March 31, 1996, both on an annualized basis. The increase in return on average equity was due to the increase in net income for the first quarter of 1997, as compared to the loss in 1996 created by the $1.9 million secondary marketing loss recognized in the first quarter of 1996. See "--Loan Origination."

     Net Interest Income. The Company's earnings depend, in part, upon the level of its net interest income. Net interest income is the difference between interest income, principally derived from the Company's loan portfolios, and interest expense, principally derived from customer deposits and Company borrowings. Changes in net interest income result primarily from changes in volume and spread. Volume refers to the average dollar amount of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest income before provision for loan and valuation losses increased $1.2 million, or 108.0%, to $2.3 million for the period ended March 31, 1997, as compared to $1.1 million for the period ended March 31, 1996. The increase was attributable to positive increases in the net interest margin and volume of interest-earning assets. The Company's net interest margin increased to 3.58% for the period ended March 31, 1997, as compared to 2.81% for the period ended March 31, 1996. This change was attributable to the decrease in the Company's cost of interest-bearing liabilities, which declined to 5.83% for the period ended March 31, 1997, as compared to 7.02% for the quarter ended March 31, 1996, netted against a decrease in the yield on interest-earning assets, which decreased to 8.37% for the period ended March 31, 1997, as compared to 9.31% for the period ended March 31,1996. The decrease in the Company's yield on interest-earning assets was related to the yield on loans (net), which was primarily attributable to a decrease in the amortization and payoff of loans that had significant discounts associated therewith in first quarter 1996. The decrease in the cost of interest-bearing liabilities was attributable to the lower cost of borrowed funds and additional no cost or low cost deposits. The Company's average interest-earning assets increased $101.5 million, or 63.1%, to $262.6 million for the period ended March 31, 1997, as compared to $161.1 million for the period ended March 31, 1996. This increase was attributable primarily to the increase in the deposits associated with the additional mortgage servicing custodial escrow balances and the deposits directed from Sterling Trust. For a tabular presentation of the changes in net interest income due to changes in volume of interest-earning assets and changes in interest rates, see "--Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes."

     Provision for Loan and Valuation Losses. The provision for loan and valuation losses is an amount charged to expense to provide for estimated losses that may occur in the future on existing loans. In order to determine the amount of the provision, the Company conducts a monthly review of its loan portfolio and a quarterly evaluation of the adequacy of its valuation reserves. This systematic evaluation includes an allocation of the valuation reserve to each loan category, based on pre-determined loss reserve factors. For example, a higher loss reserve factor is applied against commercial real estate loans than against residential loans. Within each loan category, the loans are further stratified by delinquency. Loss reserve factors are higher for delinquent loans. This evaluation also takes into consideration current economic and market conditions, loan portfolio growth, monthly loan losses and recoveries, changes in non-performing loans, and the current loan collateral values. Provision for loan and valuation losses increased $59,000, or 178.8%, to $92,000 for the period ended March 31, 1997, as compared to $33,000 for the period ended March 31, 1996. This increase was primarily attributable to the increase in the dollar amount of loans held for sale. For a discussion of the Company's allowance for loan and valuation losses as it relates to nonperforming assets, see "--Asset and Liability Management--Nonperforming Assets."

     Loan Administration. Loan administration fees represent service fees and other income earned from servicing loans for various investors. Loan administration fees include service fees that are based on a contractual percentage of the outstanding principal balance on loans serviced plus late fees and other ancillary charges. Income is recognized when the related payments are received. Loan administration fees increased $1.9 million, or 86.1%, to $4.0 million for the period ended March 31, 1997, as compared to $2.1 million for the period ended March 31, 1996. Loan administration fees are affected by factors that include the size of the Company's residential mortgage loan servicing portfolio, the servicing spread, the timing of payment collections, and the amount of ancillary fees collected. This increase was primarily attributable to the increase in the average outstanding principal balance underlying the Company's mortgage servicing rights portfolio for the period ended March 31, 1997, as compared to the period ended March 31, 1996. The mortgage loan servicing portfolio increased by $1.8 billion, or 105.9%, to $3.5 billion for the period ended March 31, 1997, as compared to $1.7 billion for the period ended March 31, 1996.

     Brokerage Fees. Brokerage fees increased $453,000, or 66.2%, to $1.1 million for the period ended March 31, 1997, as compared to $684,000 for the period ended March 31, 1996. This increase was a direct result of the amount of the residential mortgage servicing portfolio's brokered by United Financial in the first quarter of 1997, as compared to the same period for 1996. The amount of servicing brokered during the first quarter of 1996 was lower than normal, as mortgage banking firms and financial institutions deferred servicing sales pending their review of the impact of FAS 122 on their operations. See "Supervision and Regulation--Federal Savings Bank Operations--FAS122."

     Trust Services Fees. Trust services fees increased $100,000, or 12.8%, to $879,000 for the quarter ended March 31, 1997, as compared to $779,000 for the first quarter of 1996. This increase was associated primarily with the growth in both accounts and assets under administration at Sterling Trust.

     Gain on Sale of Loans. Gain on the sale of loans decreased $318,000, or 72.9%, to $118,000 for the period ended March 31, 1997, as compared to $436,000 for the period ended March 31, 1996. Gain on sale of loans can fluctuate significantly from quarter to quarter based on a variety of factors, such as the current interest rate environment, the supply of loan portfolios in the market, the mix of loan portfolios available in the market, the type of loan portfolios the Company purchases, and the particular loan portfolios the Company elects to sell. The decrease was primarily attributable to the mix and amount of the loan portfolio that the Company sold. The Company's strategy has been and will continue to be to match its purchases and sales while managing its desired growth. The strategy of matching the Company's purchases and sales while growing the assets of Matrix Bank allows the Company to leverage Matrix Bank's capital and increase the net interest income. See "Business--Purchase and Sale of Bulk Loan Portfolios."

     Gain on Sale of Mortgage Servicing Rights. Gain on the sale of mortgage servicing rights increased to $1.4 million for the period ended March 31, 1997, while none were sold for the period ended March 31, 1996. In terms of aggregate outstanding principal balances of mortgage loans underlying such servicing rights, the Company sold $503.8 million in purchased GNMA mortgage servicing rights for the period ended March 31, 1997. The sale in 1997 was consummated to provide the Company with the opportunity to diversify its servicing portfolio and generate earnings.

     Loan Origination. Loan origination income includes all mortgage loan origination fees, secondary marketing activity on new loan originations, and servicing released premiums on new originations sold, net of outside origination costs. Loan origination income increased $942,000 to $641,000 for the period ended March 31, 1997, as compared to a loss of $301,000 for the period ended March 31, 1996. The first quarter 1996 loss was caused by a $1.9 million secondary marketing loss in March 1996 that was attributable to the failure of a former officer of Matrix Financial to adhere to the established hedging policies. As a result, certain closed loans were not adequately hedged, resulting in a $1.9 million loss when interest rates increased dramatically in March 1996, thereby causing the funded loans and pipeline commitments to decline in market value. Had the policies been followed, the Company would still have recognized a loss, albeit significantly smaller, since it is difficult for the Company to be completely hedged when interest rates change rapidly and significantly. Wholesale residential mortgage loan production during the quarter ended March 31, 1997 declined $135.9 million, or 58.7%, to $95.5, million as compared to $231.5 million for the period ended March 31, 1996, primarily due to an unusually active residential lending market during the first quarter of 1996.

     The Company has implemented several management and reporting changes to help ensure that the hedging policies established by Matrix Financial's board of directors are adhered to, so as to mitigate secondary marketing losses in volatile interest rate markets. The management and reporting changes were made in two major areas. First, the Company reorganized the reporting structure for the production division related to the Company's secondary marketing activities. A new Chief Lending Officer was hired to manage loan production and the related operations for Matrix Financial, and a new secondary marketing manager was hired to focus specifically on managing the interest rate risk of this business line. Second, the Company developed and implemented additional policies and procedures for production and secondary marketing activities to decrease the interest rate risk exposure of the Company.

     The Company also divided the reporting hierarchy for the production and secondary marketing responsibilities, thus reducing the production pressures on secondary marketing and allowing the Company to focus specifically on interest rate risk management. The secondary marketing department has been relocated from Atlanta to Phoenix and it reports directly to the finance division of Matrix Financial. The reorganization and centralization of the secondary marketing department has been supplemented by the development of more formalized pipeline, interest rate risk management, and hedging policies and procedures to further reduce secondary marketing risks. The secondary marketing manager provides daily analysis of loan pipeline, hedge positions, and mark-to-market valuations to insure the Company's hedging policies are being followed. This analysis is reviewed daily by the Chief Financial Officer of Matrix Financial and a weekly summary is provided to the executive officers of Matrix Capital. New procedures and policies regarding the establishment of customers' interest rates on pipeline loans (an "interest rate lock"), interest rate lock tracking, and authorizations for interest rate lock extensions and pricing exceptions have been implemented. With these changes, the Company believes it has reduced the risk of significant secondary marketing losses such as the one experienced in March 1996.

     Noninterest Expense. Noninterest expense increased $3.0 million, or 58.6%, to $8.3 million for the period ended March 31, 1997, as compared to $5.3 million for the period ended March 31, 1996. This increase was primarily due to the sub-servicing expenses related to acquired mortgage servicing portfolios, a new operating subsidiary, an operating subsidiary not fully operational in the first quarter of 1996, and additional expenses related to the discontinuance of one operating subsidiary that originated sub-prime automobile loans. The following table details the major components of non-interest expense for the periods indicated:

                                                                  Three Months
                                                                 Ended March 31,
                                                              ----------------------
                                                                 1996        1997
                                                              ----------------------
                                                                  (In thousands)
      Compensation and employee benefits..................... $  2,827    $  3,461

      Amortization of mortgage servicing rights..............      501       1,527

      Occupancy and equipment................................      414         501

      Professional fees......................................      100         200

      Data processing........................................      153         152

      Other general and administrative.......................    1,256       2,485
                                                               -------     -------
                       Total................................. $  5,251       8,326
                                                               =======     =======

     Compensation and employee benefits increased $634,000, or 22.4%, to $3.5 million for the period March 31, 1997, as compared to $2.8 million for the period ended March 31, 1996. This increase was the result of the continued expansion of the Company's business lines in 1997, which included the opening of one new branch of Matrix Bank in late 1996, the addition of one new subsidiary that will focus on providing risk management services to institutional clients, and the increased amount of residential mortgage servicing portfolios brokered (employees are compensated on a commission basis). The Company had an increase of 44 employees, or 18.7%, to 279 employees at period end March 31, 1997, as compared to 235 employees at period end March 31, 1996.

     Amortization of mortgage servicing rights increased $1.0 million, or 204.8%, to $1.5 million for the period ended March 31, 1997, as compared to $501,000 for the period ended March 31, 1996. Amortization of mortgage servicing rights fluctuates based on the size of the Company's mortgage servicing portfolio and the prepayment rates experienced with respect to the underlying mortgage loan portfolio. The Company's portfolio increased to $3.5 billion at March 31, 1997, as compared to $1.7 billion at March 31, 1996.

     The remainder of noninterest expense, which includes occupancy and equipment expenses, professional fees, data processing costs, and other expenses, increased $1.4 million, or 73.6%, to $3.3 million for the period ended March 31, 1997, as compared to $1.9 million for the period ended March 31, 1996. The increase was primarily attributable to the sub-servicing expenses related to the acquired mortgage servicing portfolios, expansion of both existing and new business lines, and an additional charge for the disposition of the sub-prime automobile loan subsidiary.

     Provision for Income Taxes. Provision for income taxes increased $1.1 million to $1.1 million for the period ended March 31, 1997, as compared to a $14,000 benefit for the year period March 31, 1996. The increase was due to the increase in pre-tax income.

Comparison of Results of Operations for the Years Ended December 31, 1996 and
1995

     Net Income; Return on Average Equity. Net income decreased $353,000, or 9.0%, to $3.6 million for the year ended December 31, 1996, as compared to $3.9 million for the year ended December 31, 1995. Return on average equity decreased to 24.3% for the year ended December 31, 1996, as compared to 47.6% for the year ended December 31, 1995. The decrease in return on average equity was primarily due to the Company's policy of retaining all of its earnings and the issuance of 2,012,500 shares of additional stock as part of its initial public offering in the fourth quarter, both of which increased its capital base, as well as the reserve for the probable settlement of certain outstanding litigation, the first quarter 1996 secondary marketing loss, a one-time expense of $450,000 (pre-tax) for the SAIF assessment, the reserve for the probable settlement of certain outstanding litigation, and the recourse losses related to the sub-prime automobile retail installment contracts repurchased by a subsidiary of Matrix Bank. See "--Loan Origination," "--Asset Liability Management--Nonperforming Assets," and "Business--Legal Proceedings."

     Net Interest Income. Net interest income before provision for loan and valuation losses increased $2.5 million, or 68.7%, to $6.1 million for the year ended December 31, 1996, as compared to $3.6 million for the year ended December 31, 1995. The increase for the year ended December 31, 1996 was attributable to the increase in the Company's yield on interest earning assets, which increased to 9.43% for the year ended December 31, 1996, as compared to 8.54% for the year ended December 31, 1995, and a decrease in the cost of interest-bearing liabilities, which decreased to 6.59% for the year ended December 31, 1996, as compared to 7.14% for the year ended December 31, 1995. The increase in the Company's yield on interest-earning assets was primarily attributable to an increase in the yield on the Company's adjustable rate loan portfolio, the amortization and payoffs of loans that had significant discounts, and the origination of higher yielding consumer loans. The decrease in the cost of interest-bearing liabilities was attributable to the lower cost of borrowed funds. The Company's net interest margin increased to 3.45% for the year ended December 31, 1996, as compared to 2.84% for the year ended December 31, 1995. The Company's average interest-earning assets increased $49.0 million, or 38.8%, to $175.4 million for the year ended December 31, 1996, as compared to $126.4 million for the year ended December 31, 1995. This increase was attributable primarily to the increase in the size of the Company's loan portfolio held for sale. For a tabular presentation of the changes in net interest income due to changes in volume of interest-earning assets and changes in interest rates, see "--Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes."

     Provision for Loan and Valuation Losses. Provision for loan and valuation losses decreased $258,000, or 64.3%, to $143,000 for the year ended December 31, 1996, as compared to $401,000 for the year ended December 31, 1995. This decrease was primarily attributable to the improvement in the portion of the Company's residential loan portfolio classified as non-accrual. For a discussion of the Company's allowance for loan and valuation losses as it relates to nonperforming assets, see "--Asset and Liability Management-- Nonperforming Assets."

     Loan Administration. Loan administration fees increased $1.1 million, or 13.9%, to $8.8 million for the year ended December 31, 1996, as compared to $7.7 million for the year ended December 31, 1995. This increase was primarily attributable to the increase in the average outstanding principal balance underlying the Company's mortgage servicing rights portfolio for the year ended December 31, 1996, as compared to the year ended December 31, 1995. Loan administration fees are affected by factors that include the size of the Company's residential mortgage loan servicing portfolio, the servicing spread, the timing of payment collections, and the amount of ancillary fees collected. The mortgage loan servicing portfolio owned increased by $908.7 million, or 56.9%, to $2.5 billion for the year ended December 31, 1996, as compared to $1.6 billion for the year ended December 31, 1995, with the majority of the increase occurring in the fourth quarter of 1996.

     Brokerage Fees. Brokerage fees decreased $423,000, or 8.8%, to $4.4 million for the year ended December 31, 1996, as compared to $4.8 million for the year ended December 31, 1995. This decrease was a direct result of the amount of the residential mortgage servicing portfolios brokered by United Financial. The balance of residential mortgage servicing portfolios brokered by United Financial, measured in terms of aggregate unpaid principal balances on the underlying loans, decreased $6.2 billion, or 19.0%, to $26.4 billion the year ended December 31, 1996, as compared to $32.6 billion for the year ended December 31, 1995. The decrease was primarily due to the amount of servicing brokered in the first quarter of 1996, as mortgage banking firms and financial institutions deferred servicing sales pending their review of the impact of FAS 122 on their portfolios.

     Trust Services Fees. Trust services fees increased $192,000, or 6.7%, to $3.1 million for the year ended December 31, 1996, as compared to $2.9 million for the year ended December 31, 1995. The increase in fee income is related to increases in both assets under administration and the number of accounts being serviced.

     Gain on Sale of Loans and Mortgage Backed Securities. Gain on the sale of loans and mortgage-backed securities increased $97,000, or 3.0%, to $3.4 million the year ended December 31, 1996, as compared to $3.3 million for the year ended December 31, 1995. Gain on sale of loans can fluctuate significantly from quarter to quarter and from year to year based on a variety of factors, such as the current interest rate environment, the supply of loan portfolios in the market, the mix of loan portfolios available in the market, the type of loan portfolios the Company purchases, and the particular loan portfolios the Company elects to sell. The Company's strategy has been and will continue to be to match its purchases and sales while managing its desired growth.

     Gain on Sale of Mortgage Servicing Rights. Gain on the sale of mortgage servicing rights increased $2.0 million, or 177.7%, to $3.2 million for the year ended December 31, 1996, as compared to $1.2 million for the year ended December 31, 1995. In terms of aggregate outstanding principal balances of mortgage loans underlying such servicing rights, the Company sold $646.0 million in purchased mortgage servicing rights for the year ended December 31, 1996, as compared to $31.8 million for the year ended December 31, 1995. A portion of the servicing rights sold in 1996 pertained to mortgage servicing portfolios that the Company combined with the related loan participation interests and then sold as one asset. The servicing portfolio sold in 1995 consisted of loans with non-standard payment accrual methodologies, including the Rule of 78's and daily simple interest accruals, and were secured by second liens. The sales in 1996 were consummated primarily to generate additional cash flow in order to acquire more desirable residential servicing portfolios and to generate revenues.

     Loan Origination. Loan origination income decreased $508,000, or 24.6%, to $1.6 million for the year ended December 31, 1996, as compared to $2.1 million for the year ended December 31, 1995, even though the Company experienced an increase in wholesale residential mortgage loan production of $194.4 million, or 50.0%, to $583.3 million for the year ended December 31, 1996, as compared to $388.9 million for the year ended December 31, 1995. This decrease was primarily attributable to the $1.9 million secondary marketing loss that occurred in March 1996.

     Noninterest Expense. Noninterest expense increased $6.2 million, or 30.3% to $26.7 million for the year ended December 31, 1996, as compared to $20.5 million for the year ended December 31, 1995. This increase was primarily due to the one-time SAIF assessment of $450,000 (pre-tax), reserve for the probable settlement of certain outstanding litigation, expenses related to new operating subsidiaries, and expenses related to the operating loss and recourse losses on sub-prime automobile installment contracts sold by a subsidiary of Matrix Bank and the ceasing of its operations in December 1996. The following table details the major components of noninterest expense for the periods indicated:

                                                                Year Ended
                                                               December 31,
                                                          ----------------------
                                                             1995        1996
                                                          ----------  ----------
                                                              (In thousands)
  Compensation and employee benefits..................    $   10,527  $   12,722
  Amortization of mortgage servicing rights...........         1,817       2,432
  Occupancy and equipment.............................         1,451       1,776
  Professional fees...................................           783         666
  Data processing.....................................           560         642
  Other...............................................         5,315       8,417
                                                           ---------   ---------
       Total..........................................    $   20,453  $   26,655
                                                           =========   =========

     Compensation and employee benefits increased $2.2 million, or 20.9%, to $12.7 million for the year ended December 31, 1996, as compared to $10.5 million for the year ended December 31, 1995. This increase was the result of the expansion of the Company's business lines in 1996, including the opening of two new branches of Matrix Bank, the formation of two new operating subsidiaries, and the increased amount of wholesale mortgage loan originations (employees in the mortgage loan origination area are typically compensated on a commission basis). The Company had an increase of 34 employees, or 15.0%, to 260 employees at year end December 31, 1996, as compared to 226 employees at year end December 31, 1995.

     Amortization of mortgage servicing rights increased $615,000, or 33.8%, to $2.4 million for the year ended December 31, 1996, as compared to $1.8 million for the year ended December 31, 1995. Amortization of mortgage servicing rights fluctuates based on the size of the Company's mortgage servicing portfolio and the prepayment rates experienced with respect to the underlying mortgage loan portfolio.

     The remainder of noninterest expense, which includes occupancy and equipment expenses, professional fees, data processing costs, and other expenses, increased $3.4 million, or 41.8%, to $11.5 million for the year ended December 31, 1996, as compared to $8.1 million for the year ended December 31, 1995. The increase was primarily attributable to the reserve for the probable settlement of certain outstanding litigation (approximately $600,000), recourse losses on automobile installment contracts sold by a subsidiary of Matrix Bank and the ceasing of its operations in December 1996 (approximately $600,000), the one-time SAIF assessment ($450,000), expansion of both existing and new business lines, the formation of two operating subsidiaries, and the opening of two bank branches.

     Provision for Income Taxes.  Provision for income taxes decreased
$191,000, or 7.7%, to $2.3 million for the year ended December 31, 1996, as compared to $2.5 million for the year ended December 31, 1995. The decrease was due to the decline in pre-tax income. The two periods had comparable effective income tax rates of 39.0% and 38.6%, respectively.

Comparison of Results of Operations for the Years Ended December 31, 1995 and
1994

     Net Income; Return on Average Equity. Net income increased $803,000, or 25.7%, to $3.9 million for the year ended December 31, 1995, as compared to $3.1 million for the year ended December 31, 1994. Return on average equity decreased to 47.6% for the year ended December 31, 1995, as compared to 57.1% for the year ended December 31, 1994. The decrease in return on average equity was primarily due to the Company's policy of retaining all of its earnings, which increased the Company's equity base.

     Net Interest Income. Net interest income before provision for loan and valuation losses decreased $412,000, or 10.3%, to $3.6 million for the year ended December 31, 1995, as compared to $4.0 million for the year ended December 31, 1994. The decrease for the year ended December 31, 1995 was attributable primarily to the increase in the Company's cost of interest-bearing liabilities, which increased to 7.14% for the year ended December 31, 1995, as compared to 5.16% for the year ended December 31, 1994. The increase in the cost of interest-bearing liabilities was primarily related to borrowings used to fund the increase in the mortgage loan originations. The Company's mortgage loan originations are funded through borrowings based on short-term interest rates. The interest rate spread between short-term interest rates and long-term interest rates generally was lower during the year ended December 31, 1995, as compared to the year ended December 31, 1994. The decrease occurred primarily because the cost of interest-bearing liabilities increased more rapidly than the yield on interest-earning assets. The effect of smaller spreads between long-term interest rates and short-term interest rates means generally that the Company earns less net interest income on its wholesale mortgage loan originations, which, in turn, reduces its net interest margin (net interest income before provision for loan losses divided by average interest-earning assets). The Company's net interest margin decreased to 2.84% for the year ended December 31, 1995, as compared to 4.64% for the year ended December 31, 1994. The effect of the lower interest rate margin was partially offset by an increase in the Company's average interest-earning assets. The Company's average interest-earning assets increased $40.1 million, or 46.4%, to $126.4 million for the year ended December 31, 1995, as compared to $86.3 million for the year ended December 31, 1994. This increase was attributable primarily to the increase in the size of the Company's loan portfolio held for sale. For a tabular presentation of the changes in net interest income due to changes in volume of interest-earning assets and changes in interest rates, see "--Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes."

     Provision for Loan and Valuation Losses. The provision for loan and valuation losses increased $185,000, or 85.6%, to $401,000 for the year ended December 31, 1995, as compared to $216,000 for the year ended December 31,

1994. This increase was attributable primarily to the corresponding increase in the size of the Company's loan portfolio. For a discussion of the Company's allowance for loan and valuation losses as it relates to nonperforming assets, see "--Asset and Liability Management--Nonperforming Assets."

     Loan Administration. Loan administration fees increased $823,000, or 11.9%, to $7.7 million for the year ended December 31, 1995, as compared to $6.9 million for the year ended December 31, 1994. This increase was attributable primarily to the increase in the average outstanding principal balance underlying the Company's mortgage servicing rights portfolio for the year ended December 31, 1995, as compared to the year ended December 31, 1994.

     Brokerage Fees. Brokerage fees increased $770,000, or 19.2%, to $4.8 million for the year ended December 31, 1995, as compared to $4.0 million for the year ended December 31, 1994. The increase was primarily attributable to an increase in the volume of residential mortgage servicing portfolios brokered by United Financial. The balance of residential mortgage servicing portfolios brokered by United Financial, in terms of aggregate unpaid principal balances on the underlying loans, increased $3.7 billion, or 12.8%, to $32.6 billion for the year ended December 31, 1995, as compared to $28.9 billion for the year ended December 31, 1994.

     Trust Services Fees. Trust services fees increased $381,000, or 15.3%, to $2.9 million for the year ended December 31, 1995, as compared to $2.5 million for the year ended December 31, 1994. The increase in fee income is related to increases in the volume of accounts being administered as well as increases in the volume of assets.

     Gain on Sale of Loans and Mortgage Backed Securities. Gain on sale of mortgage loans and mortgage-backed securities increased by $1.7 million, or 105.8%, to $3.3 million for the year ended December 31, 1995, as compared to $1.6 million for the year ended December 31, 1994. The increase was attributable primarily to the type of loan portfolios that the Company purchased during 1995. The Company's strategy has been and will continue to be to match its purchases and sales while managing its desired growth. Therefore, the increase of $1.7 million in gain on loan sales was attributable to the Company's loan purchases, which affected the mix and, to a limited extent, the amount of the loan portfolios that the Company sold.

     Gain on Sale of Mortgage Servicing Rights. Gain on sale of mortgage servicing rights increased $480,000, or 70.2%, to $1.2 million for the year ended December 31, 1995, as compared to $684,000 for the year ended December 31, 1994. This increase resulted primarily from one particular sale of mortgage servicing rights with aggregate unpaid principal balances of $16.2 million, resulting in a gain of $1.0 million. The servicing portfolio sold consisted of loans with non-standard payment accrual methodologies, including the Rule of 78s and daily simple interest accruals, and were secured by second liens. The sale allowed the Company to deploy the cash generated to purchase new servicing portfolios considered by the Company to be more conforming in nature, and thereby enhance the efficiencies of the Company's servicing operations.

     Loan Origination. Loan origination income increased $775,000, or 59.9%, to $2.1 million for the year ended December 31, 1995, as compared to $1.3 million for the year ended December 31, 1994. The increase of $775,000 was primarily the result of the increase in new loan origination volume experienced by Matrix Financial during 1995. The new loan origination volume increased $205.8 million, or 112.4%, to $388.9 million for the year ended December 31, 1994.

     Noninterest Expense. Noninterest expense increased $3.9 million, or 23.3%, to $20.5 million for the year ended December 31, 1995, as compared to $16.6 million for the year ended December 31, 1994. This increase was primarily a result of the continued expansion and diversification of the Company's operations during 1995. The following table details the major components of noninterest expense for the periods indicated:

                                                           Year Ended
                                                          December 31,
                                                   -------------------------
                                                      1994           1995
                                                   ----------     ----------
                                                         (In thousands)
  Compensation and employee benefits.............  $   8,929       $  10,527

  Amortization of mortgage servicing rights......      1,185           1,817

  Occupancy and equipment........................      1,434           1,451

  Professional fees..............................        638             783

  Data processing................................        520             560

  Other..........................................      3,887           5,315
                                                      ------          ------
     Total.......................................  $  16,593       $  20,453
                                                   =========       =========

     Compensation and employee benefits increased $1.6 million, or 17.9%, to $10.5 million for the year ended December 31, 1995, as compared to $8.9 million for the year ended December 31, 1994. The majority of the increase was directly related to the increase in the brokerage volume at United Financial and the loan origination volume at Matrix Financial. The majority of employees engaged in these activities are paid on a commission basis. The brokerage volume increased $3.7 billion, or 12.8%, and the loan originations increased $205.8 million, or 112.4%, resulting in an increase in compensation of approximately $800,000. The remainder of the increase is attributable to the Company's development and expansion of both existing and new business lines during 1995, which also resulted in the expansion of the Company's employee base. The Company had a total of 226 employees at December 31, 1995, as compared to 203 at December 31, 1994.

     Amortization of mortgage servicing rights increased $632,000, or 53.3%, to $1.8 million for the year ended December 31, 1995, as compared to $1.2 million for the year ended December 31, 1994. This increase was due to the growth in the Company's average outstanding balance of servicing rights, but was partially offset by the slower rate of prepayments experienced during the year ended December 31, 1995, as compared to the year ended December 31, 1994.

     The remaining non-interest expense, including occupancy and equipment expenses, professional fees, data processing costs, and other expenses, such as telephone, postage, advertising, and insurance, increased $1.6 million, or 25.1%, to $8.1 million for the year ended December 31, 1995, as compared to $6.5 million for the year ended December 31, 1994. The increase was the result of the development and expansion of both existing and new business lines.

     Provisions for Income Taxes. Provisions for income taxes increased $455,000, or 22.6%, to $2.5 million for the year ended December 31, 1995, as compared to $2.0 million for the year ended December 31, 1994. The increase was due to the increase in pre-tax income. The two periods had comparable effective tax rates of 38.6% and 39.2%, respectively.

Average Balance Sheet

     The following table sets forth for the periods and as of the dates indicated information regarding the Company's average balances of assets and liabilities, as well as the dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities and the resultant yields or costs. Average interest rate information for the three months ended March 31, 1996 and 1997 has been annualized. Ratio, yield, and rate information are based on average daily balances where available; otherwise, average monthly balances have been used. Nonaccrual loans are included in the calculation of average balances for loans for the periods indicated.

                                                                            Year Ended December 31,
                                          ------------------------------------------------------------------------------------------
                                                     1994                             1995                          1996
                                          ----------------------------    ---------------------------   ----------------------------
                                          Average              Average    Average             Average   Average              Average
                                          Balance    Interest   Rate      Balance  Interest    Rate     Balance    Interest   Rate
                                          -------    --------   ----      -------  --------    ----     -------    --------   ----
                                                                            (Dollars in thousands)
Assets
Interest-earning assets:
  Loans receivable, net of discounts      $79,393     $6,681    8.42%    $121,206   $10,412     8.59%  $162,648    $15,733     9.67%
  Mortgage-backed securities........           --         --      --           --        --       --      4,653        351     7.54
  Interest-earning deposits.........        6,201        314    5.06        3,845       288     7.49      5,556        312     5.62
  FHLB stock........................          716         35    4.89        1,321        86     6.51      2,585        153     5.92
                                          -------     ------    ----     --------   -------     ----   --------    -------     ----
    Total interest-earning assets...       86,310      7,030    8.15      126,372    10,786     8.54    175,442     16,549     9.43
Noninterest earning assets:
  Cash..............................        2,038                           2,570                         3,085
  Allowance for loan and
    valuation losses................         (690)                           (836)                         (964)
  Premises and equipment............        3,999                           5,213                         6,976
  Other assets......................        7,992                          18,075                        26,199
                                          -------                        --------                      --------
    Total noninterest-earning assests      13,339                          25,022                        35,296
                                          -------                        --------                      --------
    Total assets....................      $99,649                        $151,394                      $210,738
                                          =======                        ========                      ========
Liabilities and
   Shareholder's Equity
Interest-bearing liabilities:
  Passbook accounts.................       $2,788         72    2.58       $2,394        85     3.55     $2,389         82     3.43
  Money market and negotiable
    order of withdrawal ("NOW")
    accounts........................        9,481        271    2.86        8,320       292     3.51     11,964        468     3.91
  Certificates of deposit...........       29,273      1,138    3.89       33,332     1,807     5.42     54,824      3,210     5.85
  FHLB borrowings...................        3,071        213    6.94       17,662     1,113     6.30     35,838      2,039     5.69
  Borrowed money....................       14,008      1,332    9.51       39,021     3,897     9.99     54,171      4,691     8.66
                                           ------      -----    ----      -------     -----     ----    -------     ------     ----
    Total interest-bearing liabilities     58,621      3,026    5.16      100,729     7,194     7.14    159,186     10,490     6.59
                                           ------      -----    ----      -------     -----     ----    -------     ------     ----
Noninterest-bearing liabilities:
  Demand deposits (including
    custodial escrow balances)......       30,559                          35,794                        27,934
  Other liabilities.................        5,001                           6,632                         8,927
                                           ------                          ------                        ------
  Total noninterest bearing liabilities    35,560                          42,426                        36,861
  Shareholders' equity..............        5,468                           8,239                        14,691
                                           ------                          ------                        ------
    Total liabilities and
    shareholders' equity............      $99,649                        $151,394                      $210,738
                                          =======                        ========                      ========
Net interest income before provision
  for loan and valuation losses.....                  $4,004                         $3,592                         $6,059
                                                      ======                         ======                         ======
Interest rate spread................                            2.99%                           1.40%                          2.84%
                                                                =====                           =====                          =====
Net interest margin.................                            4.64%                           2.84%                          3.45%
                                                                =====                           =====                          =====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.......................                          147.23%                         125.46%                        110.21%
                                                              =======                         =======                        =======

                                                                   Three Months Ended March 31,
                                                 -----------------------------------------------------------------
                                                               1996                             1997
                                                 -----------------------------     -------------------------------
                                                 Average               Average     Average                 Average
                                                 Balance   Interest      Rate      Balance    Interest       Rate
                                                 -------   --------      ----      -------    --------       ----
                                                                      (Dollars in Thousands)
Assets
Interest-earning assets:
  Loans receivable, net of discounts            $154,126    $3,655      9.49%      $229,984     $5,084       8.84%
  Mortgage-backed securities........                  --        --        --             --         --         --
  Interest-earning deposits.........               4,658        58      4.98         29,781        371       4.98
  FHLB stock........................               2,285        34      5.95          2,871         41       5.71
                                                --------    ------      ----       --------     ------       ----
    Total interest-earning assets...             161,069     3,747      9.31        262,636      5,496       8.37
Noninterest earning assets:
  Cash..............................               2,052                             12,230
  Allowance for loan and
    valuation losses................                (957)                            (1,062)
  Premises and equipment............               6,472                              7,850
  Other assets......................              23,753                             56,557
                                                --------                           --------
    Total noninterest-earning assets              31,320                             75,575
                                                --------                           --------
    Total assets....................            $192,389                           $338,211
                                                ========                           ========
Liabilities and
   Shareholder's Equity
Interest-bearing liabilities:
  Passbook accounts.................              $2,530        20      3.16         $2,799         28       3.97
  Money market and negotiable
    order of withdrawal ("NOW")
    accounts........................              13,380       132      3.95         59,320        525       3.54
  Certificates of deposit...........              37,841       554      5.86         74,301      1,095       5.89
  FHLB borrowings...................              32,418       452      5.58         20,152        277       5.50
  Borrowed money....................              62,865     1,459      9.28         59,233      1,221       8.25
                                                 -------     -----      ----        -------      -----       ----
    Total interest-bearing liabilities           149,034     2,617      7.02        215,805      3,146       5.83
                                                 -------     -----      ----        -------      -----       ----
Noninterest-bearing liabilities:
  Demand deposits (including
    custodial escrow balances)......              26,206                             65,941
  Other liabilities.................               6,134                             23,134
                                                 -------                            -------
  Total noninterest bearing liabilities           32,340                             89,075
  Shareholders' equity..............              11,015                             33,331
                                                 -------                            -------
    Total liabilities and
    shareholders' equity............            $192,389                           $338,211
                                                ========                           ========
Net interest income before provision
  for loan and valuation losses.....                        $1,130                              $2,350
                                                            ======                              ======
Interest rate spread................                                    2.29%                                2.54%
                                                                        =====                                =====
Net interest margin.................                                    2.81%                                3.58%
                                                                        =====                                =====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.......................                                  108.08%                              121.70%
                                                                      =======                              =======

Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volume

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase or decrease related to changes in balances and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                      Year Ended December 31,                     Year Ended December 31,
                                                           1995 vs 1994                                1996 vs 1995
                                                 -----------------------------------         -----------------------------------
                                                        Increase (Decrease)                         Increase (Decrease)
                                                         Due to Change in                            Due to Change in
                                                 -----------------------------------         -----------------------------------
                                                  Volume         Rate         Total           Volume        Rate          Total
                                                 --------       ------       -------         --------      ------        -------
                                                                                  (In thousands)
Interest-earning assets:
  Loans receivable, net of discounts.........    $3,519        $  212         $3,731         $3,561       $ 1,760        $ 5,321
  Mortgage-backed securities.................        --        ------             --             --           351            351
  Interest-earning deposits..................      (119)           93            (26)           128          (104)            24
  FHLB stock.................................        30            21             51             82           (15)            67
                                                 ------        ------         ------         ------       -------        -------
     Total interest-earning assets...........     3,430           326          3,756          3,771         1,992          5,763
                                                 ------        ------         ------         ------       -------        -------

Interest-bearing liabilities:
  Passbook accounts..........................       (10)           23             13             --            (3)            (3)
  Money market and NOW accounts..............       (33)           54             21            128            48            176
  Certificates of deposit....................       158           511            669          1,165           238          1,403
  FHLB advances..............................     1,012          (112)           900          1,145          (219)           926
  Borrowed money.............................     2,378           187          2,565          1,513          (719)           794
                                                 ------        ------         ------         ------       -------        -------
     Total interest-bearing liabilities......     3,505           663          4,168          3,951          (655)         3,296
                                                 ------        ------         ------         ------       -------        -------
Change in net interest income before
  provision for loan and
  valuation losses...........................    $  (75)       $ (337)        $ (412)        $ (180)      $ 2,647        $ 2,467
                                                 ======        ======         ======         ======       =======        =======

                                                     Three Months Ended March 31,
                                                           1997 vs 1996
                                                 -----------------------------------
                                                        Increase (Decrease)
                                                         Due to Change in
                                                 -----------------------------------
                                                  Volume         Rate         Total
                                                 --------       ------       -------
                                                           (In thousands)
Interest-earning assets:
  Loans receivable, net of discounts.........     $1,799        $  (370)      $1,429
  Mortgage-backed securities.................         --             --           --
  Interest-earning deposits..................        313             --          313
  FHLB stock.................................         10             (3)           7
                                                  ------        -------       ------
     Total interest-earning assets...........      2,122           (373)       1,749
                                                  ------        -------       ------

Interest-bearing liabilities:
  Passbook accounts..........................          2              6            8
  Money market and NOW accounts..............        453            (60)         393
  Certificates of deposit....................        534              7          541
  FHLB advances..............................       (171)            (4)        (175)
  Borrowed money.............................        (84)          (154)        (238)
                                                  ------        -------       ------
     Total interest-bearing liabilities......        734           (205)         529
                                                  ------        -------       ------
Change in net interest income before
  provision for loan and
  valuation losses...........................     $1,388        $  (168)      $1,220
                                                  ======        =======       ======

Asset and Liability Management

     General. The Company structures its operations to derive the majority of its revenues and earnings from noninterest income. However, a portion of the Company's revenues and net income is derived from net interest income and, accordingly, the Company strives to manage its interest-earning assets and interest-bearing liabilities to generate what management believes to be an appropriate contribution from net interest income. Asset and liability management seeks to control the volatility of the Company's performance due to changes in interest rates. The Company constantly attempts to achieve an appropriate relationship between rate-sensitive assets and rate-sensitive liabilities. The Company has responded to interest rate volatility by developing and implementing asset and liability management strategies designed to increase its noninterest income and improve the match between interest-earning assets and interest-bearing liabilities.
These strategies include:

 .    Utilizing mortgage servicing rights as a source of noninterest income and as a countermeasure against the decline in the value of mortgage loans during a rising interest rate environment. Increases in interest rates tend to increase the value of mortgage servicing rights because of the resulting decrease in prepayment rates on the underlying loans;
 .    Increasing the noninterest-bearing custodial escrow balances related to the
     Company's mortgage servicing rights and interest-earning trust deposits;
 .    Increasing focus on lines of business that are less interest rate-sensitive, such as brokerage activities, consulting services, self-directed trust services, and real estate disposition;
 .    Maintaining a wholesale loan origination operation. Wholesale originations provide a form of hedge against the balance of mortgage loan servicing rights. In a decreasing interest rate environment, the value of the servicing portfolio tends to decrease due to increased prepayments of the underlying loans. During this same period, however, the volume of loan originations generally increases;
 .    Originating and purchasing adjustable rate mortgages and selling newly originated fixed rate residential mortgages in the secondary market;
 .    Increasing emphasis on the origination of construction and commercial real estate lending, which tend to have higher interest rates with shorter loan maturities than residential mortgage loans;
 .    Increasing retail deposits, which are less susceptible to changes in interest rates than other funding sources; and
 .    Pursuing strategic acquisitions that provide fee-based income or generate liabilities that are less expensive or less interest rate-sensitive than retail deposits or borrowings from third-party institutions to fund the Companies investing activities.

     Lending Activities. The major interest-earning asset of the Company is the loan portfolio. Consequently, a significant part of the Company's asset and liability management is monitoring the composition of the Company's loan portfolio, including the corresponding maturities. The table below sets forth the composition of the Company's loan portfolio by loan type as of the dates indicated. The amounts in the table below are shown net of discounts and other deductions.


                                                                      As of December 31,
                              --------------------------------------------------------------------------------------------------
                                      1993                      1994                      1995                     1996
                              ---------------------      --------------------      --------------------     --------------------
                              Amount        Percent      Amount       Percent      Amount       Percent     Amount       Percent
                              ------        -------      ------       -------      ------       -------     ------       -------
                                                                    (Dollars in thousands)
Residential............      $65,858         86.10%      $80,010       89.56%     $136,741       93.23%    $192,118       90.47%
Multi-family and com-
  mercial real estate..        7,813         10.21         7,518        8.41         7,544        5.15       15,352        7.23
Construction...........          125          0.16           106        0.12            78        0.05        1,061        0.50
Consumer...............        3,238          4.23         2,434        2.72         3,245        2.21        4,869        2.29
                              ------        ------        ------      ------       -------      ------      -------      ------
  Total loans..........       77,034        100.70        90,068      100.81       147,608      100.64      213,400      100.49
Less allowance for loan
   and valuation losses          538          0.70           728        0.81           943        0.64        1,039        0.49
                             -------        ------      --------      ------      --------      ------     --------      ------
Loans receivable, net..      $76,496        100.00%     $ 89,340      100.00%     $146,665      100.00%    $212,361      100.00%
                             =======        =======     ========      =======     ========      =======    ========      =======

     The following table presents the aggregate maturities of loans in each major category of the Company's loan portfolio as of December 31, 1996. Loans held for sale are classified as maturing within one year. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments or the timing of loan sales.

                                                                                  As of December 31, 1996
                                                                 ----------------------------------------------------------
                                                                 Less than        One to        Over five
                                                                  one year      five years        years           Total
                                                                 ----------     ----------      ---------      ----------
                                                                                     (In thousands)
Residential..................................................    $ 186,324      $    618        $   5,176      $  192,118
Multi-family and commercial real estate......................            5           108           15,239           15,35
Construction.................................................        1,061            --               --           1,061
Consumer.....................................................        1,159         2,446            1,264           4,869
                                                                 ---------      --------        ---------      ----------
     Total loans.............................................    $ 188,549      $  3,172        $  21,679      $  213,400
                                                                 =========      ========        =========      ==========


     Nonperforming Assets. As part of asset and liability management, the Company monitors nonperforming assets ("NPAs") on a monthly basis. NPAs consist primarily of nonaccrual loans and foreclosed real estate. Loans are placed on nonaccrual when full payment of principal or interest is in doubt or when they are past due 90 days as to either principal or interest. Foreclosed real estate arises primarily through foreclosure on mortgage loans owned. The following table sets forth the Company's NPAs as of the dates indicated:

                                                                                      As of
                                                  -----------------------------------------------------------------------------
                                                  December 31,     December 31,      December 31,   December 31,     March 31,
                                                      1993             1994              1995           1996            1997
                                                  ------------     ------------      ------------   ------------     ----------
                                                                               (Dollars in thousands)
Nonaccrual mortgage loans.....................    $     657         $   3,275         $  5,523       $  3,031        $   2,652
Nonaccrual consumer loans.....................          196                39               15            872              293
                                                   --------             -----            -----          -----            -----
     Total nonperforming loans................          853             3,314            5,538          3,903            2,945
Foreclosed real estate........................          726               543              835            788              853
Repossessed automobiles.......................           --                --               --            506              552
                                                  ---------         ---------         --------       --------        ---------
     Total nonperforming assets...............    $   1,579         $   3,857         $  6,373       $  5,197        $   4,350
                                                  =========         =========         ========       ========        =========
Total nonperforming assets to total assets....         1.64   %          3.40  %          3.42 %         1.89   %        1.03%
Total nonperforming loans to total loans......         1.11   %          3.68  %          3.75 %         1.83   %        0.92%
Ratio of allowance for loan and valuation
   losses to total non-performing loans.......        63.07   %         21.97  %         17.03 %        26.62   %       38.85%
Interest income on non-performing loans
   not included in interest income............    $      23         $     140         $    156       $    120        $     38

     As of March 31, 1997, the Company had no accruing loans that were contractually past due 90 days or more. The higher levels of nonaccrual mortgage loans during 1994 and 1995 were primarily attributable to purchases by Matrix Bank of bulk residential loan portfolios in those years. As part of its business strategy, Matrix Bank purchases loans at a discount that have had delinquencies in the past. Due to the past delinquency problems, there is often an increase in delinquencies after the loans are purchased, as a result of the servicing being transferred to the Company. The Company's experience has been that it generally takes 90 to 120 days after the servicing transfer to see an improvement in the delinquency statistics. The decrease in the mortgage nonaccrual loans at December 31, 1996 and March 31, 1997 is attributable to the improvement of the loans that had past delinquency problems and the credit quality of the loan portfolios the Company acquired in 1996. In 1996, Matrix Bank acquired loans with less delinquency problems and/or document deficiencies, which also resulted in a decrease in the nonaccrual loans.

     The increase in the nonaccrual consumer loans in 1996 over 1995 pertains to sub-prime automobile loans that the Company repurchased pursuant to limited representations and warranties included in loan sale agreements. The Company has a separate reserve of $600,000 included in other liabilities for anticipated losses relating to the repurchased sub-prime automobile loans at March 31, 1997 and December 31, 1996, respectively. Included in repossessed assets for

1996 and the first quarter of 1997 are $506,000 and $552,000, respectively, of automobiles that the Company was required to repurchase pursuant to the same limited representations and warranties. The balance of the repossessed assets have been written down to the anticipated recoverable amount. The Company sold the fixed assets of its sub-prime automobile lending subsidiary in December 1996, and it is anticipated the Company will originate no additional sub-prime automobile contracts.

     The prior delinquency and anticipated future delinquencies are considered in the pricing of the loans acquired. The Company generally purchases such loans at discounts and, in some instances, receives recourse or credit enhancement from the seller to further reduce the Company's risk of loss associated with the loans' nonaccrual status. At March 31, 1997, $2.4 million, or 81.5%, of the nonaccrual loans were loans that were residential loans purchased in bulk loan portfolios and remain classified as "held for sale." Total loans held for sale at March 31, 1997 were $285.8 million, of which $2.4 million, or 0.8%, were nonaccrual loans. However, against the $285.8 million of total loans held for sale, the Company has $2.5 million of purchase discounts as well as approximately $66.0 million of total loans for which the Company had full recourse to a third-party guaranteeing the repayment.

     The percentage of the allowance for loan and valuation losses to nonaccrual loans varies widely due to the nature of the Company's portfolio of mortgage loans, which are collateralized primarily by residential real estate. The Company analyzes the collateral for each nonperforming mortgage loan to determine potential loss exposure. In conjunction with other factors, this loss exposure contributes to the overall assessment of the adequacy of the allowance for loan and valuation losses. See "--Comparison of Results of Operations for the Years Ended December 31, 1996 and 1995."

     Analysis of Allowance for Loan and Valuation Losses. The following table sets forth information regarding changes in the Company's allowance for loan and valuation losses for the periods indicated. The table includes the allowance for both the loans held for investment and the loans held for sale.

                                                                                       Year ended December 31,
                                                                       ----------------------------------------------------
                                                                          1993           1994          1995         1996
                                                                       ----------     ----------    ----------    ---------
                                                                                       (Dollars in thousands)
Balance at beginning of period....................................     $       --     $      538    $      728    $     943
Charge-offs:
     Real estate-mortgage.........................................             33             26           198           64
     Real estate-construction.....................................             --             --            35           --
     Consumer.....................................................             --             --             7            6
                                                                       ----------     ----------    ----------    ---------
          Total charge-offs.......................................             33             26           240           70
Recoveries:
     Real estate-mortgage.........................................             --             --             5            8
     Consumer.....................................................             --             --            49           15
                                                                       ----------     ----------    ----------    ---------
          Total recoveries........................................             --             --            54           23
                                                                       ----------     ----------    ----------    ---------
Net charge-offs...................................................             33             26           186           47
Allowance for loan losses established in connection with
   the acquisition of Matrix Bank.................................            556             --            --           --
                                                                       ----------     ----------    ----------    ---------
Provision for loan and valuation losses charged to operations.....             15            216           401          143
                                                                       ----------     ----------    ----------    ---------
Balance at end of period..........................................     $      538     $      728    $      943    $   1,039
                                                                       ==========     ==========    ==========    =========
Ratio of net charge-offs to average loans.........................           0.18 %         0.03 %        0.15 %       0.03 %
                                                                       ==========     ==========    ==========    =========
Average loans outstanding during the period.......................     $   18,608     $   79,393    $  121,206    $ 162,648
                                                                       ==========     ==========    ==========    =========

     The allowance for loan and valuation losses is increased by the provision for loan and valuation losses (which is charged to operations) for particular loans where management considers ultimate collection to be questionable. The allowance for loan and valuation losses is calculated, in part, based on historical loss experience. In addition, management takes into consideration other factors such as certain qualitative evaluations of individual classified assets, trends in the portfolio, geographic, and portfolio concentrations, new products or markets, evaluations of the changes in the historical loss experience component, and projections of this component into the current and future periods based on current knowledge and conditions. Due to the nature of the Company's loan portfolio, substantially all of the allowance for loan and valuation losses relates to residential loans. However, to the extent that there is diversification and growth in the Company's loan portfolio, particularly, for example, with respect to construction and commercial real estate loans, the Company's allocation of the provision for loan and valuation losses will change, which could result in an increase in the provision. The ratio of the allowance for loan and valuation losses to total loans was .81%, .64%, .49%, and
 .36% at December 31, 1994, 1995, 1996, and March 31, 1997, respectively. The allowance for loan and valuation losses is reduced by loans charged off, net of recoveries.

     Risk Sensitive Assets and Liabilities. A traditional indicator of interest rate risk is gap analysis. Gap analysis focuses on the difference (or gap) between available repricing opportunities for assets and liabilities within defined time periods. If the dollar amount of interest rate-sensitive assets is closely matched with the dollar amount of interest rate-sensitive liabilities in a given period, then the changes in interest income and interest expense over this time frame should also be closely matched.

     The following table sets forth the estimated maturity or repricing, and the resulting interest rate gap, of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1996. The amounts in the table are derived from internal data of the Company and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits, and competition. Loans held for sale are classified as maturing within one year due to the Company's expectation of selling its loans held for sale within one year.

                                                                     Estimated Maturity or Repricing
                                           -------------------------------------------------------------------------------------
                                                              Three months
                                             Less than             to            One to five          Over
                                              three             less than           years          five years          Total
                                              months            one year
                                           ------------       ------------       ------------      ----------       ------------
                                                                           (Dollars in thousands)
Interest-earning assets:
   Fixed-rate loans......................  $     34,182       $     48,288       $      2,950      $    5,426       $    90,846
   Adjustable-rate loans.................        27,659             80,709             14,186              --           122,554
   Interest-earning deposits.............         9,754                 --                 --              --             9,754
   FHLB stock............................         2,871                 --                 --              --             2,871
                                           ------------       ------------       ------------      ----------       -----------
     Total interest-earning assets.......        74,466            128,997             17,136           5,426           226,025
Interest-bearing liabilities:
   Passbook, NOW and money market
     accounts............................        16,944                 --                 --              --            16,944
   Certificates of deposit over
     $100,000............................         1,688              2,689              1,080              --             5,457
   Other certificates of deposit.........        13,458             36,772             17,548              --            67,778
   FHLB borrowings.......................        51,250                 --                 --              --            51,250
   Short term borrowings.................        31,504                 --                 --              --            31,504
   Other borrowings......................           101                738              7,460           2,628            10,927
                                           ------------       ------------       ------------      ----------       -----------
     Total interest-bearing liabilities..       114,945             40,199             26,088           2,628           183,860
                                           ------------       ------------       ------------      ----------       -----------

Interest rate gap........................  $   (40,479)       $     88,798       $    (8,952)      $    2,798       $    42,165
                                           ============       ============       ============      ==========       ===========
Cumulative interest rate gap.............  $   (40,479)       $     48,319       $    39,367       $    42,16
Gap/assets ratio.........................       (17.91)  %           39.29  %          (3.96)  %         1.24  %
Cumulative gap/assets ratio..............       (17.91)  %           21.38  %          17.42   %        18.66  %

     Gap analysis attempts to capture interest rate risk, which is attributable to the mismatching of interest rate-sensitive assets and liabilities. The actual impact of interest rate movements on the Company's net interest income may differ from that implied by any gap measurement, depending on the direction and magnitude of the interest rate movements, the repricing characteristics of various on- and off-balance sheet instruments, as well as competitive pressures. These factors are not fully reflected in the foregoing gap analysis and, as a result, the gap report may not provide a complete assessment of the Company's interest rate risk.

     The generally positive cumulative gap value means that over the periods indicated the assets of the Company will reprice slightly faster than the Company's liabilities. This means generally that, in a rising interest rate environment, net interest income can be expected to increase and that, in a declining interest rate environment, net interest income can be expected to decrease.

     Short-term Borrowings. A primary function of asset and liability management is to assure adequate liquidity. In addition to cash and cash equivalents, the Company relies heavily on short-term borrowing capabilities for liquidity and as a funding vehicle. The primary sources for short-term borrowing are the FHLB for Matrix Bank and unaffiliated financial institutions for Matrix Financial. See "--Liquidity and Capital Resources."

     The following table sets forth a summary of the short-term borrowings of the Company during 1994, 1995, and 1996 and as of the end of each such period:


                                                                  Average
                                                   Amount          amount          Maximum        Weighted          Weighted
                                                outstanding     outstanding      outstanding   average interest  average interest
                                                     at          during the        at any        rate during         rate at
                                                  year end        year(1)         month end       the year          year end
                                               --------------  --------------  --------------- ---------------   ---------------
                                                                            (Dollars in thousands)
At or for the year ended December 31, 1994:
     FHLB borrowings........................... $   14,600      $    3,071       $   15,000           6.94  %           6.50  %
     Revolving lines of credit.................      9,890           4,917           11,042           9.29              9.21
     Repurchase agreements.....................      2,529           4,320            6,157           8.03              7.18
At or for the year ended December 31, 1995:
     FHLB borrowings...........................     19,000          17,662           33,000           6.30              6.30
     Revolving lines of credit.................     46,833          22,842           46,833           7.57              7.30
     Repurchase agreements.....................        570           4,559           14,129           8.97              8.70
At or for the year ended December 31, 1996:
     FHLB borrowings...........................     51,250          35,838           53,650           5.69              5.84
     Revolving lines of credit.................     31,504          35,489           60,804           7.17              6.50
     Repurchase agreements.....................       --               991            4,962          12.58              --
---------

(1) Calculations are based on daily averages where available, and monthly averages otherwise.

     Pipeline Management. In the ordinary course of business, the Company makes commitments to originate residential mortgage loans and holds originated loans until delivery to an investor. Inherent in this business are risks associated with changes in interest rates and the resulting change in the market value of the pipeline loans. The Company mitigates this risk through the use of mandatory and nonmandatory forward commitments to sell loans. As of December 31, 1996, the Company had $62.6 million in pipeline and funded loans offset with mandatory forward commitments of $49.1 million and nonmandatory forward commitments of $8.1 million. As of March 31, 1997, the Company had $70.3 million in pipeline and funded loans offset with mandatory forward commitments of $44.0 million and non-mandatory commitments of $21.0 million. The inherent value of the forward commitments is considered in the determination of the lower of cost or market for such loans.

Liquidity and Capital Resources

     Liquidity is the ability of the Company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements, and otherwise operate on an ongoing basis. To date, Matrix Capital's principal source of funding for its investing activities has been secured senior debt provided by unaffiliated financial institutions, the issuance of $2.9 million aggregate principal amount of Senior Subordinated Notes in August 1995, a bank stock loan, and the Company's initial public offering. As of March 31, 1997, Matrix Capital had $10.0 million in indebtedness outstanding. The borrowed funds have been used historically as capital injections to Matrix Bank and Matrix Financial, as well as to acquire the office building in Phoenix where Matrix Financial maintains its headquarters. See "Business--Properties."

         The trend experienced over the reported periods of cash used by the Company's operating activities results primarily from the growth that Matrix Financial has experienced in its origination activities and the growth that Matrix Bank has experienced in its whole loan purchasing activity. The Company does not anticipate significant increases in loan origination activities other than increases directly related to market conditions. Nevertheless, the Company anticipates the trend of a net use of cash from operations to continue for the foreseeable future. This anticipation results from the expected growth at Matrix Bank, which management believes will consist primarily of increased activity in the purchasing of loan portfolios. The Company anticipates such growth will be funded through retail deposits, custodial escrow deposits, directed trust deposits, and FHLB borrowings.

         The Company's principal source of funding for its servicing acquisition activities consists of line of credit facilities provided to Matrix Financial by unaffiliated financial institutions. In prior years, including the year ended December 31, 1996, Matrix Financial relied on various sources for funding its servicing acquisition activities, including servicing acquisition lines, the sale of mortgage servicing rights that were accounted for as financings, and capital contributions from the Company. As of March 31, 1997, Matrix Financial's servicing acquisition facilities aggregated $30.0 million, of which $4.9 million was available to be utilized after deducting drawn amounts. Borrowings under the servicing acquisition lines of credit are secured by mortgage servicing rights owned by Matrix Financial, bear interest at the federal funds rate plus a negotiated margin, and are due at the earlier of the maturity of the mortgage servicing rights or amortized over five to six years from the date of borrowing. At March 31, 1997, $25.1 million was outstanding under the servicing acquisition line and the interest rate on funds outstanding under these facilities at March 31, 1997 was 7.39%.

         The Company's principal source of funding for its loan origination business consists of warehouse lines of credit and sale/repurchase facilities provided to Matrix Financial by financial institutions and brokerage firms. As of March 31, 1997, Matrix Financial's warehouse lines of credit aggregated $60.0 million, of which $23.9 million was available to be utilized. Borrowings under the warehouse lines of credit are secured by all of the mortgage loans funded with warehouse loan proceeds and bear interest at the federal funds rate plus a negotiated margin. At March 31, 1997, $36.1 million was outstanding under the warehouse lines of credit at a weighted average interest rate of 6.63%. As of March 31, 1997, Matrix Financial's sale/repurchase facilities aggregated $20.0 million, with $3.4 million outstanding. Borrowings under the sale/repurchase facilities are secured by all of the mortgage loans funded with sale/repurchase facility proceeds and bear interest at either the prime rate or the LIBOR rate plus a negotiated margin (depending on the facility).

         The Company's principal source of funding for the working capital needs of Matrix Financial consists of working capital facilities provided to Matrix Financial by unaffiliated financial institutions. As of December 31, 1996, Matrix Financial's working capital facilities aggregated $2.5 million, of which $2.5 million was available. The amount of credit available for working capital borrowings is a sublimit of the warehouse lines of credit, and therefore, any amounts borrowed are netted against the amount of credit available from the warehouse lines of credit. Borrowings under the working capital facilities are secured by mortgage servicing rights, eligible servicing advance receivables, and eligible delinquent mortgage loans and bear interest at the federal funds rate plus a negotiated margin. At March 31, 1997, $2.5 million was outstanding under the working capital facilities.

     The amounts outstanding as stated above under Matrix Financial's servicing acquisition facility, warehouse lines of credit, sale/repurchase facility, and working capital facility were significantly reduced as a result of the Company's completion of its initial public offering. The net proceeds raised from the public offering were used to reduce balances outstanding on revolving credit facilities. With the acquisition of additional residential mortgage loan servicing portfolios subsequent to the initial public offering, the Company expects to fully utilize all of its credit facilities.

         The new credit facility agreement requires Matrix Financial to maintain, among other things, (i) total shareholder's equity of at least $10.0 million plus 100% of capital contributed after January 1, 1997, plus 50% of cumulative quarterly net income, (ii) adjusted net worth, as defined therein, of at least $12.0 million, (iii) a servicing portfolio of at least $2.0 billion,
(iv) principal debt of term line borrowings of no more than the lesser of 70% of the appraised value of the mortgage servicing portfolio or 1.25% of the unpaid principal balance of the mortgage servicing portfolio, (v) a ratio of total adjusted debt to adjusted tangible net worth of no more than 8:1, and (vi) a ratio of cash flow to current maturities of long-term debt and any capital leases of at least 1.3:1.

         In March 1997, the Company refinanced its bank stock loan and increased the credit available under the loan by an additional $6.0 million. The new bank stock loan has two components: a $2.0 million term loan, which was used to refinance the bank stock loan in place at December 31, 1996, and a revolving line of credit of $6.0 million. In March of 1998, the balance of the revolving line of credit will be converted to a term loan. The additional proceeds from the loan will be used as capital at Matrix Bank. The new bank stock loan requires the Company to maintain (i) total shareholders' equity of $27.5 million plus 100% of all future equity contributions, plus 50% of cumulative quarterly net income, (ii) dividends less than 50% of the Company's net cash income after adjustments, and (iii) total adjusted debt to shareholders' equity less than 4:1. The Company was in compliance with these covenants at March 31, 1997.

         In August 1995, the Company issued $2.9 million in aggregate principal amount of Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually on January 15 and July 15, and the Senior Subordinated Notes mature on July 15, 2002, with earlier mandatory redemptions of $727,500, or 25% of the Senior Subordinated Notes, scheduled on July 15, 1999, 2000, and 2001, respectively. The Company is restricted from paying cash dividends under the terms of the Senior Subordinated Notes. However, the Company may pay cash dividends in an amount equal to 50% of the consolidated net income of the Company as long as there has been no default under the terms of the Senior Subordinated Notes and as long as the dividend does not exceed 10% of the consolidated net worth of the Company. The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after July 15, 1998, at a redemption price equal to (i) 102% of par through July 14, 1999, and thereafter at par, plus (ii) all accrued but unpaid interest. Until February 1997, the Senior Subordinated Notes bore interest at 13% per annum; in February 1997, the interest rate increased to 14% per annum.

        Matrix Bank's primary source of funds for use in lending, purchasing bulk loan portfolios, investing, and other general purposes are retail deposits, custodial escrow balances, trust directed deposits, FHLB borrowings, sales of loan portfolios, and proceeds from principal and interest payments on loans. Contractual loan payments and deposit inflows and outflows are a generally predictable source of funds, while loan prepayments and loan sales are significantly influenced by general market interest rates and economic conditions. Borrowings on a short-term basis are used as a cash management vehicle to compensate for seasonal or other reductions in normal sources of funds. Matrix Bank utilizes advances from the FHLB as its primary source for borrowings. At March 31, 1997, Matrix Bank had overnight borrowings from the FHLB of $34.0 million. The custodial escrow balances held by Matrix Bank fluctuate based upon the mix and size of the related servicing rights portfolios. For a tabular presentation of the Company's short-term borrowings, see "--Asset and Liability Management--Short-term Borrowings."

         Matrix Bank offers a variety of deposit accounts having a range of interest rates and terms. Matrix Bank's deposits principally consist of demand deposits and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates, and competition. Matrix Bank's retail deposits are obtained primarily from areas in which it is located and, therefore, its retail deposits are concentrated primarily in Las Cruces and Sun City. Matrix Bank relies principally on customer service, marketing programs, and its relationships with customers to attract and retain these deposits. Matrix Bank currently does not solicit or accept brokered deposits. In pricing deposit rates, management considers profitability, the matching of term lengths with assets, the attractiveness to customers, and rates offered by competitors. Matrix Bank intends to continue its efforts to attract deposits as a primary source of funds to support its lending and investing activities.

         In January 1996, Matrix Bank opened a retail branch in Sun City, Arizona. The Company has been successful in attracting deposits at the Sun City location and this success has been the primary reason for the increased deposit growth that the Company has experienced for the year ended December 31, 1996. In October 1996, Matrix Bank opened a second retail branch in Las Cruces. In February 1997, Sterling Trust moved approximately $80.0 million of deposits from a third-party institution to Matrix Bank. The following table sets forth the average balances for each major category of Matrix Bank's deposit accounts and the weighted average interest rates paid for interest-bearing deposits for the periods indicated:


                                                         Year Ended December 31,
                             ------------------------------------------------------------------------------    Three Months Ended
                                        1994                      1995                      1996                 March 31, 1997
                               ---------------------      ---------------------    ---------------------     ---------------------
                                             Weighted                 Weighted                  Weighted                  Weighted
                                Average       Average     Average      Average     Average       Average      Average      Average
                                Balance        Rate       Balance       Rate       Balance       Balance      Balance       Rate
                               ---------   ---------      ---------   ---------    ---------   ---------     ---------   ---------
Passbook accounts........... $    2,788      2.58%     $     2,394       3.55%   $    2,389       3.45%     $   2,799        3.97%
NOW accounts................      2,131       1.69           2,460       2.11         2,813       2.24         49,199        3.15
Money market accounts.......      7,350       3.20           5,860       4.10         9,151       4.43         10,121        4.40
Time deposits...............     29,273       3.89          33,332       5.42        54,824       5.85         74,301        5.89
                             ----------       ----     -----------       ----    ----------       ----      ---------        ----
Total deposits.............. $   41,542       3.57%    $    44,046       4.96%   $   69,177       5.43%     $ 136,420        4.72%
                             ==========       =====    ===========       =====   ==========       =====     =========        =====

     The following table sets forth the amount of Matrix Bank's certificates of deposit that are greater than $100,000 by time remaining until maturity as of March 31, 1997:


                                                                                  As of March 31, 1997
                                                                           ------------------------------------
                                                                                              Weighted Average
                                                                                Amount            Rate Paid
                                                                           ----------------   -----------------
                                                                                    (Dollars in thousands)
   Three months or less.................................................     $        2,004            5.77 %
   Over three months through six months.................................                748            5.71
   Over six months through twelve months................................              1,074            5.94
   Over twelve months...................................................              1,579            6.20
                                                                              -------------   ---------------
        Total...........................................................     $        5,405            5.92 %
                                                                              =============   ===============

         The Company actively monitors Matrix Bank's compliance with regulatory capital requirements. Historically Matrix Bank has increased its core capital through the retention of a portion of its earnings. Matrix Bank expects to achieve its future growth through deposit growth, borrowings from the FHLB, and custodial deposits from affiliates, which is anticipated to require additional capital. The capital requirements related to the anticipated growth will be fulfilled, in part, through retaining earnings, increasing the Company's bank stock loan. See "Supervision and Regulation--Federal Savings Bank Operations--Matrix Bank's Capital Ratios."

         Matrix Bank and Matrix Financial are restricted from paying dividends to Matrix Capital due to restrictions of certain debt agreements and regulatory requirements. At March 31, 1997, the Company was in compliance with all debt covenants. See "Supervision and Regulation."

         In June 1996, the Company purchased 154 acres of land for $1.3 million in cash for the purpose of developing 750 residential and multi-family lots in Ft. Lupton, Colorado. The purchase was completed with operating funds of the Company and a loan from a third-party financial institution. As part of the acquisition, the Company entered into a Residential Facilities Development Agreement (the "Development Agreement") with the City of Ft. Lupton. The Development Agreement is a residential and planned unit development agreement providing for the orderly planning, engineering, and development of a golf course and surrounding residential community. The City of Ft. Lupton is responsible for the development of the golf course and the Company is responsible for the development of the surrounding residential lots.

         The Development Agreement sets forth a mandatory obligation on the part of the Company to pay the City of Ft. Lupton pledged enhancement assessments of $600,000. These pledged enhancement assessments require the Company to pay the city a $2,000 fee each time the Company sells a developed residential lot. The Company is obligated to pay a minimum of $60,000 in assessment fees per year beginning in the year 1998 through the year 2007. The Company also entered into a development management agreement with a local developer to complete the development of the land. The terms of the agreement specify that the Company is to earn a preferred rate of return on its investment and, once the initial amount of its investment has been returned plus the preferred rate of return, the remaining profits are to be split equally.

The development management agreement obligates the Company to provide up to an additional $500,000 of funds for development. The Company has no other financial obligations to the developer beyond the $500,000.

         It is anticipated that the Company will obtain a loan from an unaffiliated financial institution for a portion of the future development costs. The Company expects development to begin during 1997.

Inflation and Changing Prices

         The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The Company discloses the estimated fair market value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107. See Note 14 to the Consolidated Financial Statements included elsewhere herein.

Recent Accounting Pronouncements

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("FAS 125"). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities and is effective for the above events that occur after December 31, 1996. Transactions covered by FAS 125 include securitizations, sales of partial interests in financial assets, repurchase agreements, securities lending, pledges of collateral, loan syndications and participations, sales of receivables with recourse, servicing of mortgages and other loans, and in-substance defeasances. The statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet all assets it controls and liabilities it has incurred. It would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied. If the entity has surrendered control over the transferred assets, the transaction would be considered a sale. Control is considered surrendered only if the assets are isolated from the transferor, the transferee has the right to pledge or exchange the assets or is a qualifying special-purpose entity, and the transferor does not maintain effective control over the assets through an agreement to repurchase or redeem them. If those conditions do not exist, the transfer would be accounted for as a secured borrowing. The Company adopted FAS 125 in the first quarter of 1997, and the effect of such adoption was not material to its consolidated financial statements.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("FAS 128"), which specifies the computation, presentation, and disclosure requirements for earnings per common share ("EPS"). FAS 128 replaces the presentation of primary and fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15 Earnings per Share ("APB 15"), with the presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company is required to adopt FAS 128 with its December 31, 1997 financial statements and restate all prior-period EPS data. The Company will continue to account for EPS under APB 15 until that time. Management does not expect that the adoption of FAS 128 will have a material impact on the Company's consolidated financial statements.

                                    BUSINESS

General

    Matrix Capital Corporation is a specialized financial services company that, through its Subsidiaries, focuses on mortgage merchant banking by purchasing and selling residential mortgage loans and residential mortgage servicing rights; offering brokerage, consulting, and analytical services to other financial services companies and financial institutions; servicing residential mortgage portfolios for investors; originating residential mortgages; and providing real estate management and disposition services. The Company also provides trust administration services to self-directed qualified retirement plans, individual retirement accounts, custodial and self-directed trust accounts, and broker-dealer services to individuals and deferred contribution plans. The Company is a unitary thrift holding company that was incorporated in Colorado in June 1993. Based upon management's experience within the industries in which the Company operates, the Company believes that its structure of combining a mortgage banking firm, a mortgage servicing brokering and consulting firm, a federally chartered banking institution, a real estate management and disposition firm, a self-directed trust company and a securities broker-dealer is unique to the financial services industry. This unique structure creates revenue enhancing relationships among the Subsidiaries. Its principal executive offices are located at 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204, and its telephone number is (303) 595-9898.

Brokerage and Consulting Services

    Brokerage Services. United Financial operates as a national, full-service mortgage servicing broker. It is capable of analyzing, packaging, marketing, and closing servicing portfolio and selected corporate merger and acquisition transactions. United Financial markets its services to all types and sizes of market participants, thereby developing diverse relationships. United Financial has provided brokerage services to each of the following clients during the last 12 months:

    Banc One Mortgage Corporation                  Knutson Mortgage
    Bank of America                                Mellon Mortgage Corporation
    Chase Manhattan Mortgage Corporation           NVR Mortgage Finance, Inc.
    First of America Loan Services, Inc.           Principal Residential Mortgage, Inc.
    Firstar Bank                                   Resource Bancshares Mortgage Group

    The Company believes that the client relationships developed by United Financial through its national network of contacts with commercial banks, mortgage companies, savings associations, and other institutional investors represent a significant competitive advantage and form the basis for United Financial's national market presence. These contacts also enable United Financial to identify prospective clients for other Subsidiaries and make referrals where appropriate.

    The secondary market for purchasing and selling mortgage servicing rights has become increasingly more active since its inception during the early 1980s. While servicing rights are the primary asset of most mortgage companies, other institutions, such as commercial banks and savings associations, also build portfolios of mortgage servicing rights, which can serve as significant source of non-interest income. Most institutions that own mortgage servicing rights have found that careful management of those assets is necessary due to their susceptibility to interest rate cycles, changing prepayment patterns of mortgage loans, and fluctuating earnings rates achieved on custodial escrow balances. With the implementation of FAS 122, which requires companies to capitalize originated mortgage servicing rights, management of mortgage servicing assets has become even more critical. These managerial efforts, combined with interest rate sensitivity of the assets and the growth strategies of market participants, create constantly changing supply and demand and, therefore, price levels in the secondary market for mortgage servicing rights.

    The sale and transfer of mortgage servicing rights occur in a market that is inefficient and often requires an intermediary to facilitate matching buyers and sellers. Prices are unpublished and closely guarded by market participants, unlike most other major financial secondary markets. This lack of pricing information complicates an already difficult process of differentiating between servicing product types, evaluating regional, economic, and socioeconomic trends, and predicting the impact of interest rate movements. Due to its significant contacts, United Financial has access to information on the availability of mortgage servicing portfolios and helps bring together interested buyers and sellers.

    Consulting and Analytic Services. The analytics group of United Financial has developed expertise in helping companies implement and, on an ongoing basis, track their FAS 122 (as superseded by FAS 125) valuations and analyses. Expansion into the FAS 122 valuations arena represented a logical progression for United Financial. In connection with the consulting services performed by United Financial on pools of mortgage servicing rights held for sale by United Financial's clients, United Financial performed many of the same types of analyses required by FAS 122. Therefore, United Financial was able to enhance its existing valuation models and create a software program that could be customized to fit its customers' many different needs and unique situations in performing FAS 122 analyses. In addition, United Financial has the infrastructure and management information system capabilities necessary to undertake the complex analyses required by FAS 122. Many of the companies affected by the implementation of FAS 122 have determined to outsource this function to a third-party rather than dedicate the resources necessary to develop systems for and perform their own FAS 122 valuations. To provide an additional consulting service to the mortgage banking industry, the Company formed UCM in December 1996. FAS 122 requires that servicing portfolios be valued at lower of cost or market. As a result, the management of the servicing asset has become a critical component to the holders of mortgage servicing rights. Due to the of risk of companies incurring an impairment of their servicing portfolio, the need to hedge has become much more prevalent. UCM will market to many of the same companies as United Financial and will focus its efforts on providing hedging strategies for institutional clients' servicing portfolios. Management believes that providing these consulting and analytic services enhances the Company's ability to attract and retain client relationships.

Residential Loan Servicing Activities

    Residential Mortgage Loan Servicing. Matrix Financial and Matrix Bank each has its own mortgage servicing portfolio, but the Company conducts its servicing activities exclusively through Matrix Financial. Matrix Bank's mortgage servicing rights are subserviced under a contract with Matrix Financial. At March 31, 1997, Matrix Financial serviced approximately $4.1 billion of mortgage loans, including $430.5 million for Matrix Bank and $617.0 million subserviced for non-affiliates of the Company.

    Servicing mortgage loans involves a contractual right to receive a fee for processing and administering loan payments. This processing involves collecting monthly mortgage payments on behalf of investors, reporting information to those investors on a monthly basis, and maintaining custodial escrow accounts for the payment of principal and interest to investors and property taxes and insurance premiums on behalf of borrowers. These payments are held in custodial escrow accounts at Matrix Bank, where the money can be invested by the Company in interest-earning assets at returns that historically have been greater than could be realized by the Company using the custodial escrow deposits as compensating balances to reduce the effective borrowing cost on existing warehouse credit facilities.

    As compensation for its mortgage servicing activities, the Company receives servicing fees, usually ranging from 0.25% to 0.75% per annum of the loan balances serviced, plus any late charges collected from delinquent borrowers and other fees incidental to the services provided. At December 31, 1996, the Company's weighted average servicing fee was 0.40%. In the event of a default by the borrower, the Company receives no servicing fees until the default is cured.

    Servicing is provided on mortgage loans on a recourse or nonrecourse basis. The Company's policy is to accept only a limited number of servicing assets on a recourse basis. As of December 31, 1995 and 1996, on the basis of outstanding principal balances only 0.7% and 0.4%, respectively, of the mortgage servicing contracts owned by the Company involved recourse servicing. To the extent that servicing is done on a recourse basis, the Company is exposed to credit risk with respect to the underlying loan in the event of a repurchase. Additionally, many of the nonrecourse mortgage servicing contracts owned by the Company require the Company to advance all or part of the scheduled payments to the owner of the mortgage loan in the event of a default by the borrower. Many owners of mortgage loans also require the servicer to advance insurance premiums and tax payments on schedule even though sufficient escrow funds may not be available. The Company, therefore, must bear the funding costs associated with making such advances. If the delinquent loan does not become current, these advances are typically recovered at the time of the foreclosure sale.

Foreclosure expenses are generally not fully reimbursable by the FNMA, FHLMC, or the GNMA, for whom the Company provides significant amounts of mortgage loan servicing.

    Mortgage servicing rights represent a contract right to service and not a beneficial ownership interest in underlying mortgage loans. Failure to service the loans in accordance with contract requirements may lead to the termination of the servicing rights and the loss of future servicing fees. To date, there have been no terminations of mortgage servicing rights by any mortgage loan owners because of the Company's failure to service the loans in accordance with its contractual obligations.

    In order to track information on its servicing portfolio, the Company utilizes a data processing system provided by Alltel, one of the largest mortgage banking service bureaus in the United States. Management believes that this system gives the Company sufficient capacity to support anticipated expansion of its residential mortgage loan servicing portfolio.

    The following table sets forth certain information regarding the composition of the Company's mortgage servicing portfolio (excluding loans subserviced for others) as of the dates indicated:

                                                                                As of
                                                       ---------------------------------------------------------
                                                       December 31,    December 31,  December 31,     March 31,
                                                           1994            1995          1996            1997
                                                       --------------  ------------  ------------  -------------
                                                                               (In thousands)
FHA--insured/VA guaranteed residential.........          $     28,630  $     37,135  $    318,145  $   1,242,591
Conventional loans.............................               980,003     1,544,808     2,171,016      2,242,966
Other loans....................................                33,152        14,442        15,875         13,659
                                                       --------------  ------------  ------------  -------------
     Total mortgage servicing portfolio........          $  1,041,785  $  1,596,385  $  2,505,036     $3,499,216
                                                       ==============  ============  ============  =============
Fixed rate loans...............................          $    669,933  $  1,073,803  $  1,986,599  $   2,924,668
Adjustable rate loans..........................               371,852       522,582       518,437        574,548
                                                       --------------  ------------  ------------  -------------
     Total mortgage servicing portfolio........          $  1,041,785  $  1,596,385  $  2,505,036  $   3,499,216
                                                       ==============  ============  ============  =============

        The following table shows the delinquency statistics for the mortgage loans serviced by the Company (excluding loans subserviced for others) compared with national average delinquency rates as of the dates presented:

                                                               As of
                           ---------------------------------------------------------------------------
                                   December 31, 1994                        December 31, 1995
                           -----------------------------------     -----------------------------------
                                                     National                                National
                                  Company           Average(1)           Company            Average(2)
                           ----------------------   ----------     ----------------------   ----------
                           Number     Percentage                   Number     Percentage
                             of      of Servicing   Percentage       of      of Servicing   Percentage
                            Loans    Portfolio(5)    of Loans      Loans     Portfolio(5)    of Loans
                            -----    ------------    --------      -----     ------------    --------
Loans delinquent for:
     30-59 days              648       3.28%          2.76%         843          3.37%         3.07%
     60-89 days              223       1.13           0.67          195          0.78          0.70
     90 days and over        287       1.46           0.74          166          0.67          0.71
                           -----       ----           ----        -----          ----          ----
Total delinquencies        1,158       5.87%          4.17%       1,204          4.82%         4.48%
                           =====       =====          =====       =====          =====         =====
Foreclosures                 236       1.20%          0.86%         277          1.11%         0.87%
                           =====       =====          =====       =====          =====         =====


                                                               As of
                               --------------------------------------------------------------
                                        December 31, 1996                 March 31, 1997(4)
                               ------------------------------------    ----------------------
                                                          National
                                      Company            Average(3)            Company
                               -----------------------   ----------    ----------------------
                               Number      Percentage                  Number     Percentage
                                 of       of Servicing   Percentage     of       of Servicing
                               Loans      Portfolio(5)    of Loans     Loans     Portfolio(5)
                               -----      ------------    --------     -----     ------------
Loans delinquent for:
     30-59 days                2,607          5.45%       3.04%        3,287        4.91%
     60-89 days                  667          1.40        0.71           848        1.27
     90 days and over            684          1.43        0.62         1,031        1.54
                               -----          ----        ----         -----        ----
Total delinquencies            3,958          8.28%       4.37%        5,166        7.72%
                               =====          =====       =====        =====        =====
Foreclosures                     264          0.55%       1.03%          466        0.70%
                               =====          =====       =====        =====        =====

---------------
(1) Source: Mortgage Bankers Association, "Delinquency Rates of 1- to 4-Unit Residential Mortgage Loans" (Seasonally Adjusted) (March 7, 1995 report).

(2) Source: Mortgage Bankers Association, "Delinquency Rates of 1- to 4-Unit Residential Mortgage Loans" (Seasonally Adjusted) (March 14, 1996 report).

(3) Source: Mortgage Bankers Association, "Delinquency Rates of 1- to 4-Unit Residential Mortgage Loans" (Seasonally Adjusted) (March 6, 1997 report).

(4) Data regarding National Average for March 31, 1997 not available as of the date hereof.

(5) Delinquencies and foreclosures generally exceed the national average due to high rates of delinquencies and foreclosures on certain bulk loan and bulk servicing portfolios acquired by the Company at a discount. In the fourth quarter of 1996, the Company acquired a seasoned servicing portfolio which had higher delinquencies primarily in the 30 day category. The higher delinquencies were considered in the pricing of the portfolio.

         During periods of declining interest rates, prepayments of mortgage loans increase as homeowners seek to refinance at lower interest rates, resulting in a decrease in the value of the servicing portfolio. Mortgage loans with higher interest rates are more likely to result in prepayments. The following table sets forth certain information regarding the number and aggregate principal balance of the mortgage loans serviced by the Company, including both fixed and adjustable rate loans (excluding loans subserviced for others), at various mortgage interest rates:

                                                           As of
                           ---------------------------------------------------------------------
                                   December 31, 1994                   December 31, 1995
                           ---------------------------------   ---------------------------------
                                                 Percentage                          Percentage
                           Number    Aggregate  of Aggregate   Number    Aggregate  of Aggregate
                            of       Principal   Principal      of       Principal   Principal
         Rate              Loans      Balance     Balance      Loans      Balance     Balance
-----------------------    -----      -------     -------      -----      -------     -------
                                                    (Dollars in thousands)

Less than 7.00%........     2,113    $162,274       15.58%     2,781     $218,914      13.71%
7.00% - 7.99%..........     3,798     204,024       19.58      7,386      576,255      36.10
8.00% - 8.99%..........     4,894     261,630       25.11      7,160      442,634      27.73
9.00% - 9.99%..........     4,314     200,025       19.20      4,460      191,549      12.00
10.00% - 10.99%........     2,179     142,504       13.68      2,005      125,544       7.86
11.00% - 11.99%........       756      33,772        3.24        519       24,220       1.52
12.00% and over........     1,667      37,556        3.61        647       17,269       1.08
                           ------  ----------      -------    ------   ----------     -------
     Total.............    19,721  $1,041,785      100.00%    24,958   $1,596,385     100.00%
                           ======  ==========      =======    ======   ==========     =======


                                                          As of
                          ---------------------------------------------------------------------
                                 December 31, 1996                   March 31, 1997
                          ---------------------------------   ---------------------------------
                                                Percentage                          Percentage
                          Number    Aggregate  of Aggregate   Number    Aggregate  of Aggregate
                           of       Principal   Principal      of       Principal   Principal
         Rate             Loans      Balance     Balance      Loans      Balance     Balance
-----------------------   -----      -------     -------      -----      -------     -------
                                                  (Dollars in thousands)
Less than 7.00%........    3,545     $145,720       5.82%     3,267      $167,709      4.79%
7.00% - 7.99%..........   12,269      726,800      29.01     12,800       793,886     22.69
8.00% - 8.99%..........   14,011      838,215      33.46     28,616     1,536,595     43.91
9.00% - 9.99%..........    9,567      413,598      16.51     13,454       605,120     17.29
10.00% - 10.99%........    6,322      301,837      12.05      8,736       392,968     11.23
11.00% - 11.99%........    1,144       45,111       1.80         35         2,938      0.09
12.00% and over........      924       33,755       1.35          0             0        -
                          ------   ----------     -------    ------    ----------    -------
     Total.............   47,782   $2,505,036     100.00%    66,908    $3,499,216    100.00%
                          ======   ==========     =======    ======    ==========    =======

         Loan administration fees decrease as the principal balance on the outstanding loan decreases and as the remaining time to maturity of the loan shortens. The following table sets forth certain information regarding the remaining maturity of the mortgage loans serviced by the Company (excluding loans subserviced for others) as of the dates shown:

                                                                 As of
                      --------------------------------------------------------------------------------------------
                                  December 31, 1994                                December 31, 1995
                      --------------------------------------------    --------------------------------------------

                                                        Percentage                                      Percentage
                      Number  Percentage     Unpaid       Unpaid      Number    Percentage    Unpaid      Unpaid
                       of     of Number     Principal    Principal      of      of Number    Principal   Principal
     Maturity         Loans    of Loans      Amount       Amount      Loans      of Loans     Amount      Amount
------------------    -----    --------      -------      ------      -----      --------     ------      ------
                                                      (Dollars in thousands)
1 - 5 years.......    2,116      10.73%    $  43,818       4.21%      3,077       12.33%      $60,496      3.79%
6 - 10 years......    5,538      28.08       125,648      12.06       4,898       19.62       118,928      7.45
11 - 15 years.....    4,131      20.95       155,598      14.94       5,263       21.09       302,332     18.94
16 - 20 years.....    1,529       7.75        92,028       8.83       2,608       10.45       168,166     10.53
21 - 25 years.....    3,989      20.23       322,703      30.98       4,880       19.55       472,613     29.61
More than 25 years    2,418      12.26       301,990      28.98       4,232       16.96       473,850     29.68
                     ------     -------   ----------     ------      ------      ------    ----------    -------
Total.............   19,721     100.00%   $1,041,785     100.00%     24,958      100.00%   $1,596,385    100.00%
                     ======     =======   ==========     ======      ======      ======    ==========    =======
                                                                   As of
                      ------------------------------------------------------------------------------------------------
                                   December 31, 1996                                   March 31, 1997
                      ----------------------------------------------   -----------------------------------------------

                                                          Percentage                                       Percentage
                      Number    Percentage     Unpaid       Unpaid     Number   Percentage      Unpaid       Unpaid
                        of      of Number     Principal    Principal     of     of Number      Principal    Principal
     Maturity         Loans      of Loans      Amount       Amount     Loans     of Loans       Amount       Amount
------------------    -----      --------      ------       ------     -----     --------       ------       ------
                                                      (Dollars in thousands)
1 - 5 years.......    5,020       10.51%        $77,136      3.08%     7,706       11.52%    $  116,576        3.33%
6 - 10 years......    8,784       18.39         184,629      7.37     12,466       18.63        294,357        8.41
11 - 15 years.....    6,418       13.43         340,282     13.58     15,223       22.75        647,004       18.49
16 - 20 years.....   14,066       29.44         566,862     22.63      8,138       12.16        465,649       13.31
21 - 25 years.....    7,006       14.66         545,336     21.77      6,805       10.17        576,466       16.47
More than 25 years    6,488       13.57         790,791     31.57     16,570       24.77      1,399,164       39.99
                     ------      ------      ----------    ------     ------      ------     ----------      -------
Total.............   47,782      100.00%     $2,505,036    100.00%    66,908      100.00%    $3,499,216      100.00%
                     ======      ======      ==========    ======     ======      ======     ==========      =======

The following table sets forth the geographic distribution of the mortgage loans (including delinquencies) serviced by the Company (excluding loans subserviced for others) by state:


                                                              As of
                  --------------------------------------------------------------------------------------------
                                December 31, 1994                             December 31, 1995
                  ---------------------------------------------  ---------------------------------------------
                                     Percentage of Percentage of                     Percentage of Percentage of
                  Number   Aggregate   Aggregate      Total       Number   Aggregate   Aggregate      Total
                   of     Principal    Principal     Delinqs.       of     Principal   Principal     Delinqs.
   Maturity       Loans    Balance      Balance     by State(1)   Loans     Balance     Balance     by State(1)
--------------    -----    -------      -------     -----------   -----     -------     -------     -----------
                                                (Dollars in thousands)
CA(2)              2,822    $343,135     32.94%     29.24%       4,948     $533,590      33.42%     39.04%
TX(2)...             945      25,721      2.47       6.64        4,291      265,242      16.62       7.31
NY...                943      36,831      3.54       7.49          532       32,620       2.04       3.49
MD...              1,828     104,384     10.02       4.80        1,628       93,495       5.86       4.65
AZ...              4,132     145,980     14.01       7.49        3,787      139,038       8.71       7.89
MA...                353      21,625      2.08       3.53          890       83,593       5.24       2.82
Other(3)           8,698     364,109     34.94      40.81        8,882      448,807      28.11      34.80
                  ------  ----------    -------    -------      ------   ----------    -------     -------
Total             19,721  $1,041,785    100.00%    100.00%      24,958   $1,596,385    100.00%     100.00%
                  ======  ==========    =======    =======      ======   ==========    =======     =======


                                                              As of
                 ---------------------------------------------------------------------------------------------------
                               December 31, 1996                                   March 31, 1997
                 ---------------------------------------------     -------------------------------------------------
                                     Percentage of Percentage of                        Percentage of
                 Number   Aggregate    Aggregate      Total        Number    Aggregate    Aggregate    Percentage of
                  of      Principal    Principal     Delinqs.       of       Principal    Principal    Total Delinqs.
   Maturity      Loans     Balance      Balance    by State(1)     Loans      Balance      Balance      by State(1)
--------------   -----     -------      -------    -----------     -----      -------      -------      -----------
CA(2)            6,971     $680,075      27.15%      14.60%        8,631     $ 814,527      23.28%        14.01%
TX(2)...        12,257      410,892      16.40       37.34        14,117       490,557      14.02         26.65
NY...            2,396      214,228       8.55        3.87         2,326       209,237       5.98          2.63
MD...            2,415      133,298       5.32        2.17         3,680       197,139       5.63          3.66
AZ...            3,265      128,251       5.12        4.17         3,823       160,618       4.59          3.94
MA...              953       81,170       3.24        1.37           935        79,166       2.26          0.92
Other(3)        19,525      857,122      34.22       36.48        33,396     1,547,972      44.24         48.19
                ------   ----------     -------     -------       ------    ----------     -------       -------
Total           47,782   $2,505,036     100.00%     100.00%       66,908    $3,499,216     100.00%       100.00%
                ======   ==========     =======     =======       ======    ==========     =======       =======

(1)  In terms of number of loans outstanding.

(2) The concentration in California and Texas does not reflect a business strategy of the Company but rather the pursuit of specific opportunities.

(3) No other state accounted for greater than 5.0%, based on aggregate principal balances, of the Company's mortgage loan servicing portfolio as of March 31, 1997.

  Acquisition of Servicing Rights. The Company acquires substantially all of its mortgage servicing rights in the secondary market. The secondary market for purchasing and selling mortgage servicing rights is inefficient in several respects, including the lack of a centralized exchange for conducting trading, the lack of definitive market prices, and the lack of conformity in modeling assumptions. The industry expertise of United Financial's and Matrix Financial's employees allows the Company to capitalize upon these inefficiencies when acquiring mortgage servicing rights. Prior to completing any such acquisition, the Company analyzes a wide range of characteristics of each portfolio considered for purchase. This analysis includes projecting revenues and expenses and reviewing geographic distribution, interest rate distribution, loan-to-value ratios, outstanding balances, delinquency history, and other pertinent statistics. Due diligence is performed either by Matrix Financial's employees or a designated independent contractor on a representative sample of the mortgages involved. The purchase price is based on the present value of the expected future cash flow, calculated by using a discount rate and loan prepayment assumptions that management considers to be appropriate to reflect the risk associated with the investment.

  Servicing Sales. The Company periodically sells its purchased mortgage servicing portfolios and generally sells all of its originated mortgage loan servicing rights. Such sales increase revenue, as reflected in loan origination income and gain on sale of servicing, and generate cash at the time of sale, but reduce future servicing fee income. Originated mortgage servicing rights were sold on a bulk and flow basis on loans having an aggregate principal amount of $303.3 million and $63.4 million during the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. Periodically, the Company may also sell purchased mortgage servicing rights to restructure its portfolio or generate revenues. Purchased mortgage servicing rights were sold on loans having an aggregate principal amount of $646.0 million and $503.8 million during the year ended December 31, 1996 and the three months ended March 31, 1997, for net gains of $3.2 million and $1.4 million, respectively.

  The Company anticipates that it will continue to adhere to its policy of selling substantially all of its originated mortgage servicing rights. The Company also may sell purchased mortgage servicing rights. Management intends to base decisions regarding future mortgage servicing sales upon the Company's cash requirements, purchasing opportunities, capital needs, earnings, and the market price for mortgage servicing rights. During a quarter in which a sale occurs, reported income will tend to be greater than if such sale had not occurred during that quarter. Prices obtained for mortgage servicing rights vary depending on servicing fee rates, anticipated prepayment rates, average loan balances, remaining time to maturity, servicing costs, custodial escrow balances, delinquency and foreclosure experience, and purchasers' required rates of return.

  In the ordinary course of selling mortgage servicing rights, the Company, in accordance with industry standards, makes certain representations and warranties to purchasers of mortgage servicing rights. If a loan defaults when there has been a breach of representations or warranties and the Company has no third-party recourse, the Company may become liable for the unpaid principal and interest on defaulted loans. In such a case, the Company may be required to repurchase the mortgage loan and bear any subsequent loss on the loan. In connection with any purchases by the Company of mortgage servicing rights, the Company also is exposed to liability to the extent that an originator or seller of the servicing rights is unable to honor its representations and warranties. During 1996 and the first quarter of 1997, the Company recognized losses of $150,000 and $149,000, respectively, on loan repurchases resulting from a particular servicing portfolio purchased by the Company. The Company does not anticipate any additional material losses with respect to this or any other servicing portfolio due to breaches of representations and warranties; however, there can be no assurance that the Company will not experience such losses.

Purchase and Sale of Bulk Loan Portfolios

  Loan Purchases. In addition to its traditional mortgage loan origination and servicing-related activities, the Company makes bulk purchases of mortgage loans through Matrix Bank. The Company believes that its structure provides advantages over its competitors in the purchase of bulk mortgage loan packages. United Financial, through its networking within the mortgage banking industry, is able to refer to Matrix Bank mortgage banking companies that are interested in selling mortgage loan portfolios. The direct contacts reduce the number of portfolios that must be purchased through competitive bid situations, thereby reducing the cost associated with the acquisition of bulk mortgage loan portfolios.

  Because the Company services mortgage loans for more than 200 private investors, including banks, savings associations, and insurance companies, it is presented with opportunities to purchase the underlying mortgages. In many cases, the mortgage loans increase in value solely due to the increased liquidity provided by uniting ownership of the mortgage servicing rights with the underlying mortgage loans. As servicer, Matrix Financial possesses information about the quality and performance history related to each of these loans, and, in many cases, the Company acts as custodian for the legal and credit documents on the underlying loans. With such information available, the Company is in a position to negotiate advantageous pricing on loans, which provides the Company an opportunity to resell the mortgage loans at a higher price (an "arbitrage" opportunity). Controlling ownership of the mortgage servicing and the underlying mortgage loan provides the Company maximum arbitrage opportunity in a sale. During the year ended December 31, 1996 and first quarter of 1997, the Company made bulk purchases of approximately $159.0 million and $106.3 million in mortgage loans, respectively.

  Types of Loans Purchased. The Company reviews many loan portfolios for prospective acquisition. The Company primarily focuses on acquiring seasoned first lien priority loans secured primarily by one-to-four single family residential properties valued at less than $350,000. The purchased loan portfolios typically include both fixed and adjustable rate mortgage loans. Mortgage loan portfolios are purchased from various sellers who, in some cases, have originated the loans; but in most cases such sellers have acquired the loan portfolios in bulk purchases.

  The Company considers several factors prior to the purchase. Among others, the Company considers the product type, the current loan balance, the current interest rate environment, the seasoning of the mortgage loans, payment histories, geographic location of the underlying collateral, price, the current liquidity of the Company, and the product mix in its existing mortgage loan portfolio.

  In many cases, the mortgage loan portfolios that the Company acquires are purchased at a discount to par. Some of the loans in these portfolios are considered performing loans that have had payment problems in the past or have had document deficiencies. These types of portfolios afford the Company an arbitrage opportunity if the purchase discount on such portfolios accurately reflects the additional risks associated with purchasing these types of loans. Loan document deficiencies are identified in the due diligence process and, to the extent practical, are cured by the Company prior to reselling the loans.
The Company also analyzes the payment history on each mortgage loan portfolio. Many prior problems may be a result of inefficient servicing or may be attributable to several servicing transfers of the loans over a short period of time. Because many considerations may impact pricing or yield, each loan package evaluated is priced based on the specific underlying loan characteristics. The Company purchased fewer loan portfolios at a discount in 1996 and the first quarter of 1997, versus historical levels. The higher prices paid in the first quarter of 1997 and the years ended 1996 and 1995 resulted primarily from the Company acquiring loan portfolios believed to have better payment histories and fewer document deficiencies on average.

  Due Diligence. The Company performs comprehensive due diligence on each mortgage loan portfolio that the Company desires to purchase on a bulk basis. These procedures consist of analyzing a representative sample of the mortgage loans in the portfolio and are typically performed by Company employees, but occasionally are outsourced to third-party contractors. The underwriter takes into account many factors in analyzing the sample of mortgage loans in the subject portfolio, including the general economic conditions in the geographic area or areas in which the underlying residential properties are situated, the loan-to-value ratios on the underlying loans, the payment histories of the borrowers, and other pertinent statistics. In addition, the underwriter attempts to verify that each sample loan conforms to the standards for loan documentation set by FNMA and FHLMC, and in cases where a significant portion of the sample loans contains non-conforming documentation, the Company assesses the additional risk involved in purchasing such loans. Once the underwriting and due diligence process is complete, the Company categorizes each loan pool into one of four categories. This process helps the Company determine whether the mortgage loan portfolio meets the Company's investment criteria and, if it does, the range of pricing that the Company feels is appropriate.

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

  Loan Sales. Substantially all of the mortgage loans in the Company's loan portfolio are classified as held for sale. The Company continually monitors the secondary market for purchases and sales of mortgage loan portfolios and typically undertakes a sale of a particular loan portfolio held by the Company in an attempt to "match" an anticipated bulk purchase of a particular mortgage loan portfolio or to generate current period earnings and cash flow. To the extent that the Company is unsuccessful in matching its purchases and sales of mortgage loans, the Company may have excess capital at Matrix Bank, resulting in less than optimum leverage and capital ratios. During the year ended December 31, 1996 and the first quarter of 1997, the Company made bulk sales of approximately $79.0 million and $5.5 million in loans, for gains on sale of bulk mortgage loans of $3.4 million and $118,000, respectively.

Residential Mortgage Loan Origination

  Wholesale Originations. The Company originates residential mortgage loans primarily on a wholesale basis through Matrix Financial. For the year ended December 31, 1996 and the three months ended March 31, 1997, Matrix Financial originated a total of $583.3 million and $95.5 million in wholesale residential mortgage loans, respectively.

  Matrix Financial's source of mortgage loan originations is its wholesale division, which originates mortgage loans through approved independent mortgage loan brokers that qualify to participate in Matrix Financial's program through a formal application process that includes an analysis of the brokers' financial condition and sample loan files, as well as the brokers' reputation, general lending expertise, and references. As of March 31, 1997, Matrix Financial had approved relationships with approximately 500 mortgage loan brokers. From Matrix Financial's offices in Atlanta, Denver, and Phoenix, the sales staff solicit mortgage loan brokers throughout the Southeastern and Rocky Mountain areas of the United States for loan packages that meet Matrix Financial's criteria. Mortgage loans submitted by brokers are funded after being underwritten by Matrix Financial.

  Mortgage loan brokers act as intermediaries between borrowers and Matrix Financial in arranging mortgage loans. Matrix Financial, as an approved FNMA, FHLMC, and GNMA seller/servicer, provides such brokers access to the secondary market for the sale of mortgage loans that they otherwise cannot access because they do not meet the applicable seller/servicer net worth requirements. Matrix Financial attracts and maintains relationships with mortgage loan brokers by offering a variety of services and products.

  By concentrating on wholesale mortgage banking services through independent mortgage loan brokers, Matrix Financial is able to originate mortgage loans in a cost-effective manner. Historically, retail mortgage loan origination has involved higher fixed overhead costs such as offices, furniture, computer equipment, and telephones, as well as additional personnel costs such as sales representatives and loan processors. By limiting the number of offices and personnel needed to generate business, Matrix Financial has transferred the overhead burden of mortgage origination to the independent mortgage loan brokers that originate the loans. As a result, Matrix Financial can match its origination costs more directly to loan origination volume so that a substantial portion of its costs are variable rather than fixed.

  In June 1996, the Company implemented a program to supplement its product offerings made through its wholesale loan origination networks by adding products tailored to borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources. The borrowers who need this type of loan product often have impaired or unsubstantiated credit histories and/or unverifiable income and require or seek a high degree of personalized services and swift response to their loan applications. As a result, these borrowers generally are not averse to paying higher interest rates that the Company will charge for this loan product type as compared with the interest rates charged by conventional lending sources. The Company has established classifications with respect to the credit profiles of these borrowers. The classifications range from A-minus through D depending upon a number of factors, including the borrowers's credit history and employment status classifications with respect to the credit profiles of these borrowers. To date, the operations of the B/C Lending Division have not been material to those of the Company.

  Retail Originations. On a limited basis, and primarily in order to serve the communities in which it operates, Matrix Bank originates residential loans on a retail basis through its branches in Las Cruces, New Mexico and Sun City, Arizona. In early 1997, the Bank opened a lending branch in Evergreen, Colorado, that is anticipated to increase the amount of Matrix Bank's retail originations. This location will primarily originate residential construction loans and some commercial loans in the local market place. It is anticipated that the construction loans will be converted to permanent mortgage loans and funded through Matrix Bank. The retail loans originated by Matrix Bank consist of a broad range of residential (both at fixed and at adjustable rates), and on a more limited basis, consumer loan products, commercial real estate loans, and commercial business loans.

  Quality Control. The Company has a loan quality control process designed to ensure sound lending practices and compliance with FNMA, FHLMC, and applicable private investor guidelines. Prior to funding any wholesale or retail loan, the Company performs a pre-funding quality control audit that consists of the verification of a borrower's credit and employment and utilizes a detailed checklist. Subsequent to funding, the Company on a monthly basis selects 10% of all closed loans for a detailed audit conducted by its own personnel or a third-party service provider. The quality control process entails performing a complete underwriting review and independent reverification of all employment information, tax returns, source of down payment funds, bank accounts, and credit. Furthermore, 10% of the audited loans are chosen for an independent field review and standard factual credit report. All discovered deficiencies in these audits are reported to senior management of the Company to determine trends and additional training needs. All resolvable issues are addressed and cured by the Company. Any loans that fail to meet applicable investment criteria of an investor are reported to such investor, which could result in a requirement by the investor for the Company to repurchase the loan. The Company also performs a quality control audit on all early payment defaults, first payment defaults, and 60-day delinquent loans; the findings are reported to the appropriate investor and/or senior management.

  Sale of Loan Originations. The Company generally sells the loans that it originates. In the future, however, it is anticipated that Matrix Bank will hold for investment certain mortgage loans that it has originated. Under ongoing programs established with FNMA and FHLMC, conforming conventional loans may be sold on a cash basis or pooled by the Company and exchanged for securities guaranteed by FNMA or FHLMC. These securities are then sold by Matrix Financial and Matrix Bank to national or regional broker/dealers. Mortgage loans sold to FNMA or FHLMC are sold on a nonrecourse basis so that foreclosure losses are generally borne by FNMA or FHLMC and not by the Company.

  The Company also sells nonconforming mortgage loans on a nonrecourse basis to other secondary market investors. These loans are typically first lien mortgage loans that do not meet all of the agencies' underwriting guidelines, and are originated instead for other institutional investors with whom the Company has previously negotiated purchase commitments, and for which the Company occasionally pays a fee. This practice would also apply to the sale of residential mortgage loans originated through the Company's B/C Lending Division.

  The Company sells mortgage loans on a servicing-retained or servicing-released basis. Certain purchasers of mortgage loans require that the loan be sold to them servicing-released. In all other cases the decision is left to the Company. Generally, the Company sells conforming loans on a servicing-retained basis and nonconforming loans on a servicing-released basis. See "--Residential Loan Servicing Activities."

  In connection with the Company's mortgage loan originations and sales, the Company makes customary representations and warranties, similar in nature and scope to those provided in connection with sales of mortgage servicing rights. To date, they have not resulted in any significant repurchases of loans by the Company or any pending or threatened claims by the purchasers against the Company. However, there can be no assurance that losses will not occur in the future due to the representations and warranties issued.

  The sale of mortgage loans may generate a gain or loss for the Company. Gains or losses result primarily from two factors. First, the Company may make a loan to a borrower at a price that is higher or lower than it would receive if it immediately sold the loan in the secondary market. These price differences occur primarily as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses may result from the changes in interest rates that result in changes in the market value of the mortgage loans from the time that the price commitment is given to the borrower until the time that the mortgage loan is sold to the investor.

  In order to hedge against the interest rate risk resulting from these timing differences, the Company historically has committed to sell all closed originated mortgage loans held for sale and a portion of the mortgage loans that are not yet closed but for which the interest rate has been established ("pipeline loans"). The Company adjusts its net commitment position daily either by entering into new commitments to sell or by buying back commitments to sell depending upon its projection of the portion of the pipeline loans that it expects to close. These projections are based on numerous factors, including changes in interest rates and general economic trends. The accuracy of the underlying assumptions bears directly upon the effectiveness of the Company's use of forward commitments and subsequent profitability. At March 31, 1997, the Company had approximately $70.3 million in pipeline and funded loans offset with mandatory forward commitments of approximately $44.0 million and non-mandatory forward commitments of approximately $21.0 million. At, December 31, 1996, the Company had approximately $62.6 million in pipeline and funded loans offset with mandatory forward commitments of approximately $49.1 million and non-mandatory forward commitments of approximately $8.1 million. The inherent value of the forward commitments is considered in the determination of the lower of cost or market in valuing the Company's pipeline and funded loans at any given time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Results of Operations for the Years Ended December 31, 1996 and 1995--Loan Origination."


Real Estate Management and Disposition Services

    USS, which began operations in June 1995, provides real estate management and disposition services to customers across the United States. In addition to the unaffiliated clients currently served by USS, Matrix Financial uses USS exclusively in handling the disposition of its foreclosed real estate. Having USS provide this service as opposed to Matrix Financial transforms the disposition process into a revenue generator for the Company, since USS typically collects a fee of 1% of the value of the foreclosed real estate from the real estate broker involved in the sale transaction. USS is able to provide this disposition service on an outsourced basis and at no additional cost to the mortgage loan servicer, since USS collects its fee from the real estate broker. USS is able to pass the cost of the disposition on to the real estate broker because of the volume it generates. In addition, USS provides limited collateral valuation opinions to clients such as FHLMC that are interested in assessing the value of the underlying collateral on non-performing mortgage loans, as well as to clients such as Matrix Bank and other third-party mortgage loan originators and buyers that are interested in evaluating potential bulk purchase of mortgage loans. To date, the operations of USS have not been material to those of the Company.


Savings Bank Activities

    With branches in Las Cruces, New Mexico and Sun City, Arizona, Matrix Bank serves its local communities by providing a broad range of personal and business depository services, offering residential loans, and providing, on a more limited basis, commercial real estate, commercial business loans, and consumer loans. In January 1997, a loan production branch for Matrix Bank was established in Evergreen, Colorado that will primarily originate residential real estate construction loans and commercial loans. For a discussion of the depository services offered by Matrix Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." For a discussion of the historical loan portfolio of the Company, including that of Matrix Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management-- Lending Activities."

  In May 1996, a subsidiary of Matrix Bank, Sterling Finance, purchased substantially all of the assets of a Denver-based originator and Seller of sub-prime automobile retail installment sales contracts. On December 31, 1996, Matrix Bank sold the fixed assets of Sterling Finance to a third-party buyer and ceased operations. In conjunction with contractual obligations associated with selling loans into the secondary market, Matrix Bank has repurchased approximately $4.0 million of installment loans and repossessed automobiles that Sterling Finance sold to outside investors, including the repurchase of approximately $1.5 million in loans (plus $108,000 of accrued interest) in the second quarter of 1997. These assets will be disposed of or serviced under the direction of Matrix Bank. See "Prospectus Summary--Recent Developments" and "Regulation and Supervision--Federal Savings Bank Operations--Regulation of Sub-Prime Automobile Lending."

Self-Directed Trust Activities

    Sterling Trust provides administration services for self-directed individual retirement accounts, qualified business retirement plans, personal custodial accounts, and a variety of corporate trust and escrow arrangements. Sterling Trust actively markets its services on a nationwide basis to the financial services industry, specifically broker-dealers, registered representatives, insurance agents, tax professionals, financial planners and advisors, and investment product sponsors. At March 31, 1997, Sterling Trust was administering assets in excess of $1.2 billion. Historically, approximately 6% to 8% of the assets under administration are maintained in money market accounts. Sterling Trust retains no discretion with respect to the investment of trust assets, and executes no investment transaction until so instructed by the client or the client's designated representative. In February 1997, Sterling Trust moved approximately $80.0 million of money market balances of such trust assets from a third-party institution to Matrix Bank.

Competition

    The industries in which the Company competes are highly competitive. The Company competes for the acquisition of mortgage loan servicing rights and bulk loan portfolios mainly with mortgage companies, savings associations, commercial banks, and other institutional investors. The Company believes that it has competed successfully for the acquisition of mortgage loan servicing rights and bulk loan portfolios by relying on the advantages provided by its unique corporate structure and the secondary marketing expertise of the employees in each Subsidiary.

  Competition in mortgage loan and mortgage servicing rights brokerage and consulting arises mainly from other mortgage banking consulting firms, national and regional investment banking companies, and accounting firms. Management believes that the distinction among market participants is based primarily on customer service. United Financial competes for its brokerage and consulting activities by recruiting qualified and experienced sales people, by developing innovative sales techniques, by providing financing opportunities to its customers through its affiliation with Matrix Bank, and by seeking to provide a higher level of service than is furnished by its competitors.

  Competition in originating mortgage loans arises mainly from other mortgage companies, savings associations, and commercial banks. The distinction among market participants is based primarily on price and, to a lesser extent, the quality of customer service and name recognition. Aggressive pricing policies of the Company's competitors, especially during a declining period of mortgage loan originations, could in the future result in a decrease in the Company's mortgage loan origination volume and/or a decrease in the profitability of the Company's loan originations, thereby reducing the Company's revenues and net income. Many of the nation's largest mortgage companies, savings associations, and commercial banks have a significant number of branch offices in areas in which the Company operates. The Company competes for loans by offering competitive interest rates and product types, and by seeking to provide a higher level of personal service to mortgage brokers and borrowers than is furnished by competitors. However, the Company does not have a significant market share of the lending markets in which it conducts operations.

  Management believes that Matrix Bank's most direct competition for deposits comes from local financial institutions. The distinction among market participants is based primarily on price and, to a lesser extent, the quality of customer service and name recognition. Matrix Bank's cost of funds fluctuates with general market interest rates. During certain interest rate environments, additional significant competition for deposits may be expected from corporate and governmental debt securities, as well as money market mutual funds. Matrix Bank competes for conventional deposits by emphasizing quality of service, extensive product lines, and competitive pricing.

  Competition in brokering and consulting arises mainly from other mortgage banking consulting firms and national and regional investment banking and accounting firms. Management believes that the distinction among market participants is based primarily on customer service. United Financial competes for its brokering and consulting activities by recruiting qualified and experienced sales people, by developing innovative sales techniques, by providing financing opportunities to its customers through its affiliation with Matrix Bank and by seeking to provide a higher level of service than is furnished by its competitors.

  Sterling Trust faces considerable competition in all of the services and products that it offers. The main competition comes from the other self-directed trust companies. However, Sterling Trust also faces competition from other trust companies and trust divisions of other financial institutions. Sterling Trust's niche has been, and will continue to be, providing high quality customer service and servicing niche retirement products. In an effort to increase market share, Sterling Trust will endeavor to provide superior service, expand its marketing efforts, provide competitive pricing, and continue to diversify its product mix.

Employees

    At March 31, 1997, the Company had 279 employees. Management believes that its relations with its employees are good. Neither Matrix Capital nor any of the Subsidiaries is a party to any collective bargaining agreement.

Properties

  The executive and administrative offices of the Company, United Financial, USS, and UCM are located at 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204. The lease on these premises extends through January 1999 and the current annual rent is approximately $120,000. The Company also owns a building in Phoenix that houses the majority of Matrix Financial's operations. This building was purchased by the Company in 1994 and is subject to third-party mortgage indebtedness. The Company utilizes approximately 18,000 of the 30,000 square feet in this building, and the balance is leased to an affiliated company at current market rates. The Company also leases two smaller office facilities in Atlanta and Denver, where Matrix Financial conducts its wholesale loan origination activities.

  Matrix Bank owns an approximately 30,000 square foot building in Las Cruces, New Mexico. Of this 30,000 square feet, approximately 9,200 square feet serve as the headquarters for Matrix Bank. Substantially all of the remaining footage is rented to unaffiliated third-party tenants at market rates. Matrix Bank also owns a newly opened 1,800 square foot detached branch in Las Cruces and an approximately 3,000 square foot branch in Sun City, Arizona. In January, 1997, Matrix Bank opened an approximately 1,500 square foot loan origination branch in Evergreen, Colorado. The lease on the Evergreen property provides for a one-year term at an annual cost of $24,000.

  Sterling Trust occupies approximately 11,300 square feet in Waco, Texas, under a lease agreement that is in place until June 30, 2001, at a monthly rent payment of $13,553. The lease agreement provides for renewal options and allocation of certain expenses the lessee would reimburse over a specified amount during the life of the lease.

  First Matrix is located in Arlington, Texas and operates in a 1,446 square foot office suite. The current lease requires a monthly payment of $1,265 and matures on April 30, 1999.

  The Company believes that all of its present facilities are adequate for its current needs and that additional space is available for future expansion upon acceptable terms.

Legal Proceedings

  Matrix Financial is a defendant in two lawsuits, Limper v. Matrix Financial Services Corporation (Court of Common Pleas, Ottawa County, Ohio, January 29,
1996), and Mogavero v. Matrix Financial Services Corporation (United States District Court for the District of Massachusetts, June 17, 1996) that purport to cover a nationwide class of plaintiffs and involve similar facts and legal claims. In both cases, the plaintiffs allege that Matrix Financial breached the terms of plaintiffs' promissory notes and mortgages by imposing certain fax and payoff statement fees at the time the plaintiffs prepaid their loans. The plaintiffs claim that such fees constitute unauthorized charges in violation of the terms of the notes, and demand restitution and attorneys' fees. In addition, the plaintiffs in Mogavero seek treble damages for Matrix Financial's alleged violation of 18 U.S.C. (S)1964.

  Matrix Financial has entered into an agreement to settle the Limper action and the Mogavero action. The settlement agreement provides for the administration of the settlement in the Limper action and the dismissal of the Mogavero action. A settlement order of dismissal was entered in the Mogavero action in November 1996.

  The Court in the Limper action granted preliminary approval of the settlement in January 1997. Accordingly, as provided by the settlement agreement, Matrix Financial established a settlement fund of $640,000 that was reserved in the third quarter of 1996 to account for this contingency. The costs of notice and class administration, attorneys' fees, and recovery to class members are all to come from the settlement fund. Notice to class members was mailed in January 1997 and published in February 1997. After a hearing on April 10, 1997, the Court entered the Final Approval Order on April 21, 1997, approving the Settlement Agreement as submitted by the parties. The time for appeal from the Final Approval Order expired on May 21, 1997. No objections to the Settlement Agreement were filed.

  UFI is a defendant in a lawsuit entitled Douglas County Bank & Trust Co. v. United Financial, Inc., that was commenced on or about May 23, 1997 in the United States District Court for the District of Nebraska. In the action, the plaintiff-buyer alleges that UFI, as broker for the seller, made false representations regarding the GNMA certification of certain mortgage pools the servicing rights of which were offered for sale in a written offering. The plaintiff further alleges that it relied on UFI's representations in purchasing the servicing rights from the seller. The plaintiff seeks recovery of (i) the deposit paid to the seller in connection with the purchase thereof in the amount of $147,000; (ii) $1.4 million dollars that the plaintiff claims it paid GNMA to settle a dispute regarding the certification of the mortgage pools; and (iii) approximately $1.44 million in lost profits. The Company believes that it has defenses to this lawsuit; however, no assurances can be given that an adverse judgment will not be rendered or that such a judgment would not have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flows.

  Matrix Bank is a defendant in a lawsuit entitled HLC, Inc. v. Matrix Capital Bank, that was commenced on or about June 9, 1997 in the United States District Court for the Middle District of Tennessee. The plaintiff alleges that Matrix Bank breached an agreement pursuant to which Matrix Bank would act as an issuing bank in connection with a program allegedly developed by the plaintiff relating to the issuance of credit cards. The plaintiff agreed to perform, among other things, network marketing services in an attempt to enroll network marketing companies in the program, who in turn would solicit credit card applications from consumers. The plaintiff claims that Matrix Bank failed to comply with its contractual obligations in performing certain issuing and servicing functions in connection with the credit card accounts. As a result, the plaintiff is seeking to recover damages for lost profits and damage to its reputation in an amount in excess of $10 million. The Company believes that it has defenses to this lawsuit; however, no assurances can be given that an adverse judgment will not be rendered or that such a judgment would not have a material adverse effect on the Company's consolidated financial condition, results of operations, or cash flows.

  The Company is involved from time to time in routine litigation incidental to its business. However, other than described above, the Company believes that it is not a party to any material pending litigation that, if decided adversely to the Company, would have a significant adverse effect on the Company's consolidated financial condition, results of operations, or cash flows.

                           SUPERVISION AND REGULATION

  Set forth below is a brief description of various laws and regulations affecting the operations of Matrix Capital and its operating Subsidiaries. The description of laws and regulations contained herein does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations, and prospects of the Company.

Matrix Capital

  Matrix Capital is a unitary thrift holding company within the meaning of the Home Owners' Loan Act of 1933, as amended ("HOLA"). As such, Matrix Capital has registered with the OTS and is subject to OTS regulation, examination, supervision, and reporting requirements. In addition, the OTS has enforcement authority over Matrix Capital and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to Matrix Bank. In addition, Matrix Bank must notify the OTS at least 30 days before making any distribution to Matrix Capital.

  The HOLA prohibits a thrift holding company, directly or indirectly through one or more subsidiaries, from (i) acquiring another savings institution or holding company thereof, without prior written approval of the OTS, (ii) acquiring or retaining, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the HOLA, or (iii) acquiring or retaining control of a savings institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community, and competitive factors.

  As a unitary thrift holding company, Matrix Capital generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that Matrix Bank continues to be a "qualified thrift lender" under HOLA (a "QTL"). Upon any nonsupervisory acquisition by Matrix Capital of another savings association or savings bank that meets the QTL test and is deemed to be a savings institution by OTS, Matrix Capital would become a multiple thrift holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. HOLA limits the activities of a multiple thrift holding company and its uninsured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), subject to the prior approval of the OTS, and activities authorized by OTS regulation.

  Legislation has been proposed that would impose limits on the nonbanking activities of companies that acquire savings associations. It is anticipated that Matrix Capital's holding company status would be "grandfathered" under such legislation, but there can be no assurance that Matrix Capital would be exempt from such limits. Furthermore, any available grandfathering might not continue to be available to Matrix Capital as a result of a possible merger of the federal banking agencies. Several proposals have been introduced in Congress over the past several years with increasing frequency and interest in such a merger. If the OTS and Office of the Comptroller of the Currency were merged, as one proposal would require, the federal thrift charter would actually be eliminated. If adopted, such a proposal would require that Matrix Bank become a national bank and would subject it to regulation as such. One effect of such a requirement would be that Matrix Capital could not engage in activities not permitted for national banks. In addition, the ability to branch interstate would become subject to the restrictions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle Act"). Accordingly, any out-of-state branches of Matrix Bank in existence upon the effectiveness of such a proposal that are not permissible under the Riegle Act and, if not grandfathered, could be required to be divested. There are also some benefits to such a charter conversion. For example, Matrix Bank would not, under regulations currently applicable to national banks, be subject to the QTL test described below.

  Federal law generally provides that no company may acquire control of a federally-insured savings institution without obtaining the approval of the OTS. Such acquisitions of control may be disapproved if it is determined, among other things, that the acquisition would substantially lessen competition or the financial and managerial resources and further prospects of the acquiror and savings institution involved or that the acquisition would be detrimental to the institution or present enhanced insurance risk to the SAIF or Bank Insurance Fund ("BIF").

Mortgage Banking Operations

  The rules and regulations applicable to the Company's mortgage banking operations establish underwriting guidelines that, among other things, include anti-discrimination provisions, require provisions for inspections, appraisals, and credit reports on prospective borrowers, and fix maximum loan amounts. Moreover, lenders, such as the Company, are required annually to submit to the HUD, FNMA, and FHLMC audited financial statements, and each such regulatory entity maintains its own financial guidelines for determining net worth and eligibility requirements. The Company's affairs are also subject to examination by HUD, FNMA, and FHLMC at any time to assure compliance with the applicable regulations, policies, and procedures. Mortgage loan origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, and the Real Estate Settlement Procedures Act of 1974, as amended, and the regulations promulgated thereunder that prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs.

  Additionally, there are various state and local laws and regulations affecting the Company's operations. The Company is licensed in those states in which it does business requiring such a license where the failure to be licensed would have a material adverse effect on the Company, its business, or its assets. Conventional mortgage operations also may be subject to state usury statutes.

Federal Savings Bank Operations

  Business Activities. The activities of savings associations are governed by HOLA and, in certain respects, the Federal Deposit Insurance Act of 1933, as amended ("FDI Act"). The HOLA and the FDI Act were amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended ("FIRREA") and the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"). FIRREA was enacted to resolve issues relating to problem institutions, including thrifts, establish a new thrift insurance fund, reorganize the regulatory structure applicable to savings associations, and impose bank-like standards on savings associations. FDICIA, among other things, requires that federal banking agencies intervene promptly when a depository institution experiences financial difficulties, mandates the establishment of a risk-based deposit insurance assessment system, and requires imposition of numerous additional safety and soundness operational standards and restrictions. Both FIRREA and FDICIA contain provisions affecting numerous aspects of the operations and regulations of federally-insured savings associations and empower the OTS and the FDIC, among other agencies, to promulgate regulations implementing their provisions.

  Provisions of the federal banking statutes, as amended by FIRREA and FDICIA, among other matters (i) restrict the use of brokered deposits by troubled savings associations that are not well capitalized, (ii) prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories, (iii) subject to OTS waiver, restrict the aggregate amount of loans secured by non-residential real estate property to 400% of Tier 1 capital, (iv) permit savings and loan holding companies to acquire up to 5% of the voting shares of non-subsidiary savings associations or savings and loan holding companies without prior approval, (v) permit bank holding companies to acquire healthy savings associations, (vi) require the federal banking agencies to establish by regulation standards for extensions of credit secured by real estate, and (vii) restrict transactions between a savings association and its affiliates.

  Loans to One Borrower. Under the HOLA, savings associations are generally subject to the national bank limits on loans to one borrower. Generally, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the institution's unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is fully secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate.

  QTL Test. The HOLA requires savings associations to meet a QTL test. Under recent legislation and applicable regulations, any savings institution is a QTL if (i) it qualifies as a domestic building and loan association under Section 7701(a)(19) of the Internal Revenue Code (which generally requires that at least 60% of the institution's assets constitute loans secured by residential real estate or deposits, educational loans, cash or certain governmental obligations) or (ii) at least 65% of its "portfolio assets" (total assets less (a) specified liquid assets up to 20% of total assets, (b) intangibles, including goodwill, and (c) the value of property used to conduct business) consist of certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) on a monthly basis in nine out of every 12 months.

  A savings association that fails the QTL test for four or more months out of the prior 12-month period must either convert to a bank charter or operate under certain restrictions. If the savings association does not convert to a bank charter, generally it will be prohibited from: (i) making any new investment or engaging in any new activity not permissible for a national bank; (ii) paying dividends not permissible under national bank statutes and regulations; (iii) obtaining any new advances from any FHLB; and (iv) establishing any new branch office in a location not permissible for a national bank with its head office located in the association's home state. Any bank chartered as a result of failure of the QTL test must pay exit and entrance fees as a consequence of leaving the SAIF and entering the BIF as further described below. In addition, beginning three years after the association fails the QTL test, the association will be prohibited from engaging in any activity or retaining any investment not permissible for a national bank and will have to repay any outstanding advances from FHLB as promptly as possible consistent with safety and soundness. One year from the date the association fails the QTL test, any holding company that controls the association must register as and be deemed to be a bank holding company, subject to the restrictions and limitations of the BHC Act, and to the regulations of the Federal Reserve. As of March 31, 1997, Matrix Bank maintained approximately 92% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Consequently, Matrix Capital is able to retain its savings and loan holding company status.

  Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of associations that are based primarily on an institution's capital level. An institution that has capital that is equal to or exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Institution") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval. If Matrix Bank's capital falls below its fully phased-in requirement or the OTS notifies it that it is in need of more than normal supervision, Matrix Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, that would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. At March 31, 1997, Matrix Bank was a Tier 1 Institution.

  Liquidity. Matrix Bank must maintain an average daily balance of liquid assets and short-term liquid assets equal to a monthly average of not less than specified percentages of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS. Monetary penalties may be imposed for failure to meet these liquidity requirements. Since its acquisition by Matrix Capital, Matrix Bank has never failed to meet its liquidity requirements.

  Assessments. Savings associations must pay assessments to the OTS to fund the operations of the OTS. The general assessment, currently assessed on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly thrift financial report. The assessments paid by Matrix Bank for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997 totaled $155,000, $635,000, and $3,000, respectively.

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

  Branching. In April 1992, the OTS amended its rule on branching by federally chartered savings associations to permit nationwide branching to the extent allowed by federal statute. This permits federal savings associations with interstate networks to diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations.

  Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial associations, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's records of meeting the credit needs of its community and to take such record into account in evaluating certain applications by such institution. The CRA also requires all associations to publicly disclose their CRA rating. Matrix Bank received a CRA rating of "satisfactory" in its most recent examination.

  Insurance of Accounts and Regulation by the FDIC. Matrix Bank is a member of the SAIF, which is administered by the FDIC. Savings deposits are insured up to $100,000 per insured member (as defined by law and regulation) by the FDIC.
Such insurance is backed by the full faith and credit of the United States. As insurer, the FDIC imposes deposit insurance assessments and is authorized to conduct examinations of, and to require reporting by, the FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also may initiate enforcement actions against savings associations and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

  FDICIA required the FDIC to implement a risk-based deposit insurance assessment system. Pursuant to this requirement, the FDIC has adopted a risk-based assessment system under which all SAIF-insured depository associations are placed into one of nine categories and assessed insurance assessments based upon their level of capital and supervisory evaluation. Under this system, associations classified as well capitalized and considered healthy pay the lowest assessment while associations that are less than adequately capitalized and considered of substantial supervisory concern pay the highest assessment.
In addition, under FDICIA, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC. The FDIC may increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. Matrix Bank's current assessment is .064% of deposits, which is the lowest rate.

  By contrast, financial institutions that are members of the BIF, which has higher reserves, experienced lower deposit insurance assessments. The disparity in deposit insurance assessments between SAIF and BIF members was exacerbated by the statutory requirement that both the SAIF and the BIF funds be recapitalized to a 1.25% reserved deposits ratio and that a portion of most thrift's deposit insurance assessments be used to service bonds issued by the Financial Corporation ("FICO"). BIF reached the required reserve ratio in 1995. As a result, financial institutions that have deposits insured by the SAIF were subject to a potential competitive disadvantage as compared to BIF members.

  To address this rate disparity, on September 30, 1996, the President signed legislation intended to enable SAIF to reach the designated reserve ratio. The legislation provided for a one-time special assessment of .657% to be imposed upon all SAIF deposits as of March 31, 1995. Based on the Company's SAIF deposits as of March 31, 1995, the cost of the one-time special assessment was approximately $450,000 (pre-tax). This amount was accrued in the third quarter of 1996 and paid in the fourth quarter of 1996.

  The legislation also provides for BIF members to service a growing portion of the FICO bond payments. Until January 1, 2000, annual assessments of .013% of BIF deposits and .064% of SAIF deposits will service the annual payments due on the FICO bonds. Accordingly, Matrix Bank's portion of the payment on the FICO bonds is .064% of the deposits. The legislation provides for subsequent full pro rata sharing of FICO bond payments by BIF and SAIF institutions. The legislation called for a merger of the SAIF and BIF as of January 1, 1999, but only if the thrift charter has been eliminated.

  The financing corporations created by FIRREA and the Competitive Equality Banking Act of 1987 are also empowered to assess premiums on savings associations to help fund the liquidation or sale of troubled associations. Such premiums cannot, however, exceed the amount of SAIF assessments and are paid in lieu thereof.

  Brokered Deposits. Under the FDIC regulations governing brokered deposits, well-capitalized associations are not subject to brokered deposit limitations, while adequately capitalized associations are subject to certain brokered deposit limitations and undercapitalized associations may not accept brokered deposits. Matrix Bank is considered to be a well-capitalized association. Although Matrix Bank does not currently accept brokered deposits, it may do so in the future to allow for the desired growth of Matrix Bank. See "--Capital Requirements."

  Financial Management Requirements. FDICIA also imposes new financial reporting requirements on all depository associations with assets of more than $500 million, the management of such associations, and the independent auditors of such associations, and establishes rules for the composition, duties, and authority of such associations' audit committees and boards of directors.

  Transactions With Related Parties. Matrix Bank's authority to engage in transactions with related parties or affiliates or to make loans to certain insiders is limited by the Federal Reserve Act of 1913, as amended. In addition, savings associations may not lend to any affiliate that is engaged in activities that are not permissible for bank holding companies under the BHC Act. Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

  Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings associations such as Matrix Bank and has the authority to bring enforcement action against all "institution-related parties," including shareholders, attorneys, appraisers, and accountants who knowingly or recklessly participate in wrongful action that caused or is likely to cause more than a minimal financial loss to, or a significant adverse effect on, an insured depository institution. Civil penalties cover a wide range of violations and actions and range up to $25,000 per day unless a finding of reckless disregard is made, in which case fines of up to $1 million per day are permitted. Criminal penalties for most financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to impose enforcement action on an institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement action ranges from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Matrix Bank is not presently subject to any of the foregoing enforcement actions.

  Standards for Safety and Soundness. FDICIA requires each federal banking agency to prescribe for all insured depository institutions and, to some extent, their holding companies, standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits, and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; (iv) standards for extensions of credit secured by real estate or made for the purpose of financing the construction of improvements on real estate; and (v) such other standards relating to asset quality, earnings, and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors, and principal shareholders of insured depository associations that would prohibit compensation, benefits, and arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of the standards described above, it must submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected, may impose restrictions on the institution or the holding company, including any of the restrictions applicable under the prompt corrective action provisions of FDICIA. See "--Prompt Corrective Action."

     Capital Requirements. FDICIA added a provision establishing "capital categories" in order to facilitate prompt corrective action by the federal banking regulators. The purpose of this amendment is to impose more scrutiny and restrictions on institutions, and to prohibit savings institutions from making capital distributions or paying certain management fees that would leave the institution undercapitalized. FDICIA established five capital categories for this purpose:

     . An institution will be deemed to be well-capitalized if it (i) has a total risk-based capital ratio of 10% or more, (ii) has a Tier 1 risk-based capital ratio of 6% or more, and (iii) has a leverage ratio of 5% or more.

     . An institution will be deemed to be adequately capitalized if it (i) has a total risk-based capital ratio of at least 8%, (ii) has a Tier 1 risk-based capital ratio of at least 4%, and (iii) subject to certain exceptions, has a leverage ratio of at least 4%.

     . An institution will be deemed to be undercapitalized if it (i) has a total risk-based capital ratio of less than 8%, (ii) has a Tier 1 risk-based capital ratio that is less than 4%, or (iii) subject to certain exceptions, has a leverage ratio of less than 4%.

     . An institution will be deemed to be significantly undercapitalized if it (i) has a total risk-based capital ratio of less than 6%, (ii) has a Tier 1 risk-based capital ratio of less than 3%, or (iii) has a leverage ratio of less than 3%.

     . An institution will be deemed to be critically undercapitalized if it has a ratio of tangible equity to total assets of less than 2%.

     The Congress of the United States adopted a bill that did not become law, but that would require federal savings banks to convert to national banks. In the event of such a conversion, subject to limited grandfathering, thrift holding companies, such as Matrix Capital, would become regulated by the Federal Reserve. The Federal Reserve requires bank holding companies to maintain a leverage ratio of 5.0% with the aggregate amount of purchased mortgage servicing rights not to exceed 50.0% of Tier 1 capital (the numerator of the leverage ratio). Had Matrix Capital been subject to the Federal Reserve Board's capital regulations, its consolidated leverage ratio would have been approximately 3.0% at March 31, 1997 (assuming no other adjustments). There is considerable uncertainty regarding whether such legislation will be adopted.

     Prompt Corrective Action. FDICIA establishes a system of prompt corrective action to resolve the problem of undercapitalized associations. Under that system, the banking regulators must take certain supervisory actions against undercapitalized associations, the severity of which depends upon an institution's level of capitalization. Generally, subject to a narrow exception, FDICIA requires the appropriate federal banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. FDICIA authorizes the banking regulators to specify the ratio of tangible capital to assets at which an institution becomes critically undercapitalized and requires that ratio to be no less than 2% of assets.

     A thrift institution may be reclassified to an even lower category than is indicated by its current capital position if the OTS determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution to correct deficiencies following receipt of a less-than-satisfactory rating on its most recent examination report. Among other things, undercapitalized institutions are subject to growth limitations and are required to submit capital restoration plans. If an institution fails to submit an acceptable plan or fails in any material respect to implement an approved plan, it is treated as significantly undercapitalized.

     The OTS has adopted a rule that modifies the minimum core capital requirement for some thrift institutions. The general minimum requirement of Tier 1 capital at least equal to 3% of adjusted total assets is applicable only to those institutions that receive a composite rating of one (the highest rating) under the "MACRO" rating system for thrift institutions, and those that are, in general, considered strong organizations having well-diversified risks (including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality and liquidity, and well-managed on-and off-balance sheet assets). All other thrift institutions must maintain core capital of 3% plus an additional 100 to 200 basis points as established by the OTS on a case-by-case basis.

     Matrix Bank's Capital Ratios. The following table indicates Matrix Bank's regulatory capital ratios at March 31, 1997:


                                                                As of
                                                            March 31, 1997
                                                       ------------------------
                                                        Core        Risk-Based
                                                       Capital        Capital
                                                       -------      -----------
                                                        (Dollars in thousands)

Shareholder's equity/GAAP capital.................     $ 16,962      $ 16,962
Additional capital items:
    General valuation allowances..................            -         1,144
                                                         -------       -------
Regulatory capital as reported to the OTS.........       16,962        18,106
Minimum capital requirement as reported to the OTS        9,249        13,238
                                                        --------       -------
Regulatory capital--excess........................     $  7,713       $ 4,868
                                                        ========       =======
Capital ratios....................................         5.50%        10.94%
Well-capitalized requirement......................         5.00%        10.00%

     Federal Home Loan Bank System. Matrix Bank is a member of the FHLB system, which consists of 12 regional FHLBs. The FHLB system provides a central credit facility primarily for member associations and administers the home financing credit function of savings associations. FHLB advances must be secured by specified types of collateral and may only be obtained for the purpose of providing funds for residential housing finance. The FHLB funds its operations primarily from proceeds derived from the sale of consolidated obligations of the FHLB system. Matrix Bank, as a member of the FHLB system, must acquire and hold shares of capital stock in its regional FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. Matrix Bank was in compliance with this requirement with an investment in FHLB stock at March 31, 1997 of $2.9 million.

     The FHLBs must provide funds to service the FICO bonds and contribute funds for affordable housing programs. These requirements have affected adversely the level of FHLB dividends paid and could continue to do so. Such requirements could also result in the FHLBs' imposing a higher rate of interest on advances to their members and could have an adverse effect on the value of FHLB stock in the future, with a corresponding reduction in Matrix Bank's capital. For the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997, dividends from the FHLB to Matrix Bank amounted to $86,000, $153,000, and $41,000, respectively. If dividends were reduced, Matrix Bank's income would likely also be reduced.

     Federal Reserve System. Federal Reserve regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily regular checking and NOW accounts). Matrix Bank is in compliance with these regulations. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce Matrix Bank's interest-earning assets. FHLB system members are also authorized to borrow from the Federal Reserve, but applicable regulations require associations to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

     Regulation of Sub-Prime Automobile Lending. On December 31, 1996, Matrix Bank sold the assets of its subsidiary engaged in sub-prime automobile lending to a third-party buyer. However, during the time that Matrix Bank owned operated such entity, it purchased approximately $18.5 million automobile retail installment contracts and sold them into the secondary market, subject to certain recourse provisions. In conjunction with the contractual obligations associated with those sales, Matrix Bank had, as of March 31, 1997, repurchased approximately $2.5 million of installment loans and repossessed automobiles that Sterling Finance sold to outside investors. In addition, during the second quarter of 1997, the Company repurchased approximately $1.5 million of loans plus $108,000 of the accrued interest pursuant to a settlement with a certain purchaser of installment loans. The loans will be disposed of or serviced under the direction of Matrix Bank. See "Prospectus Summary--Recent Developments." Matrix Bank bears the risk of additional repurchases subject to certain terms and conditions of the various sale agreements that are primarily restricted to fraud and title issues. The automobile lending activities are subject to various federal and state laws and regulations. Consumer lending laws generally require licensing of the lender and purchasers of loans and adequate disclosure of loan terms and impose limitations on the terms of consumer loans and on collection policies and creditor remedies. Federal consumer credit statutes primarily require disclosures of credit terms in consumer finance transactions. In general, the Company's sub-prime automobile lending activities were conducted under licenses issued by individual states and were also subject to the provisions of the federal Consumer Credit Protection Act and its related regulations.

     Due to the consumer-oriented nature of the industry and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants are named from time to time as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against the Company in connection with any litigation could have a material adverse affect on the Company's financial condition and results of operations. In addition, if it were determined that a material number of loans purchased by the Company involved violations of applicable lending laws or fraudulent actions by the automobile dealers, the Company's financial condition and results of operations could be materially adversely affected.

     FAS 122. In May 1995, the Financial Accounting Standards Board issued FAS 122, which amended Statement of Financial Accounting Standards No. 65, Accounting for Certain Mortgage Banking Activities ("FAS 65"). FAS 122 requires the recognition of originated mortgage servicing rights, as well as purchased mortgage servicing rights, as assets by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Under FAS 65, the cost of originated mortgage servicing rights was not recognized as an asset and was charged to earnings when the related loan was sold. With respect to acquisition of mortgage servicing rights through either the purchase or origination of mortgage loans, FAS 122 has a different cost allocation methodology than SFAS No. 65. In contrast to a cost allocation based on estimated fair market value as set forth in FAS 122, the prior requirement was to allocate the costs incurred in excess of the market value of the loans without the servicing rights to purchased mortgage servicing rights. If it is not practicable to estimate fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. FAS 122 also requires that all capitalized mortgage servicing rights be evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their value and it requires a holder of mortgage servicing rights to stratify its mortgage servicing rights that are capitalized after the adoption of FAS 122 based on one or more of the predominant risk characteristics of the underlying loans. Impairment will be recognized through a valuation allowance for each impaired stratum.

Regulation of Sterling Trust Company

     Activities. Sterling Trust provides custodial services and directed (nondiscretionary) trustee services. Sterling Trust was chartered under the laws of the State of Texas, and as a Texas trust company is subject to supervision, regulation, and examination by the Texas Department of Banking (the "TDB"). Under applicable law, a Texas trust company, such as Sterling Trust, is subject to virtually all provisions of the TBA as if the trust company were a state chartered bank. The activities of a Texas trust company are limited by applicable law generally to acting as a trustee, executor, administrator, guardian or agent for the performance of any lawful act, and to lend and accumulate money when authorized under applicable law. In addition, a Texas trust company with capital of not less than $1 million, such as Sterling Trust, has the power to (i) purchase, sell, discount and negotiate notes, drafts, checks and other evidences of indebtedness, (ii) purchase and sell securities,
(iii) issue debentures, bonds and promissory notes and accept bills and notes drawn on it (but may not have liabilities exceeding five times its capital and surplus, or 10 times with the written consent of the Texas Banking Commissioner), and (iv) exercise powers incidental to the enumerated powers described in the TBA. A Texas trust company is generally prohibited from accepting demand or time deposits.

     Limitation on Capital Distributions. The TBA prohibits a Texas trust company from reducing its outstanding capital and surplus through dividend, redemption or other capital distribution without the prior written approval of the Texas Banking Commissioner (the "Commissioner"). The TBA does not prohibit the declaration and payment of pro rata share dividends consistent with the Texas Business Corporation Act.

     Investments. A Texas trust company is generally obligated to maintain an amount equal to 40% of its capital and surplus in investments that are readily marketable and can be converted into cash within four business days, including
(i) federally insured certificates of deposit, (ii) securities in which a state bank can invest without limitation under applicable law, and (iii) corporate debt or equity securities registered or approved for registration and traded on a national securities exchange or authorized for quotation on an automated quotation system sponsored by a registered securities association. Subject to the requirements set forth in the preceding sentence, a Texas trust company is permitted to invest its corporate assets in any investment permitted by law, provided that without the prior written consent of the Commissioner or otherwise provided by the TBA, a Texas trust company may not invest an amount in excess of 15% of its capital and certified surplus in the securities of a single issuer.

     Branching. The TBA permits a Texas trust company to establish and maintain branch offices at any location within the state of Texas on prior written approval of the Commissioner. The TDB currently does not permit Texas trust companies to establish branches outside the state of Texas.

     Transactions With Related Parties. The TBA prohibits the sale or lease of an asset of a Texas trust company, or the purchase or lease of an asset by a Texas trust company, where the transaction involves an officer, director, principal shareholder or affiliate, unless such transaction is approved by a disinterested majority of the board of directors or the prior written approval of the Commissioner.

     Enforcement. Under applicable provisions of the TBA, the Commissioner has the power to issue enforcement actions against a Texas trust company or any officer, employee, or director of a Texas trust company. In addition, in certain circumstances, the Commissioner may remove a present or former officer, director or employee of a Texas trust company from office or employment, and may prohibit a shareholder or other persons participating in the affairs of a Texas trust company from such participation. The Commissioner has the authority to assess civil penalties of up to $500 per day for violations of a cease and desist, removal or prohibition order. The Commissioner also has the authority to assess civil money penalties of up to $1,000 per occurrence for the violation of certain filing and audit requirements to which Sterling Trust is subject. In addition, certain violations of the TBA constitute felonies under Texas law.

     Capital Requirements. Applicable law requires a Texas trust company to have and maintain capital of at least $1 million. The Commissioner may require additional capital of a Texas trust company if the Commissioner determines it necessary to protect the safety and soundness of such company. Sterling Trust is in compliance with all capital requirements under Texas law.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information regarding the current directors and executive officers of the Company.

                                                                                     Director's
                                                                                       Term
Name                            Age        Principal Positions                        Expires
-------------------------       ---  --------------------------------                ----------

Guy Gibson...............        32  Matrix Capital: President, Chief                    1998
                                     Executive
                                       Officer, and Director
                                     Matrix Financial: Chairman of the Board
                                       and President
Richard V. Schmitz.......        34  Matrix Capital: Chairman of the Board               1999
                                     United Financial: Chairman of the Board
D. Mark Spencer..........        37  Matrix Capital: Vice Chairman of the                1999
                                       Board
                                     Matrix Bank: Chairman of the Board
Thomas M. Piercy.........        32  Matrix Capital: Director                            2000
                                     United Financial: President
David M. Kloos...........        35  Matrix Capital: Senior Vice President,              1998
                                       Chief Financial Officer, and Director
                                     Matrix Bank: Executive Vice President
                                     and
                                       Chief Financial Officer
Gary Lenzo...............        46  Matrix Bank: President and Chief                      --
                                       Executive Officer
Thomas J. Osselaer.......        38  Matrix Financial: Executive Vice                      --
                                       President, Chief Operating Officer,
                                     and
                                       Chief Financial Officer
James G. Panero..........        34  Matrix Capital: Senior Vice President,                --
                                       Secretary, and General Counsel
Thomas P. Cronin.........        51  Matrix Capital: Vice Chairman                         --
                                     United Financial: Chief Executive Officer
Paul E. Skretny..........        52  Sterling Trust: Chief Executive Officer               --
                                     First Matrix: Chairman of the Board
Stephen Skiba............        42  Matrix Capital: Director                            2000
David A. Frank...........        49  Matrix Capital: Director                            1998
Peter G. Weinstock.......        35  Matrix Capital: Advisory Director                     --

     Guy A. Gibson has served as the Chief Executive Officer and a director of Matrix Capital since its formation in June 1993. Mr. Gibson has served as Chairman of the Board of Matrix Financial since August 1990 and as its President since August 1994. Mr. Gibson was one of the original founders of Matrix Financial. Prior to his tenure with the Company, Mr. Gibson held the position of Account Executive with the investment banking firms of PaineWebber from 1987 to 1989 and Lincoln Financial Group, a Denver-based servicing brokerage firm, from 1989 to 1990.

     Richard V. Schmitz has served as a director of Matrix Capital since its formation in June 1993 and was elected Chairman of the Board of Matrix Capital in February 1996. Mr. Schmitz was one of the original founders of United Financial, held the position of Chief Executive Officer of United Financial from 1990 until early 1997, and has been Chairman of the Board of United Financial since that time.

     D. Mark Spencer served as Chairman of the Board of Matrix Capital from June 1993 until February 1996. Mr. Spencer has also served as an executive officer of the Company since June 1993. Mr. Spencer has served as Chairman of the Board of Matrix Bank since October 1993, and has served as director of Matrix Financial since August 1990. From 1985 through July 1990, Mr. Spencer served as Vice President of Secondary Marketing for Austin Federal Savings and Loan, an Austin, Texas savings and loan association.

     Thomas M. Piercy served as Senior Vice President of United Financial from October 1990 to June 1996, when he was elected President of United Financial. Mr. Piercy has served as a director of Matrix Capital since June 1993. From 1986 to 1990, Mr. Piercy served as Managing Director of Lincoln Financial Group.

     David W. Kloos has served as a Vice President and Chief Financial Officer of Matrix Capital since June 1993, and he has served as a director of Matrix Capital also since June 1993. Mr. Kloos was appointed as Senior Vice President of Matrix Capital in September 1996. Mr. Kloos has served as Executive Vice President and Chief Financial Officer of Matrix Bank since October 1993. From 1989 through 1993, Mr. Kloos served as Senior Vice President and Chief Financial Officer of Argo Federal Savings Bank, a Summit, Illinois federal savings bank. From 1985 to 1989, Mr. Kloos, a certified public accountant, was employed by the Chicago office of KPMG Peat Marwick LLP.

     Gary Lenzo has served as President and Chief Executive Officer and a director of Matrix Bank since October 1993. From 1987 to 1992, Mr. Lenzo served as Vice President of Austin Savings Association and Great Western Savings Bank, both Austin, Texas based savings associations. From 1984 to 1986, Mr. Lenzo served as Vice President of Unifirst American Mortgage Corporation, an Austin, Texas mortgage company.

     Thomas J. Osselaer has served as Executive Vice President and Chief Financial Officer of Matrix Financial since July 1993, Chief Operating Officer since August 1994, and was Vice President from March 1992 to July 1993. From January 1990 to February 1992, Mr. Osselaer served as Treasurer and Finance Division Manager for the receivership of MeraBank Federal Savings Bank, a Resolution Trust Corporation controlled savings bank in Phoenix, Arizona. From 1985 to 1990, Mr. Osselaer served as Vice President, Assistant Treasurer, and Investment Manager for MeraBank Federal Savings Bank.

     James G. Panero has served as Senior Vice President, General Counsel, and Secretary of Matrix Capital since January 1996. From 1994 to 1995, Mr. Panero served as Senior Counsel of Chemical Residential Mortgage Corporation of Edison, New Jersey, the mortgage banking subsidiary of Chemical Bank. From 1992 to 1994, Mr. Panero served as Associate Counsel of Margaretten and Co., Inc., a publicly traded national mortgage banking company in Edison, New Jersey, which was acquired by Chemical Bank in 1994. From 1988 to 1992, Mr. Panero served as an associate with the law firm of Gurfein & Graubard in New York City where he specialized in commercial and real estate litigation.

     Thomas P. Cronin joined the Company effective March 1, 1997. Mr. Cronin assumed the management position of Vice Chairman of the Company and Chief Executive Officer of United Financial. Prior to joining the Company, Mr. Cronin held various positions with MCA Financial Corporation, a Michigan-based financial services company, and its wholly owned subsidiary, MCA Mortgage Corporation. Mr. Cronin's most recent management position with MCA Financial Corporation was Vice Chairman; however, Mr. Cronin continues to serve as a director of MCA Financial Corporation. Mr. Cronin has over 30 years of experience in the mortgage banking industry and currently is the Legislative Vice Chairman and board member for the Mortgage Bankers Association of America.

     Paul E. Skretny has served as Chief Executive Officer of Sterling Trust since May 1993 and as Chairman of the Board of First Matrix since March 1994. Prior to his association with Sterling Trust, Mr. Skretny was Senior Vice

President of APS Securities Corporation and Masterson, Moreland, Sauer, Whisman Inc. from June 1988 to February 1993, providing investment services and assistance to individual and institutional investors. From May 1975 to April 1988, Mr. Skretny was employed by Jefferson Bancshares, Inc. and its subsidiaries serving as President and Chief Executive Officer from 1984 to 1988. From June 1964 to 1975, he was employed by the Manufacturers & Traders Trust Company and the Bank of Buffalo in various positions as Assistant Manager, Operations Officer, Assistant Vice President and Vice President of Branch Office Administration. Mr. Skretny holds professional certifications and licenses as a fully registered general securities representative, general securities principal, and uniform securities agent.

     Stephen G. Skiba, a director of Matrix Capital since March 1996, is Senior Vice President and Senior Analyst, focusing on banks and thrifts, for the ABN Amro Chicago Corporation, an investment banking firm in Chicago, Illinois. From November 1990 to June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc. in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with the Chicago office of KPMG Peat Marwick LLP, primarily responsible for financial institutions and real estate audit engagements.

     David A. Frank was elected director of Matrix Capital in September 1996. Mr. Frank is President, Chief Executive Officer, and founder of America's Mortgage Source, a mortgage company based in Marlton, New Jersey that is primarily involved in the origination of residential mortgage loans and which was formed in 1995. From 1994 to 1995, Mr. Frank served as President and Chief Executive Officer of Chemical Residential Mortgage Corporation in Edison, New Jersey, and as a director of Chemical Bank, N.A. Chemical Residential Mortgage Corporation was the primary mortgage banking operation of Chemical Banking Corporation. Prior to joining Chemical Residential Mortgage Corporation, Mr. Frank served from 1989 to 1994 as President and Chief Operating Officer of Margaretten Financial Corporation, a publicly traded national mortgage banking company based in Perth Amboy, New Jersey. From 1977 to 1989, Mr. Frank held various positions with Primerica Corporation/American Can Company (now known as Travelers, Inc.), where he was primarily involved in mergers, acquisitions, capital market activities, and in restructuring a manufacturing-based concern into a diversified financial services company.

     Peter G. Weinstock has served as an advisory director to Matrix Capital since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote in matters submitted for approval and is not involved in the administration or management of the Company. Mr. Weinstock is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, where he has been employed for more than five years. Jenkens & Gilchrist, a Professional Corporation, serves as outside general counsel to the Company.

Committees of the Board of Directors

     The Board of Directors currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee and the Audit Committee are each comprised of Mr. Skiba and Mr. Frank. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1996 Stock Option Plan and the Purchase Plan. The Compensation Committee held no meetings during 1996, although it did act on several occasions during 1996 by unanimous consent. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held no meetings during 1996.

     The Board of Directors does not have a standing Nominating Committee.

     The Board of Directors held six meetings during 1996. During 1996, each director attended all of the meetings of the Board of Directors during the time that he served as director.

Employment Agreements

     In January 1996, the Company entered into a five-year employment agreement with Mr. Kloos. Under the terms of such agreement, Mr. Kloos is paid an annual salary as agreed to by Mr. Kloos and Matrix Capital and, in addition, he is to receive five annual installment payments of $25,000 each. This employment agreement is terminable without advance notice by the Company for good cause, which is generally defined to include a breach by Mr. Kloos of the employment agreement, a breach by Mr. Kloos of his fiduciary duties owed to the Company, and fraud, embezzlement, or theft from the Company by Mr. Kloos. In addition, the employment agreement terminates upon the death or disability of Mr. Kloos and Mr. Kloos may resign upon giving 30 days' notice to the Company.

     The Company has also entered into an employment agreement with Mr. Lenzo. Under the terms of such agreement, Mr. Lenzo is employed as the President and Chief Executive Officer of Matrix Bank until January 1, 1999 at a base salary of $110,000 per annum. In addition, Mr. Lenzo is eligible to participate in an equitable manner in all discretionary bonuses authorized to be paid the employees of Matrix Bank. The Company may, without notice, terminate this employment agreement for just cause (which is generally defined to include personal dishonesty, incompetence, willful misconduct, or a breach of fiduciary duty) and, in such case, the Company shall not be obligated to pay Mr. Lenzo his compensation accrued through the date of such termination. The Company may also, upon giving 60-days' notice to Mr. Lenzo, terminate Mr. Lenzo's employment agreement for any reason other than just cause, and, in such a case, the Company will be obligated to pay Mr. Lenzo his compensation through January 1, 1999. In addition, the Regional Director of the OTS may terminate Mr. Lenzo's employment agreement in certain instances, including if the FDIC enters into an agreement to provide assistance to Matrix Bank under its authority granted by the FDIC Act or if the Regional Director determines that Matrix Bank is in an unsafe or unsound position. Mr. Lenzo is entitled to certain change in control payments if, after a change in control of Matrix Bank or Matrix Capital, Mr. Lenzo's employment is terminated prior to January 1, 1999. The amount of such change in control payments, if required to be paid, would generally be the balance of Mr. Lenzo's salary through January 1, 1999 plus an additional amount that is equal to the amount of Mr. Lenzo's annual compensation paid to Mr. Lenzo by Matrix Bank for the year prior to his termination. The payments to Mr. Lenzo upon a change in control, however, may not exceed 2.99 times Mr. Lenzo's "base amount" (as defined in Section 280G(b)(3) of the Code) without adverse tax consequences.

     In connection with the acquisition by the Company of Vintage, the parent company of First Matrix and Sterling Trust, the Company entered into an employment agreement with Mr. Skretny. This employment agreement provides for a term of three years during which Mr. Skretny shall be employed as President and Chief Executive Officer of Vintage and Sterling Trust and Chairman of the Board of First Matrix at an annual base salary, subject to periodic review by the Board of Directors of the Company, of $135,500. Mr. Skretny is also eligible for a performance bonus if the Board of Directors of the Company determines in good faith that Mr. Skretny has met the performance standards consistent with his position. Under the terms of his employment agreement, Mr. Skretny was granted options to purchase 25,000 shares of Common Stock at $14.25 per share. Such options will generally become exercisable in 20% increments on the first through fifth anniversary dates of the date of grant of such options. Mr. Skretny's employment agreement may be terminated by Mr. Skretny or the Company upon giving 30 days' notice, but in the event of such termination by the Company, the Company must pay Mr. Skretny a one-time payment equal to the base salary that would be due Mr. Skretny for the remainder of the three-year term. The Company may also terminate the employment agreement for cause (which is generally defined to include continued failure by Mr. Skretny to perform his assigned duties, a material breach by Mr. Skretny of any of the terms of his employment agreement, or intentional dishonest, fraudulent, or felonious acts committed by Mr. Skretny).

Compensation of Directors

     The Company pays each nonemployee director of the Company a $3,750 quarterly retainer and a fee of $1,000 ($250 if such director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors and committee meetings. Nonemployee directors are also eligible for stock option grants under the 1996 Stock Option Plan.

     Each advisory director of the Company is paid a $2,500 quarterly retainer and a fee of $1,000 ($250 if such advisory director's attendance is via teleconference) for each meeting of the Board of Directors of Matrix Capital that he attends. The Company also reimburses each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors meetings. Advisory directors are also eligible for stock option grants under the 1996 Stock Option Plan.

Compensation of Executive Officers

     The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 1995 and 1996 by the Company to, or on behalf of, the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for 1996 were in excess of $100,000:

                                                                          Annual                           Long-Term
                                                                      Compensation (1)                    Compensation
                                                             ----------------------------------     ------------------------
                                                                                      Other
                                                                                      Annual        Options/     All Other
          Name and Principal Positions            Year       Salary      Bonus     Compensation       SARs      Compensation
---------------------------------------------     ----       ------      -----     ------------     --------    ------------
Guy A. Gibson                                      1996     $250,000     $  --       $47,514(2)        --        $  8,375(3)(4)
   President, Chief Executive Officer, and         1995      250,000        --        46,552(2)        --           8,300(3)(4)
   Director of Matrix Capital; President and
   Chairman of the Board of Matrix Financial

Richard V. Schmitz                                 1996      250,000        --            --           --           8,375(3)(4)
   Chairman of the Board of Matrix Capital;        1995      250,000      100,000         --           --           8,300(3)(4)
   Chief Executive Officer of United Financial

D. Mark Spencer                                    1996      250,000        --            --           --           8,375(3)(4)
   Vice Chairman of the Board of Matrix Capital    1995      250,000        --            --           --           8,300(3)(4)

Thomas M. Piercy                                   1996      293,626        --            --           --           2,375(4)
   Director of Matrix Capital; President of        1995      271,372        --            --           --           2,300(4)
   United Financial

David W. Kloos                                     1996      100,000       30,000         --        35,000(5)      84,772(3)(4)(6)
   Senior Vice President, Chief Financial          1995      100,000       20,000         --                      109,300(3)(4)(7)
   Officer, and Director of Matrix Capital;
   Executive Vice President and Chief Financial
   Officer of Matrix Bank

---------------
(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer.
(2) Each amount specified represents payments made to Mr. Gibson during the year shown in respect of Mr. Gibson's accrued tax liability during prior periods in which the Company operated as an "s" corporation.
(3) Of this amount, $6,000 represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors for each of 1995 and 1996.
(4) Of this amount, $2,300 and $2,375 represent the Company's contribution to such person's account maintained under the 401(k) savings plan during 1995 and 1996, respectively.

(5) The exercise price per share for these options is $10.00. These options become exercisable ratably over five years, with the first 20% becoming exercisable on October 18, 1997.
(6) Of this amount, $76,397 represents the amount paid to Mr. Kloos during 1996 to provide for the income taxes owed by Mr. Kloos in connection with the $101,000 payment disclosed in footnote (7).
(7) Of this amount, $101,000 represents the estimated value of a stock bonus of 138,938 shares awarded to Mr. Kloos on January 1, 1995 for services rendered.

Grants of Options

          The following table sets forth details regarding stock options granted during 1996 to the persons named in the Summary Compensation table. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.


                                            Option Grants in Last Fiscal Year

                                                   Individual Grants
                               ----------------------------------------------------------
                                                                                               Potential Realizable Value
                                                                                                at Assumed Annual Rates
                               Number of     Percent of                                       of Stock Price Appreciation
                               Securities   Total Options                                         for Option Term (2)
                               Underlying    Granted to                                       ---------------------------
                                Options     Employees in      Exercise        Expiration
       Name                     Granted     Fiscal Year     or Base Price        Date             5%               10%
---------------------------    ---------   -------------   ---------------   ------------   --------------   --------------
Guy A. Gibson..............         --          --               --                 --       $       --       $       --
Richard V. Schmitz.........         --          --               --                 --               --               --
D. Mark Spencer............         --          --               --                 --               --               --
Thomas M. Piercy...........         --          --               --                 --               --               --
David W. Kloos(1)..........     35,000         30.5%           $10.00         10/18/06          220,150          557,900

     --------------------------

     (1) Options were granted under the 1996 Stock Option Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest in one-fifth increments over a five-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Plan, including retirement, termination in the event of a change in control, death, or disability. See footnote (4) to the Summary Compensation Table.
     (2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions, and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.

Exercises of Options

               The following table sets forth information with respect to the persons named in the Summary Compensation table concerning the exercise of options during fiscal 1996, and unexercised options held as of December 31, 1996. No options were exercised by the persons named in the Summary Compensation table during 1996.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year End Option Values

                                                                  Value of
                            Number               Number of       Unexercised
                              of                Unexercised      in-the-money
                            Shares                options          options
                           Acquired              at FY-end:       at FY-end:
                              on       Value    Exercisable/     Exercisable/
       Name                Exercise  Realized   Unexercisable  Unexercisable(1)
------------------------   --------  --------   -------------  ----------------
Guy A. Gibson...........      --        --          --/--        $  --/--

Richard V. Schmitz......      --        --          --/--           --/--

D. Mark Spencer.........      --        --          --/--           --/--

Thomas M. Piercy........      --        --          --/--           --/--

David W. Kloos..........      --        --       --/35,000       --/205,625

------------------------

----------

(1) Values are stated based upon the closing price of $15.875 per share of the Common Stock on the Nasdaq National Market on December 31, 1996, the last trading day of the Company's fiscal year.

Stock Option Plan

     In January 1995, the Board of Directors and shareholders of Matrix Capital adopted the Company's 1995 Stock Option Plan, which was amended and restated as the 1996 Stock Option Plan by the Board of Directors and shareholders of Matrix Capital in September 1996. The purpose of the 1996 Stock Option Plan is to advance the interests of the Company by providing additional incentives to attract and retain qualified and competent employees and consultants of the Company and directors of the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent. As of the date hereof, substantially all of the Company's full-time employees and all of the Company's directors (including advisory directors) are eligible for grants of stock options ("Plan Options") under the terms of the 1996 Stock Option Plan.

     The 1996 Stock Option Plan authorizes the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options") to purchase Common Stock to eligible persons. A total of 525,000 shares of Common Stock are authorized for sale upon exercise of Plan Options granted under the 1996 Stock Option Plan. As of June 30, 1997, options to purchase an aggregate of 321,250 shares have been granted. The 1996 Stock Option Plan is administered by the Compensation Committee. The Compensation Committee consists of at least two members of the Board of Directors, each of whom will be an "outside director" within the meaning of the Code and a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1996 Stock Option Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock.

     No Incentive Option may be granted with an exercise price per share less than the fair market value of the Common Stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the administrator of the 1996 Stock Option Plan. The exercise price of an Employee Option may be paid in cash, by certified or cashier's check, by money order, by personal check, or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock. However, if the optionee acquired the stock to be surrendered directly or indirectly from the Company, he must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of a Plan Option.

     An eligible employee may receive more than one Incentive Option, but the maximum aggregate fair market value of the Common Stock (determined when the Incentive Option is granted) with respect to which Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such Incentive Option on the date of grant and such Incentive Option expires not later than five years from the date of grant. Awards of Nonqualified Options are not subject to these special limitations.

     No Incentive Option granted under the 1996 Stock Option Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Incentive Option is exercisable only by him or his guardian or legal representative. Nonqualified Options may be transferable if provided for in the option agreement governing the Nonqualified Option. The expiration date of a Plan Option is determined by the administrator at the time of the grant, but in no event may a Plan Option be exercisable after the expiration of 10 years from the date of grant of the Plan Option.

     The administrator of the 1996 Stock Option Plan may limit an optionee's right to exercise all or any portion of a Plan Option until one or more dates subsequent to the date of grant. The administrator also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of a Plan Option may be exercised. The 1996 Stock Option Plan also provides that 30 days prior to certain major corporate events such as, among other things, certain changes in control, mergers, or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each Plan Option shall immediately become exercisable in full. In anticipation of a Major Corporate

Event, however, the administrator may, after notice to the optionee, cancel the optionee's Employee Options on the consummation of the Major Corporate Event. The optionee, in any event, will have the opportunity to exercise his Plan Options in full prior to such Major Corporate Event.

     If terminated for cause, all rights of an optionee under the 1996 Stock Option Plan shall cease and the Plan Options granted to such optionee shall become null and void for all purposes. The 1996 Stock Option Plan further provides that in most instances a Plan Option must be exercised by the optionee within 30 days after the termination of the consulting contract between such consultant and the Company or termination of optionee's employment with the Company, as the case may be (for any reason other than termination of cause, mental or physical disability, or death), if and to the extent, such Plan Option was exercisable on the date of such termination. If the optionee is not otherwise employed by, or is not otherwise a consultant to, the Company, his Plan Option must be exercised within 30 days of the date he ceases to be a director of the Company or a subsidiary of the Company. Generally, if an optionee's employment or consulting contract is terminated due to mental or physical disability, the optionee will have the right to exercise the Plan Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by, or providing consulting services under a consulting contract to, the Company, the Plan Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legalee.

     The Company anticipates registering the shares issuable pursuant to the exercise of Plan Options with the Commission in 1997.

Employee Stock Purchase Plan

     In September 1996, the Board of Directors adopted the Purchase Plan and reserved shares of Common Stock for issuance thereunder. The shareholders of the Company approved the Purchase Plan in September 1996. The purpose of the Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock ("ESPP Shares") from the Company through payroll deductions. The Purchase Plan is a non-compensatory plan.

     Offerings under the Purchase Plan generally have a duration ("Offering Period") of 12 months and commence on January 1 of each year, but the Initial Offering Period under the Purchase Plan commenced on November 1, 1996 and ends on December 31, 1997. On the first business day of an Offering Period (the "Enrollment Date"), each eligible employee who chooses to participate ("Participant") is granted the right to purchase ("Purchase Right") on the last business day of such Offering Period ("Purchase Date") a number of whole ESPP Shares determined by dividing the Participant's total annual payroll deductions accumulated during such Offering Period by the Purchase Price described below. However, the number of ESPP Shares subject to each Participant's Purchase Right during such Offering Period shall in no event exceed the lesser of (i) the maximum number of ESPP Shares which could be purchased with such Participant's total payroll deductions for the Offering Period at a Purchase Price equal to 85% of the fair market value of the ESPP Shares on the Enrollment Date, (ii) the number of ESPP Shares determined by dividing $25,000 by the fair market value of the ESPP Shares on the Enrollment Date, or (iii) the maximum number of ESPP Shares that would cause the total owned by the Participant to exceed the 5% ownership limits described below. Unless the Participant's participation is discontinued, his or her Purchase Right will be exercised automatically on the Purchase Date (i.e., the last business day of the Offering Period) at the Purchase Price.

     The total number of shares of Common Stock issuable under the Purchase Plan is 125,000. No less than 15 days prior to each Offering Period, the administrator of the Purchase Plan will determine the total number of ESPP Shares that will be made available for purchase during such Offering Period and will notify the eligible employees. With respect to ESPP Shares that are made available for an Offering Period, but that are not purchased during such Offering Period, the administrator may again make them available for purchase with respect to any subsequent Offering period. In the event that on the Purchase Date of reference the aggregate amount of payroll deductions during the corresponding Offering Period exceeds the aggregate Purchase Price of all ESPP Shares available for purchase during such Offering Period, each Purchase Right of a participant shall be reduced to that percentage of available ESPP Shares as the accumulated payroll deduction in his or her account is of the aggregate accumulated payroll deduction in the accounts of all Participants.

     Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company or its designated subsidiaries, who is employed on the first day of the month preceding the Enrollment Date of reference, and who continues to be employed on the Enrollment Date, is eligible to participate in offerings under the Purchase Plan during the Offering Period, which includes such Enrollment Date. Employees become Participants by delivering to the Company an agreement authorizing payroll deductions at any time during the 45 days immediately preceding the Enrollment Date of reference. No employee is permitted to purchase ESPP Shares under the Purchase Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company, including as owned by such employee all ESPP Shares subject to his Purchase Right, as adjusted, shares subject to any other options, or shares whose ownership is attributable to the employee by reason of ownership by certain members of his or her family. In addition, no Participant is entitled to purchase during the Offering Period of reference more than the maximum number of ESPP Shares subject to such Participant's Purchase Right during such Offering Period.

     The price at which ESPP Shares are sold under the Purchase Plan ("Purchase Price") is 85% of the lower of the fair market value per Share of Common Stock on the Enrollment Date (i.e., first business day of the Offering period) or the Purchase Date (i.e., the last business day of the Offering Period). The Purchase Price of the ESPP Shares is accumulated by payroll deductions made during the Offering Period. The total payroll deductions of a Participant for an Offering Period may not be greater than the lesser of $21,250 or 25% of the Participant's annualized "considered pay," as determined at the beginning of the Offering Period, nor may such payroll deductions be less than an aggregate of $500. A Participant's "considered pay" is the administrator's reasonable estimate of such Participant's basic rate of pay (i.e., exclusive of bonuses and other special payments) during the Offering Period.

     All payroll deductions of a Participant are credited to his or her account under the Purchase Plan and are deposited with the general funds of the Company. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by the Company against the accounts of Participants. The Purchase Plan is administered by the Compensation Committee of the Board of Directors.

     A Participant may terminate his or her right to purchase ESPP Shares with respect to a particular Offering Period by notifying the administrator at any time prior to the last 15 days of the Offering period that the Participant is withdrawing all, but not less than all, of the accumulated payroll deductions credited to such Participant's account. The withdrawal of accumulated payroll deductions automatically terminates the Participant's Purchase Right with respect to that Offering Period. As soon as practicable after notice of such withdrawal, the payroll deductions credited to a Participant's account will be returned to the Participant without interest. A Participant's withdrawal with respect to an Offering Period does not have any effect upon such Participant's eligibility to participate in subsequent Offering Periods. Termination of a Participant's employment for any reason, including retirement or death, immediately terminates his or her participation in the Offering Period during which such termination of employment occurs. In such event, the payroll deductions credited to the Participant's account will be returned to the Participant as soon as practicable, or in the case of death, to the person or persons entitled thereto, in either case without interest.

     In the event of changes in the Common Stock of the Company, however, due to stock dividends or other changes in capitalization, or in the event of any merger, sale, or any other reorganization, appropriate adjustments will be made by the Company to the ESPP Shares subject to purchase, to the price per share, and, where necessary, to the conditions relating to the exercise of the Purchase Right, so that, to the extent reasonably possible, such events do not adversely affect the rights of Participants. If, however, there is a proposed dissolution or liquidation of the Company, the Offering Period during which such event occurs will be deemed terminated upon the occurrence of such event.

     The Purchase Plan will terminate automatically on December 31, 2005, and prior to that date the Board of Directors of Matrix Capital generally may at any time amend or terminate the Purchase Plan. The Company anticipates registering the shares issuable under the Purchase Plan with the Commission in 1997.

401(k) Savings Plan

     In February 1994, the Company established the Company's 401(k) savings plan, which is intended to comply with Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. Amounts contributed to the plan are held under a trust intended to be exempt from income tax pursuant to Section 501(a) of the Internal Revenue Code. All full time employees of the Company that have completed at least six months of service are eligible to participate in the plan. Participating employees will be entitled to make pre-tax contributions to their accounts in amounts equal to not less than 1% and not more than 15% of their compensation each year, subject to certain maximum annual limits imposed by law (approximately $9,500 in 1997). The Company matches employee contributions in the amount of 25% of their contributions. The Company also has the right to make certain additional matching contributions. Matching contributions made by the Company vest in participating employees over a six-year period after the date of contribution. Distributions generally are payable in a lump-sum after retirement or death and, in certain circumstances, upon termination of employment with the Company for other reasons.

Compensation Committee Interlocks and Insider Participation

     During 1994, 1995, and most of 1996, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive compensation for fiscal 1996 were made by the Board of Directors, including Messrs. Gibson, Kloos, Schmitz, Piercy, and Spencer, each of whom is an executive officer of the Company and participated in deliberations of the Board of Directors regarding executive officer compensation. The Board of Directors of the Company has established a Compensation Committee. See "--Committees of the Board of Directors."

     During the last completed fiscal year, no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee or, during the period in 1996 in which there was no Compensation Committee, the entire Board of Directors of the Company.

     During the last completed fiscal year, no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee or, during the period in 1996 in which there was no Compensation Committee, the entire Board of Directors of the Company.

     During the last completed fiscal year, no executive officer of the Company served as a member of the Compensation Committee or, during the period in 1996 in which there was no Compensation Committee, the entire Board of Directors of another entity, one of whose executive officers served as a director of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1995, the Company loaned Matrix Diversified, Inc. ("Diversified"), a company in which Messrs. Gibson, Schmitz, Piercy, Spencer, Kloos, and Osselaer, each of whom is an executive officer of the Company, and Mr. Robert Fowls, an officer of United Financial, own all of the outstanding capital stock, $750,000 in order to enable Diversified to purchase the assets of an unaffiliated business. Such loan accrues interest at 13% per annum and is secured by a secondary lien on the assets of Diversified. Principal and interest on this loan is due and payable in one lump sum on October 1, 2000. In addition, the Company leases approximately 7,400 square feet in its Phoenix office building to a subsidiary of Diversified at a base rental of approximately $8,500 per month. The lease expires in September 1997, but the Company anticipates that it will be renewed for successive one-year terms.

     On December 31, 1996, the Company renewed a loan originally made to Mr. Spencer, Vice Chairman of the Board and a shareholder of the Company, in December 1994 in the amount of approximately $80,000. The loan to Mr. Spencer accrues interest at the prime rate, is unsecured, and the entire principal and all accrued interest is due and payable in one lump sum on December 31, 1997. The Company has the option of extending the maturity of such loan to Mr. Spencer in annual increments.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock as of June 15, 1997 by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors and advisory directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all directors, advisory directors and executive officers of the Company as a group. The address of each person listed below is 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204.

                                                         Shares Beneficially
                                                               Owned (1)
                                                     -----------------------------
                                                                        Percent
                           Name                          Number         of Class
          ----------------------------------------   ---------------  ------------
          Guy A. Gibson...........................   1,285,358            19.2%
          Richard V. Schmitz......................   1,285,358(3)         19.2
          D. Mark Spencer.........................     879,910(2)(3)      13.2
          Thomas M. Piercy........................     236,375             3.5
          David W. Kloos..........................     139,938             2.1
          Stephen Skiba...........................      12,500(4)          *
          David A. Frank..........................       7,500(4)          *
          Peter G. Weinstock......................       5,500(4)          *
          All directors, advisory directors and
            executive officers as a group
            (13 persons)..........................   3,979,473(4)         58.8


-----------

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) On June 24, 1993, Mr. Gibson granted Mr. Spencer an option to purchase 133,983 of Mr. Gibson's shares of Common Stock at any time on or prior to June 23, 1998, at an exercise price of $2.41 per share. The amount shown in this table as beneficially owned by Mr. Spencer does not reflect these 133,983 shares of Common Stock.
(3) On June 24, 1993, Mr. Schmitz granted Mr. Spencer an option to purchase 133,983 of Mr. Schmitz's shares of Common Stock, at any time prior to June 23, 1998, at an exercise price of $2.41 per share. The amount shown in this table as beneficially owned by Mr. Spencer does not reflect these 133,983 shares of Common Stock.
(4) Includes options that are currently exercisable to purchase the number of shares of Common Stock indicated for the following persons: Stephen Skiba (2,500), David A. Frank (2,500), and Peter G. Weinstock (2,500).

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock, par value $0.0001 per share.

Common Stock

     As of June 15, 1997 there were 6,681,031 shares of Common Stock outstanding which were held of record by 75 shareholders. Holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Each share of Common Stock entitles the holder thereof to one vote. Cumulative voting for the election of directors is not permitted, which means that the holders of the majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by law, a majority vote is sufficient for any act of the shareholders. The holders of Common Stock are entitled to receive the Company's assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of Common Stock. All shares of Common Stock now outstanding are, and the shares of Common Stock to be outstanding upon the completion of the offering will be, fully paid and non-assessable.

Preferred Stock

     The Board of Directors is authorized, without further action of the shareholders of the Company, to issue from time to time shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, and limitations as the Board of Directors may determine at the time of issuance. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences, and privileges. The issuance of shares of Preferred Stock could adversely affect the holders of Common Stock. By way of example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer, proxy contest, or removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. Upon completion of the offering, the Company will not have any shares of Preferred Stock outstanding, and currently, the Company has no intention to issue shares of Preferred Stock after the offering.

Certain Warrants

     The Company has issued to two investment banking firms (the "Warrantholders") certain warrants (the "Warrants") that are exercisable for an aggregate of 75,000 shares of Common Stock. The Warrants are exercisable from time to time during the four years after October 1996, and are not transferable until October 1997. The exercise price for the shares of Common Stock underlying such warrants is $12.00 per share. The shares of Common Stock underlying such warrants are entitled to certain demand and incidental registration rights.

Certain Registration Rights; Rights of First Refusal

     The Company has granted the Warrantholders a right to demand that one registration statement on Form S-3 relating to the shares of Common Stock underlying the Warrants be filed by the Company and declared effective by the Commission and the right generally to "piggy-back" on any registrations of Common Stock filed by the Company. The demand registration rights are effective for a four-year period, and the "piggy back" registration rights are effective for a six-year period, each beginning in October 1997.

Certain Charter and Bylaws Provisions

     Certain provisions in the Articles of Incorporation and the Bylaws could have the effect of delaying, deferring, or preventing changes in control of the Company. Among other things, the Articles of Incorporation provide for certain advance notice requirements relating to nominations of directors and the calling of special shareholder meetings, and divide the members of the Board of Directors into three different classes of directors who are elected by holders of the

Common Stock and who serve three-year staggered terms, require advance notice of shareholder proposals and nominations of directors, and authorize the issuance of "blank check" preferred stock. The first class of directors, which currently includes Messrs. Skiba and Piercy, will be up for election at the 2000 annual meeting of shareholders; the second class of directors, which currently includes Messrs. Gibson, Frank, and Kloos, will be up for election at the 1998 annual meeting of shareholders; and the third class of directors, which currently includes Messrs. Schmitz and Spencer will be up for election at the 1999 annual meeting of shareholders.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                   PLAN OF DISTRIBUTION; SELLING SHAREHOLDERS

  This Prospectus relates to 779,592 shares of Common Stock that may be offered and sold from time to time by the Selling Shareholders. Set forth below is information, as of the date hereof, regarding the beneficial ownership of the Shares by each Selling Shareholder.

                                                         Number of Shares
                                                         of Common Stock                           Shares
                                                          Beneficially          Number of       Beneficially
                                                             Owned               Shares            Owned
                                                           Prior to            of Common           After
                                                          Offering(1)         Stock Offered      Offering(2)
                                                       -----------------      -------------    ---------------
Bachik, Brian...............................                     5,544              5,544                 -
Berg, Clyde.................................                     3,710              3,710                 -
Brown, Charles A............................                     2,474              2,474                 -
First Stock Company, nominee for Dudley Haas
Profit Sharing Plan.........................                    14,839             14,839                 -
Hezmall Limited Partnership.................                     4,507              4,507                 -
Hezmall, H. Pat, M.D........................                    21,614             21,614                 -
Jones, Jack W., Jr..........................                    28,869             28,869                 -
Jones, Jack W., Jr., Custodian for Courtney
Jones.......................................                     1,451              1,451                 -
Jones, Jack W., Jr., Custodian for
Jack W. Jones III...........................                     1,451              1,451                 -
Kangas Family Trust.........................                   114,513            114,513                 -
Lewin, Marcial..............................                     7,420              7,420                 -
Maruri, Michelle B..........................                    21,614             21,614                 -
Meyer, Jon P................................                     5,834              5,834                 -
Naik, P.M., M.D.............................                     5,276              5,276                 -
Naik, Marian K..............................                    14,839             14,839                 -
Neurosurgical Associates, Trustee FBO H.
Stephen Goldberg............................                     3,710              3,710                 -
Owens, Joseph A. II.........................                    14,839             14,839                 -
Posey, Mike.................................                    24,694             24,694                 -
Quinby Ltd., a Texas Limited Partnership....                   123,152            123,152                 -
Regions Bank, Gainsville, as Trustee for
Northeast Georgia Orthopaedic Clinic FBO
Dennis Smith................................                     3,710              3,710                 -


                                                         Number of Shares
                                                         of Common Stock                           Shares
                                                          Beneficially          Number of       Beneficially
                                                             Owned               Shares            Owned
                                                           Prior to            of Common           After
                                                          Offering(1)         Stock Offered      Offering(2)
                                                       -----------------      -------------    ---------------
Resources Trust Company, TRUA IRA,
FBO: Jack W. Jones, Jr......................                   2,902                2,902                   -
Saxton, Clark D.............................                  25,097               25,097                   -
Sherri Berg Trust...........................                   3,710                3,710                   -
Skretny, Paul E.(3).........................                  32,434               32,434                   -
Sonya Berg Trust............................                   3,710                3,710                   -
Smith, J. William...........................                  14,839               14,839                   -
Snodgrass, Elizabeth W., as separate property                    894                  894                   -
Snodgrass, Kent R...........................                  24,088               24,088                   -
Snodgrass, Kent R. and Elizabeth W..........                   8,793                6,169               2,804
Snodgrass, Y. F. and Mary Jo................                   2,902                2,902                   -
Sterling Trust Company, FBO Brian Bachik,
IRA.........................................                   8,709                8,709                   -
Sterling Trust Company, FBO Karen A. Kroll,
IRA.........................................                     816                  816                   -
Sterling Trust Company, FBO Patricia Kubitza,
IRA.........................................                   4,612                4,612                   -
Sterling Trust Company, FBO Donald M. Meyer,
IRA.........................................                   3,710                3,710                   -
Sterling Trust Company, FBO Jon P. Meyer,
IRA.........................................                  11,909               11,909                   -
Sterling Trust Company, FBO Melinda Oliver,
IRA.........................................                     886                  886                   -
Sterling Trust Company, FBO John M. Posey,
IRA.........................................                  18,035               18,035                   -
Sterling Trust Company, FBO Iris K. Russell,
IRA.........................................                   1,985                1,985                   -
Sterling Trust Company, FBO Robert H.
Saxton, M.D., IRA...........................                   7,420                7,420                   -
Sterling Trust Company, FBO Sharon L.
Waggoner, IRA...............................                     889                  889                   -


                                                         Number of Shares
                                                         of Common Stock                           Shares
                                                          Beneficially          Number of       Beneficially
                                                             Owned               Shares            Owned
                                                           Prior to            of Common           After
                                                          Offering(1)         Stock Offered      Offering(2)
                                                       -----------------      -------------    ---------------
Sterling Trust Company,FBO Bradley C.
Weldy, IRA..................................                    2,480               2,480                   -
Sterling Trust Company, FBO James J. Zorn,
IRA.........................................                    3,710               3,710                   -
Thompson, Jeff..............................                   10,895              10,895                   -
Weir, Daniel R..............................                   43,505              43,505                   -
Weir, Ralph L. Jr...........................                  119,226             119,226                   -

____________________

*    Less than one percent

(1) Unless otherwise indicated, to the knowledge of the Company, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.

(2) Assumes that all shares of Common Stock offered hereby by each Selling Shareholder are actually sold. Such presentation is based on 6,681,031 shares of Common Stock outstanding as of June 15, 1997.

(3) Mr. Skretny is the Chief Executive Officer of Sterling Trust, a wholly owned subsidiary of the Company, and Chairman of the Board of First Matrix, a wholly owned subsidiary of the Company.

     The shares of Common Stock beneficially owned by the Selling Shareholders were acquired by such Selling Shareholders in connection with the acquisition by the Company of all of the outstanding capital stock of Vintage, effective February 5, 1997. In connection with the acquisition by the Company of Vintage, the Company agreed to file the Registration Statement of which this Prospectus forms a part.

     The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the Nasdaq National Market, (ii) otherwise than on the Nasdaq National Market, in negotiated transactions (which may include the pledge or hypothecation of some or all of the Shares) at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods of sale. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus. The Selling Shareholders and any broker, dealer, or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer, or agent and profit on any resale of the Shares of principal may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer, or agent may be in excess of customary compensation. The Shares may also be sold in accordance with Rule 144 and Rule 145 under the Securities Act.

     All expenses of registration incurred in connection with the offering will be borne by the Company. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

     The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the Common Stock. The Company will require each Selling Shareholder, and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of such Selling Shareholder's Shares.

                                 LEGAL MATTERS

     The validity of the Shares being offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Jenkens & Gilchrist, a Professional Corporation, will rely on the opinion of James G. Panero, General Counsel of the Company, as to matters of Colorado Law.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

                         Index to Financial Statements



Consolidated Financial Statements of Matrix Capital Corporation


Report of Independent Auditors.............................................  F-2
Consolidated Balance Sheets - December 31, 1995 and 1996,
 and March 31, 1997 (unaudited)............................................  F-3
Consolidated Statements of Operations - for the years ended December 31,
 1994, 1995 and 1996, and for the three months ended March 31, 1996 and
 March 31, 1997 (unaudited)................................................  F-4
Consolidated Statements of Shareholders' Equity - for the years ended
 December 31, 1994, 1995 and 1996, and for the three months ended
 March 31, 1997 (unaudited)................................................  F-5
Consolidated Statements of Cash Flows - for the years ended December 31,
 1994, 1995 and 1996, and for the three months ended March 31, 1996 and 1997 (unaudited)......................................................  F-6
Notes to Consolidated Financial Statements - December 31, 1996
 and March 31, 1997 (unaudited)............................................  F-7


                         Report of Independent Auditors


Shareholders and Board of Directors
Matrix Capital Corporation

We have audited the accompanying consolidated balance sheets of Matrix Capital Corporation (Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 1995 the Company changed its method of accounting for mortgage servicing rights as a result of adopting Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.

                                         /s/ ERNST & YOUNG LLP

Phoenix, Arizona
May 30, 1997

                           Matrix Capital Corporation

                          Consolidated Balance Sheets
                             (Dollars In thousands)

                                             December 31       March 31
                                            1995      1996       1997
                                          --------  --------  -----------
                                                              (Unaudited)
ASSETS
Cash                                      $  1,929  $  2,855    $ 19,247
Interest earning deposits                    6,061     9,754       5,033
Loans held for sale, net                   127,090   182,801     285,845
Loans held for investment, net              19,575    29,560      33,644
Mortgage servicing rights, net              13,817    23,680      38,450
Other receivables                            5,609     9,353      22,818
Federal Home Loan Bank of
 Dallas stock                                1,954     2,871       2,912
Premises and equipment, net                  6,167     7,887       7,807
Deferred income tax benefit                      -        54          54
Other assets                                 4,111     5,744       6,482
                                          --------  --------  -----------
Total assets                              $186,313  $274,559    $422,292
                                          ========  ========  ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits                                $ 48,877  $ 90,179    $181,976
  Custodial escrow balances                 27,011    37,881      69,440
  Drafts payable                             8,817     5,961       7,544
  Payable for purchase of
   mortgage servicing rights                 1,312     8,044       7,389
  Federal Home Loan Bank of
   Dallas borrowings                        19,000    51,250      34,000
  Borrowed money                            65,093    42,431      80,197
  Other liabilities                          4,491     5,502       6,204
  Income taxes payable                       1,026     1,041       1,518
                                          --------  --------  -----------
Total liabilities                          175,627   242,289     388,268

Commitments and contingencies

Shareholders' equity:
 Preferred stock, par value
  $.0001; authorized 5,000,000
  shares; no shares outstanding
 Common stock, par value
  $.0001; authorized 50,000,000
  shares; issued and outstanding
  4,668,531, 6,681,031 and 6,681,031 shares
  at December 31, 1995 and 1996
  and March 31, 1997, respectively               -         1           1
 Additional paid in capital                  3,769    21,983      21,983
 Retained earnings                           6,917    10,286      12,040
                                          --------  --------  -----------
Total shareholders' equity                  10,686    32,270      34,024
                                          --------  --------  -----------
Total liabilities and
 shareholders' equity                     $186,313  $274,559    $422,292
                                          ========  ========  ===========

See accompanying notes.

                           Matrix Capital Corporation

                     Consolidated Statements of Operations

              (Dollars In thousands except per share information)

                                                                                                         Three Months Ended
                                                                   Year Ended December 31                     March 31
                                                                1994        1995        1996              1996         1997
                                                             ----------  ----------  ----------        ----------   ----------
                                                                                                             (Unaudited)
Interest income
Loans and mortgage backed  securities                        $    6,681  $   10,412  $   16,084        $    3,655   $    5,084
Interest earning deposits                                           349         374         465                92          412
                                                             ----------  ----------  ----------        ----------   ----------
Total interest income                                             7,030      10,786      16,549             3,747        5,496

Interest expense
Savings and time deposits                                         1,210       1,892       3,292               574        1,123
Demand and money market deposits                                    271         292         468               132          525
FHLB borrowings                                                     213       1,113       2,039               452          277
Borrowed money                                                    1,332       3,897       4,691             1,459        1,221
                                                             ----------  ----------  ----------        ----------   ----------
Total interest expense                                            3,026       7,194      10,490             2,617        3,146
                                                             ----------  ----------  ----------        ----------   ----------
Net interest income before provision for loan and
 valuation losses                                                 4,004       3,592       6,059             1,130        2,350
Provision for loan and valuation losses                             216         401         143                33           92
                                                             ----------  ----------  ----------        ----------   ----------
Net interest income                                               3,788       3,191       5,916             1,097        2,258

Noninterest income
Loan administration                                               6,926       7,749       8,827             2,140        3,982
Brokerage                                                         4,017       4,787       4,364               684        1,137
Trust services                                                    2,488       2,869       3,061               779          879
Gain on sale of loans and
 mortgage backed securities                                       1,590       3,272       3,369               436          118
Gain on sale of mortgage servicing rights                           684       1,164       3,232                 -        1,411
Loan origination                                                  1,294       2,069       1,561              (301)         641
Other                                                               940       1,744       2,173               398          775
                                                             ----------  ----------  ----------        ----------   ----------
Total noninterest income                                         17,939      23,654      26,587             4,136        8,943

Noninterest expense
Compensation and employee benefits                                8,929      10,527      12,722             2,827        3,461
Amortization of mortgage servicing rights                         1,185       1,817       2,432               501        1,527
Occupancy and equipment                                           1,434       1,451       1,776               414          501
Professional fees                                                   638         783         666               100          200
Data processing                                                     520         560         642               153          152
Losses related to recourse sales                                      -           -         787                 -          225
Federal Deposit Insurance Corporation
 premiums                                                           176         155         635                44            3
Other general and administrative                                  3,711       5,160       6,995             1,212        2,257
                                                             ----------  ----------  ----------        ----------   ----------
Total noninterest expense                                        16,593      20,453      26,655             5,251        8,326
                                                             ----------  ----------  ----------        ----------   ----------
Income (loss) before income taxes (benefit)                       5,134       6,392       5,848               (18)       2,875
Provision for income taxes (benefit)                              2,014       2,469       2,278               (14)       1,121
                                                             ----------  ----------  ----------        ----------   ----------
Net income (loss)                                            $    3,120  $    3,923  $    3,570        $       (4)  $    1,754
                                                             ==========  ==========  ==========        ==========   ==========
Net income (loss) per common and common
 equivalent share                                            $      .69  $      .83  $      .68        $     (.01)  $      .26
                                                             ==========  ==========  ==========        ==========   ==========
Weighted average common and common
 equivalent shares                                            4,529,593   4,707,221   5,077,040         4,668,531    6,748,145
                                                             ==========  ==========  ==========        ==========   ==========

See accompanying notes.

                           Matrix Capital Corporation

                Consolidated Statements of Shareholders' Equity

                             (Dollars In thousands)

                                               Common Stock       Additional  Retained
                                         -----------------------   Paid In    Earnings
                                            Shares      Amount     Capital    (Deficit)     Total
                                         ----------- ----------- ----------- ----------- -----------
Balance at December 31, 1993              4,529,593   $      -     $ 3,660     $  (126)    $ 3,534
Capital contribution into pooled
 company prior to merger                          -          -           8           -           8
Net income                                        -          -           -       3,120       3,120
                                         ----------- ----------- ----------- ----------- -----------
Balance at December 31, 1994              4,529,593          -       3,668       2,994       6,662
Issuance of stock for services              138,938          -         101           -         101
Net income                                        -          -           -       3,923       3,923
                                         ----------- ----------- ----------- ----------- -----------
Balance at December 31, 1995              4,668,531          -       3,769       6,917      10,686
Issuance of stock, net of issuance
 costs of $1,934                          2,012,500          1      18,190           -      18,191
Cash dividends paid by pooled
 company prior to merger                          -          -           -        (201)       (201)
Capital contribution into pooled
 company prior to merger                          -          -          24           -          24
Net income                                        -          -           -       3,570       3,570
                                         ----------- ----------- ----------- ----------- -----------
Balance at December 31, 1996              6,681,031          1      21,983      10,286      32,270
Net income (unaudited)                            -          -           -       1,754       1,754
                                         ----------- ----------- ----------- ----------- -----------
Balance at March 31, 1997
 (unaudited)                              6,681,031   $      1     $21,983     $12,040     $34,024
                                         =========== =========== =========== =========== ===========

See accompanying notes.

                           Matrix Capital Corporation
                     Consolidated Statements of Cash Flows
                             (Dollars In thousands)

                                                                                                               Three Months Ended
                                                                                Year Ended December 31               March 31
                                                                             1994        1995        1996       1996         1997
                                                                         ----------- ----------- ----------- ----------- -----------
                                                                                                                   (Unaudited)
Operating activities
Net income (loss)                                                         $  3,120    $  3,923    $  3,570    $     (4)   $  1,754
Adjustments to reconcile net income (loss) to net cash used by operating activities:
    Depreciation and amortization                                              615         882       1,106         227         370
    Provision for loan and valuation losses                                    216         401         143          33          92
    Amortization of mortgage servicing rights                                1,185       1,817       2,432         501       1,527
    Noncash compensation expense                                                 -         101           -           -           -
    Accretion of premium on deposits                                           (68)        (28)         (7)         (3)          -
    Deferred income taxes                                                      286         212         (54)          -           -
    Gain on sale of loans and mortgage backed securities                    (1,590)     (3,272)     (3,369)       (436)       (118)
    Gain on sale of mortgage servicing rights                                 (684)     (1,164)     (3,232)          -      (1,411)
    Losses related to recourse sales                                             -           -         787           -         225
    Loans originated for sale, net of loans sold                            (4,681)    (38,591)      8,099     (28,930)    (10,790)
    Loans purchased for sale                                               (80,048)    (91,774)   (159,015)    (50,678)   (106,330)
    Proceeds from sale of loans purchased for sale                          62,727      70,159      57,395      10,135       5,455
    Gain on sale of premises and equipment                                       -           -         (78)          -           -
    Originated mortgage servicing rights, net                                    -        (885)       (441)       (705)        (14)
    Increase in other receivables and other assets                          (2,288)     (3,738)       (796)     (3,961)     (6,689)
    Increase (decrease) in other liabilities and income taxes payable          942         (20)     (2,320)     10,561       2,762
                                                                         ----------- ----------- ----------- ----------- -----------
Net cash used by operating activities                                      (20,268)    (61,977)    (95,780)    (63,260)   (113,167)

Investing activities
Loans originated and purchased for investment                                 (423)     (2,919)    (15,048)     (1,128)     (4,365)
Principal repayments on loans                                               10,962      17,517      22,982       4,775       8,687
Purchase of Federal Home Loan Bank of Dallas stock                            (536)       (814)       (917)       (665)        (41)
Purchases of premises and equipment                                         (1,957)     (1,963)     (2,695)       (516)       (200)
Purchase of land under development                                               -           -      (1,431)          -           -
Purchase of revenue anticipation warrants                                        -           -        (818)          -           -
Purchase of residential homes                                                    -           -      (1,003)          -           -
Acquisition of mortgage servicing rights                                    (3,920)     (9,654)    (10,410)     (1,194)    (24,865)
Proceeds from sale of mortgage servicing rights                                677       1,769       8,410           -       1,750
Proceeds from sale of available for sale securities                              -           -      21,548           -           -
                                                                         ----------- ----------- ----------- ----------- -----------
Net cash provided (used) by investing activities                             4,803       3,936      20,618       1,272     (19,034)

Financing activities
Net (decrease) increase in deposits                                         (3,539)      6,995      41,309       6,337      91,797
Net (decrease) increase in custodial escrow balances                        (7,107)      2,324      10,870       1,422      31,559
Increase (decrease) in revolving lines and repurchase agreements, net       20,409      39,384      17,151      51,064      (6,695)
Repayments of notes payable                                                   (605)     (3,865)    (13,923)       (370)     (2,051)
Proceeds from notes payable                                                  2,893      12,933       6,924       1,259      29,300
Proceeds from senior subordinated notes                                          -       2,910           -           -           -
Repayment of financing arrangements                                           (639)       (307)       (564)        (82)        (38)
Dividends paid by pooled company prior to merger                                 -           -        (201)        (66)          -
Capital contribution into pooled prior to merger                                 8           -          24           -           -
Proceeds from issuance of common stock                                           -           -      18,191           -           -
                                                                         ----------- ----------- ----------- ----------- -----------
Net cash provided by financing activities                                   11,420      60,374      79,781      59,564     143,872
                                                                         ----------- ----------- ----------- ----------- -----------
(Decrease) increase in cash and cash equivalents                            (4,045)      2,333       4,619      (2,424)     11,671
Cash and cash equivalents at beginning of period                             9,702       5,657       7,990       7,990      12,609
                                                                         ----------- ----------- ----------- ----------- -----------
Cash and cash equivalents at end of period                                $  5,657    $  7,990    $ 12,609    $  5,566    $ 24,280
                                                                         =========== =========== =========== =========== ===========
Supplemental disclosure of noncash activity
Payable for purchase of mortgage servicing rights                         $  1,763    $  1,312    $  8,044    $    151    $  7,389
                                                                         =========== =========== =========== =========== ===========
Drafts payable                                                            $      -    $  8,817    $  5,961    $ 18,232    $  7,544
                                                                         =========== =========== =========== =========== ===========
Supplemental disclosure of cash flow information
Cash paid for interest expense                                            $  2,949    $  6,489    $ 10,598    $  2,546    $  2,979
                                                                         =========== =========== =========== =========== ===========
Cash paid for income taxes                                                $  1,702    $  1,766    $  2,298    $    569    $    609
                                                                         =========== =========== =========== =========== ===========

See accompanying notes.

                           Matrix Capital Corporation

                   Notes to Consolidated Financial Statements

                      December 31, 1996 and March 31, 1997

         (The information as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 is unaudited)

1. Organization

On June 30, 1993, Matrix Capital Corporation (Company) was formed and exchanged 1,000,000 shares of its common stock for 100 percent of the common stock of United Financial, Inc. (United Financial), Matrix Financial Services Corporation (Matrix Financial) and another company with minimal assets or operations. The merger was accounted for as a pooling of interests and, accordingly, the 1993 consolidated financial statements were restated to include the accounts and operations of the companies prior to the merger.

On October 18, 1996, the Company completed its initial public offering by selling 1,750,000 shares of common stock at a price of $10.00 per share. On November 18, 1996, the underwriters exercised their option to purchase an additional 262,500 shares of the Company's common stock (over-allotment) at the initial public offering price of $10.00. The net proceeds received in the offering were approximately $18.2 million.

On September 23, 1993 the Company acquired Dona Ana Savings Bank, FSB (changed its name to Matrix Capital Bank, herein referred to as Matrix Bank), a federally chartered savings and loan association. Upon the acquisition of Matrix Bank, the Company became a unitary savings and loan holding company which, through its subsidiaries, is engaged in a single industry segment, the financial services industries.

The Company's mortgage banking business is conducted through Matrix Financial, and was established with the primary objective of acquiring, originating and servicing residential mortgage loan servicing rights. Servicing mortgage loans involves the contractual right to receive a fee for processing and administering mortgage loan payments. The Company acquires servicing rights primarily in the secondary market as well as through Matrix Financial's wholesale loan origination offices in the Atlanta, Denver, and Phoenix metropolitan areas.

In June 1996, Matrix Financial formed an operating subsidiary, Matrix Funding Corp., which purchased 154 acres of land for $1.3 million in cash for the purpose of developing residential and multi-family lots in Ft. Lupton, Colorado.

                          Matrix Capital Corporation

1. Organization (continued)

Matrix Bank serves its local community by providing a full range of personal and business depository services, offering residential and consumer loans, and providing, on a limited basis, commercial real estate loans. Matrix Bank's participation in the mortgage banking business includes the purchase of bulk residential loan portfolios, with the intent of reselling the majority of the loans, and extends to acquisitions of servicing portfolios, which are in turn subserviced by Matrix Financial.

In May 1996, Matrix Bank formed an operating subsidiary, Sterling Finance Co., Inc. (Sterling Finance), which acquired substantially all the assets of an origination and seller of subprime automobile retail installment sales contracts for approximately $47,000 in cash. The assets acquired (fixed assets and prepaid expenses) were purchased at their estimated fair value and no goodwill was recorded. On December 31, 1996, Matrix Bank sold the fixed assets and the name of Sterling Finance to a third party buyer and ceased its subprime auto lending operations.

United Financial provides brokerage and consulting services to financial institutions and financial services companies in the mortgage banking industry, primarily related to the brokerage and analysis of residential mortgage loan servicing rights, corporate and mortgage loan servicing portfolio valuations, and, to a lesser extent, consultation and brokerage services in connection with mergers and acquisitions of mortgage banking entities.

United Special Services, Inc. (USS), a wholly owned subsidiary of the Company formed in June 1995, provides real estate management and disposition services to financial services companies and financial institutions, including Matrix Financial and Matrix Bank.

United Capital Markets (UCM), a wholly owned subsidiary of the Company formed in December 1996, focuses on risk management services for institutional clients.

On February 5, 1997, the Company completed the merger of The Vintage Group, Inc. ("Vintage") with the issuance of 779,592 shares of the Company's common stock, which was accounted for as a pooling of interests. Vintage's subsidiaries, Sterling Trust Company ("Sterling Trust") and Vintage Financial Services Corporation ("VFSC") are located in Waco, and Arlington, Texas, respectively. Sterling Trust was incorporated in 1984 as a Texas independent, nonbank trust company specializing in the administration of self-directed qualified retirement plans, individual retirement accounts, custodial, and directed trust accounts. As of March 31, 1997, Sterling Trust had in excess of 25,000 accounts with assets under administration of over $1.2 billion. VFSC, whose name has been changed to First Matrix Investment Services Corp., is a NASD broker/dealer that provides services to individuals and deferred contribution plans.

                          Matrix Capital Corporation

2. Significant Accounting Policies

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practices within the financial services industry.

The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates.

Pooling of Interests Accounting

On February 5, 1997, the merger of The Vintage Group, Inc. was completed, which was accounted for as a pooling of interests. The financial information for all prior periods presented has been restated to present the combined financial condition and results of operations of both companies as if the merger of Vintage had been in effect for all periods presented.

Loans Held for Sale

Loans originated or purchased with the intent for sale in the secondary market are carried at the lower of cost, net of discounts or premiums, or estimated market value in the aggregate. Market value is determined using forward sale commitments to permanent investors or current market rates for loans of similar quality and type. Net unrealized losses, if any, would be recognized in a valuation allowance by charges to income. Discounts or premiums on loans held for sale are not accreted or amortized into income on an interest method, however discounts and premiums related to payments of loan principal are recorded in interest income. The loans are primarily secured by one to four family residential real estate located throughout the United States.

                          Matrix Capital Corporation

2. Accounting Policies (continued)

Gains and losses on loan sales are recognized at the time of sale. Gains and losses are calculated based upon the total consideration received, after provisions to cover estimated future servicing costs and recourse provisions. Losses related to recourse provisions in excess of the amount originally provided are accrued as a liability at the time such additional losses are determined, and recorded as part of noninterest expense.

Loans Held for Investment

Loans held for investment are stated at unpaid principal balances (since it is the Company's intention to hold the loans until maturity), less unearned discounts and premiums, deferred loan fees, loans in process, and allowance for loan losses. Premiums, discounts and net origination fees on loans are amortized to interest income over the contractual life of the related loans using the interest method.

Allowance for Loan Losses

In January 1995, the Company adopted Statement of Financial Accounting Standards (Statement) No. 114, Accounting by Creditors for Impairment of a Loan, amended in October 1994 by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, hereinafter collectively referred to as Statement No. 114. Under Statement No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. Statement No. 114 applies to all loans except large groups of smaller-balance homogeneous loans, which are collectively evaluated, loans measured at fair value or at the lower of cost or fair value, leases and debt securities. The statement does not address the overall adequacy of the allowance for loan losses.

Potential impaired loans of the Company, as defined by Statement No. 114, include only commercial, real estate construction and commercial real estate mortgage loans classified as nonperforming loans. Impairment allowances are considered by the Company in determining the overall adequacy of the allowance for loan losses. The adoption of Statement No. 114 resulted in no material change in the allowance for loan losses. When a loan is identified as "impaired," accrual of interest ceases. The Company had no impaired loans, as defined by Statement No. 114, as of or for the years ended December 31, 1995 and 1996, respectively.

The Company evaluates its mortgage loans collectively due to their homogeneous nature. The allowance for loan losses is calculated, in part, based on historical loss experience. In addition, management takes into consideration other factors such as any qualitative evaluations of individual classified assets, geographic portfolio concentrations, new products or markets, evaluations of the changes in the historical loss experience component, and projections of this component into the current and future periods based on current knowledge and conditions. After an allowance has been established

                          Matrix Capital Corporation

2. Accounting Policies (continued)

for the loan portfolio, management establishes an unallocated portion of the allowance for loan losses, which is attributable to factors that cannot be associated with a specific loan or loan portfolio. These factors include general economic conditions, recognition of specific regional geographic concerns, and trends in portfolio growth. Loan losses are charged against the allowance when the probability of collection is considered remote. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonably foreseeable losses in the current loan portfolio.

Loans are placed on nonaccrual status when full payment of principal or interest is in doubt, or generally when they are past due ninety days as to either principal or interest. Previously accrued but unpaid interest is reversed and charged against interest income, if not collectible, and future accruals are discontinued. Interest payments received on nonaccrual loans are recorded as interest income unless there is doubt as to the collectibility of the recorded investment. In those cases, cash received is recorded as a reduction in principal.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight line method over the estimated lives of the assets, which range from three to seven years for office furniture, equipment and software and 30 years for buildings.

Mortgage Servicing Rights (MSR)

On January 1, 1995, the Company adopted Statement No. 122, Accounting for Mortgage Servicing Rights. Since Statement No. 122 prohibits retroactive application, the historical accounting results for 1994 have not been restated, and accordingly, the accounting results for 1995 and 1996 are not directly comparable to the results for prior periods.

With the adoption of this statement, the Company recognizes originated mortgage servicing rights (OMSRs) as an asset separate from the underlying originated mortgage loan by allocating the total cost of originating a mortgage loan between the loan and the servicing right based on their respective fair values. Mortgage servicing rights are carried at the lower of cost (allocated cost for OMSRs), less accumulated amortization, or fair value. Mortgage servicing rights are amortized in proportion to and over the period of the estimated future net servicing income.

The fair value of mortgage servicing rights is determined based on the discounted future servicing income stratified based on one or more predominant risk characteristics of the underlying loans. The Company stratifies its mortgage servicing rights by product type and investor to reflect the predominant risk characteristics. To determine the fair value of mortgage servicing rights, the Company uses a valuation model that calculates the present value of future cash flows to determine the fair value of the

                          Matrix Capital Corporation

2. Accounting Policies (continued)

mortgage servicing rights. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income which includes estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates. As of December 31, 1996, no valuation allowance was required and the fair value of the aggregate mortgage servicing rights was approximately $29,900,000.

Gain on Sale of Servicing Rights

The Company complies with EITF Issue No. 95-5, Determination of What Constitutes a Sale of Mortgage Loan Servicing Rights, such that the gain on sale of servicing rights is recognized when substantially all the risks and rewards inherent in owning the mortgage servicing rights have been transferred to the buyer, and any protection provisions retained by the Company are minor and can be reasonably estimated.

Drafts Payable

Drafts payable represent the in transit outstanding funding of a new loan by the Company via a negotiable instrument, however, the instrument has not yet been presented to the bank for payment. Presentation to the bank generally occurs within one to three days.

Loan Administration Income

Loan administration income represents service fees and other income earned from servicing loans for various investors. Loan administration income includes service fees that are based on a contractual percentage of the outstanding principal balance plus late fees and other ancillary charges. Income is recognized when the related payments are received.

Brokerage Income

Brokerage income represents fees earned related to brokerage and consulting services. Brokerage income is recognized when earned.

Trust Services Income

Trust services income represents fees earned related to services provided for self-directed IRA, pension, and escrow arrangements. Trust services income is recognized when earned.

                          Matrix Capital Corporation

2. Accounting Policies (continued)

Loan Origination Income

Loan origination income for loans originated for sale, which includes all mortgage origination fees, secondary marketing activity and servicing-released premiums on mortgage loans sold, net of outside origination costs, is recognized as income at the time the loan is sold.

Loan origination income for loans originated for investment, which includes mortgage origination fees and certain direct costs associated with loan originations, is deferred and amortized as a yield adjustment over the contractual life of the related loan using the interest method, adjusted for estimated prepayments.

Stock Based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant.

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. Statement No. 123 allows for a fair value based method of accounting for employee stock options and similar equity instruments awarded after December 31, 1995. The Company has elected to account for stock-based compensation plans in accordance with APB Opinion No. 25 and to follow the pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosure requirements set forth in Statement No. 123.

Foreclosed Real Estate

Real estate acquired through foreclosure, deed in lieu of foreclosure or in judgment is carried at the lower of fair value, minus estimated costs to sell, or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value, minus estimated costs to sell. The net carrying value of foreclosed real estate, which is classified in other assets, was $835,000, $788,000 and $853,000 at December 31, 1995 and 1996 and March 31, 1997, respectively.

                          Matrix Capital Corporation

2. Accounting Policies (continued)

Acquired Real Estate

Costs directly attributable to the acquisition, development, and construction of land development are capitalized. Such costs include preacquisition costs, direct project costs, and holding costs. The investment in land development is carried at the lower of cost, which includes capitalized costs, or net realizable value. Net unrealized losses, if any, would be recognized in a valuation allowance. As of December 31, 1996 there was no valuation allowance necessary for the land development.

Income Taxes

The Company and its subsidiaries file consolidated federal and state income tax returns. The subsidiaries are charged for the taxes applicable to their profits calculated on the basis of filing separate income tax returns. Matrix Bank qualifies as a savings and loan association for income tax purposes.

The Company follows Statement No. 109, Accounting for Income Taxes, which uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fair Value of Financial Instruments

In 1995, the Company adopted Statement No. 107, Disclosures about Fair Value of Financial Instruments, which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, where it is practicable to estimate their value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. For additional information refer to Note 14 - Financial Instruments.

Cash and Cash Equivalents

Cash equivalents, for purposes of the statements of cash flows, consist of cash and interest earning deposits with banks with original maturities when purchased of three months or less.

                          Matrix Capital Corporation

2. Accounting Policies (continued)

Net Income Per Share

Net income per common and common equivalent share are computed based on net income, adjusted for any preferred stock dividends declared, and the weighted average number of common shares outstanding during each period and the dilutive effect, if any, of stock options and warrants outstanding.

Interim Financial Statements

The accompanying consolidated balance sheet at March 31, 1997 and the consolidated statements of operations, shareholders' equity and cash flows for the three month periods March 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments (all of which are of a normal recurring nature) necessary to present fairly the consolidated financial position and the results of operations for the periods presented. The results of operations for such interim periods are not necessarily indicative of results for the full year.

Impact of Recently Issued Accounting Standards

In June 1996, the FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which supercedes Statement No. 122. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and is effective for periods beginning after December 31, 1996. Transactions covered by Statement No. 125 include securitizations, sales of partial interests in financial assets, repurchase agreements, securities lending, pledges of collateral, loan syndications and participations, sales of receivables with recourse, servicing of mortgages and other loans, and in-substance defeasances. The statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet all assets it controls and liabilities it has incurred. It would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied.

If the entity has surrendered control over the transferred assets, the transaction would be considered a sale. Control is considered surrendered only if the assets are isolated from the transferor; the transferee has the right to pledge or exchange the assets or is a qualifying special-purpose entity; and the transferor does not maintain effective control over the assets through an agreement to repurchase or redeem them. If those conditions do not exist, the transfer would be accounted for as a secured borrowing.

The Company adopted Statement No. 125 in the first quarter of 1997 and the effect of adoption was not material to its consolidated financial statements.

                          Matrix Capital Corporation

2. Accounting Policies (continued)

In February 1997, the FASB issued Statement No. 128, Earnings per Share which specifies the computation, presentation and disclosure requirements for earnings per common share (EPS). Statement No. 128 replaces the presentation of primary and fully diluted EPS pursuant to APB Opinion No. 15, Earnings per Share with the presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company is required to adopt Statement No. 128 with its December 31, 1997 financial statements and restate all prior-period EPS data. The Company will continue to account for EPS under APB Opinion No. 15 until that time. Management does not expect the adoption of Statement No. 128 will have a material impact.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

3. Loans Receivable

Loans Held for Investment

Loans held for investment consist of the following:

                                                                           December 31         March 31
                                                                         1995        1996        1997
                                                                     ----------- ----------- -----------
                                                                                             (Unaudited)
                                                                                (In thousands)
    Residential loans                                                  $ 9,349     $10,007     $ 9,448
    Multi-family and commercial real estate                              7,544      15,352      16,571
    Construction loans                                                     577       1,319       1,873
    Consumer loans and other                                             3,381       3,704       7,394
                                                                     ----------- ----------- -----------
                                                                        20,851      30,382      35,286
    Less:
    Loans in process                                                       499         254       1,035
    Purchase discounts, net                                                414         239         240
    Unearned discounts on consumer loans                                    14           9          47
    Allowance for loan losses                                              227         270         283
    Specific valuation allowance on purchased loans                        122          50          37
                                                                     ----------- ----------- -----------
                                                                         1,276         822       1,642
                                                                     ----------- ----------- -----------
                                                                       $19,575     $29,560     $33,644
                                                                     =========== =========== ===========

                          Matrix Capital Corporation

3. Loans Receivable (continued)

Activity in the allowance for loan losses is summarized as follows:

                                                             Three Months Ended
                                   Year Ended December 31         March 31
                                  1994      1995      1996      1996      1997
                                --------  --------  --------  --------  --------
                                                                (Unaudited)
                                                 (In thousands)

Balance at beginning of period    $ 196     $ 220     $ 227     $ 227     $ 270
Provision for loan losses            24         -        34         9         -
Charge-offs                           -       (42)       (6)        -         -
Recoveries                            -        49        15         -        13
                                --------  --------  --------  --------  --------
Balance at end of period          $ 220     $ 227     $ 270     $ 236     $ 283
                                ========  ========  ========  ========  ========

Nonaccrual loans in the loans held for investment portfolio totaled approximately $440,000, $335,000 and $394,000 or 2.1 percent, 1.1 percent and
1.1 percent of the total loans held for investment portfolio at December 31, 1995 and 1996 and March 31, 1997, respectively.

Matrix Bank had commitments to extend credit on consumer and construction loans of approximately $3,885,000 and $8,671,000 at December 31, 1996 and March 31, 1997, respectively.

Loans Held for Sale

Loans held for sale consist of the following as of:

                                             December 31      March 31
                                            1995      1996      1997
                                          --------  --------  --------
                                                            (Unaudited)
                                                 (In thousands)

First mortgage loans                      $133,622  $185,080  $288,453
Automobile installment contracts                 -     1,315       669
                                          --------  --------  --------
                                           133,622   186,395   289,122
Less:
 Purchase discounts, net                     5,816     2,825     2,416
 Valuation allowance                           716       769       861
                                          --------  --------  --------
                                             6,532     3,594     3,277
                                          --------  --------  --------
                                          $127,090  $182,801  $285,845
                                          ========  ========  ========

                          Matrix Capital Corporation

3. Loans Receivable (continued)

Activity in the valuation allowance is summarized as follows:


                                                           Three Months Ended
                                Year Ended December 31          March 31
                               1994      1995      1996      1996      1997
                             --------  --------  --------  --------  --------
                                                             (Unaudited)
                                               (In thousands)

Balance at beginning of
 period                        $ 342     $ 508     $ 716     $ 716     $ 769
Provision for valuation
 allowance                       192       401       109        24        92
Charge-offs                      (26)     (198)      (64)        -         -
Recoveries                         -         5         8         5         -
                             --------  --------  --------  --------  --------
Balance at end of period       $ 508     $ 716     $ 769     $ 745     $ 861
                             ========  ========  ========  ========  ========

Nonaccrual loans related to the loans held for sale portfolio aggregated approximately $5,098,000, $3,568,000 and $2,551,000 at December 31, 1995 and
1996 and March 31, 1997, respectively. Approximately $1,123,000, $722,000 and $-0- at December 31, 1995 and 1996 and March 31, 1997, respectively, of the nonaccrual loans related to a 90 percent senior participation interest acquired by the Company in a $22,000,000 passthrough certificate secured by single family residential real estate mortgages which was classified as loans held for sale. Losses incurred related to loans underlying the passthrough certificate were first charged to the subordinate participation interest. The Company sold the loans related to this participation interest during the three months ended March 31, 1997.

Interest income that would have been recorded for all nonaccrual loans was approximately $140,000, $156,000, and $120,000 during the years ended December 31, 1994, 1995, and 1996, respectively, and $63,000 and $38,000 during the three months ended March 31, 1996 and 1997, respectively.

During 1996, the Bank formed two mortgage backed securities with an unpaid principal balance of approximately $21,000,000 from its loans held for sale portfolio. During the year ended December 31, 1996, the Company recognized a gross gain on the sale of mortgage backed securities of approximately $171,000 and the taxes related to this sale were approximately $68,000.

On December 31, 1996, Matrix Bank sold the fixed assets and the right to the name of Sterling Finance to a third party buyer and ceased its subprime auto lending operations. During the time that Matrix Bank owned Sterling Finance, it purchased numerous automobile retail installment contracts and sold approximately $18,500,000 of such contracts, subject to certain recourse provisions. During 1996, Sterling Finance was required to repurchase approximately $2,500,000 of automobile installment contracts and repossessed automobiles pursuant to the recourse provisions. Included in loans held for

                          Matrix Capital Corporation

3. Loans Receivable (continued)

sale at December 31, 1996 and March 31, 1997 is approximately $1,220,000 and $617,000, net of discount, respectively, of these automobile installment contracts. Matrix Bank had a recourse liability recorded of approximately $600,000 and $600,000 at December 31, 1996 and March 31, 1997, respectively, for the potential loss exposure related to these automobile installment contracts and repossessed automobiles.

Matrix Bank received in January 1997 a signed letter from the purchaser of the automobile retail installment contracts that no additional repurchases would be required, except with respect to certain terms and conditions in the purchase and sale agreement.

The Company recorded $225,000 in losses related to recourse sales for the three months ended March 31, 1997 for titles to the underlying vehicles that were not timely delivered to the purchaser. For additional information see Note 16.

Additionally, in other assets at December 31, 1996 and March 31, 1997 is approximately $500,000 and $550,000, respectively, in repossessed automobiles which represents the estimated fair value of the automobiles, less estimated costs to sell.

4. Premises and Equipment

Premises and equipment consist of the following:

                                                   December 31    March 31
                                                 1995      1996     1997
                                              --------- --------- --------
                                                                (Unaudited)
                                                      (In thousands)

Land                                           $  532   $   692   $   684
Buildings                                       3,761     4,257     4,266
Leasehold improvements                            136       431       449
Office furniture and equipment                  2,475     3,910     3,988
Other equipment                                   960       975       975
                                              --------- --------- ---------
                                                7,864    10,265    10,362
Less:  accumulated depreciation
  and amortization                              1,697     2,378     2,555
                                              --------- --------- ---------
                                               $6,167   $ 7,887   $ 7,807
                                              ========= ========= =========

                          Matrix Capital Corporation

4. Premises and Equipment (continued)

Included in occupancy and equipment expense is depreciation and amortization expense of premises and equipment of approximately $598,000, $602,000, and $828,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $175,000 and $280,000 during the three months ended March 31, 1996 and 1997, respectively.

5. Mortgage Servicing Rights

The activity in the MSRs is summarized as follows:

                                                            Three Months Ended
                                 Year Ended December 31          March 31
                               1994      1995      1996      1996      1997
                             --------  --------  --------  --------  --------
                                                              (Unaudited)
                                              (In thousands)
Balance at beginning
 of year                     $ 1,818   $ 6,183   $13,817   $13,817   $23,680
Purchases                      5,550     9,203    17,142        33    24,210
Originated, net of
 OMSRs sold                        -       885       441       705        14
Amortization                  (1,185)   (1,817)   (2,432)     (501)   (1,527)
Transfer of MSR to FHLMC
 (Note 12)                         -         -      (110)        -         -
Sales                              -      (637)   (5,178)        -    (7,927)
                             --------  --------  --------  --------  --------
Balance at end of year       $ 6,183   $13,817   $23,680   $14,054   $38,450
                             ========  ========  ========  ========  ========

Accumulated amortization of mortgage servicing rights aggregated approximately $9,495,000, $11,347,000, and $12,873,000 at December 31, 1995, 1996 and March
31, 1997, respectively.

The Company's servicing activity is diversified throughout 48 states with concentrations at December 31, 1996 in California, New York and Texas of approximately 27.2 percent, 8.6 percent and 16.4 percent, respectively, based on aggregate outstanding unpaid principal balances of the mortgage loans serviced. As of December 31, 1995, 1996 and March 31, 1997, the Company subserviced loans for others of approximately $85,000,000, $140,000,000 and $617,000,000, respectively. The increase in the March 31, 1997 subserviced loans is due to a sale of Company owned MSRs which occurred in March 1997 and the subservicing will terminate in September 1997.

                          Matrix Capital Corporation

5. Mortgage Servicing Rights (continued)

The Company's servicing portfolio (excluding subserviced loans) comprised the following:

                                                 December 31                             March 31
                                      1995                       1996                      1997
                              ----------------------    ----------------------    ----------------------
                                          Principal                 Principal                 Principal
                               Number      Balance       Number      Balance       Number      Balance
                              of Loans   Outstanding    of Loans   Outstanding    of Loans   Outstanding
                              --------   -----------    --------   -----------    --------   -----------
                                                                                      (Unaudited)
                                                        (Dollars In thousands)

       FHLMC                    9,453    $  671,966      12,107    $  666,218      12,912     $  779,702
       FNMA                     7,820       483,947      13,426       764,632      13,109        750,802
       GNMA                       271        12,883       9,379       278,700      28,016      1,174,120
       Other VA, FHA, and
        conventional loans      7,414       427,589      12,870       795,486      12,871        794,592
                              --------  ------------    --------  ------------    --------   ------------
                               24,958    $1,596,385      47,782    $2,505,036      66,908     $3,499,216
                              ========  ============    ========  ============    ========   ============

The Company's custodial escrow balances shown in the accompanying consolidated balance sheets pertain to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced on behalf of others and owned by the Company, aggregating approximately $26,769,000, $27,381,000 and $55,875,000 at December 31, 1995, 1996 and March 31, 1997, respectively. The Company also has custodial accounts on deposit from other mortgage companies aggregating approximately $242,000, $10,500,000 and $13,565,000 at December 31, 1995, 1996 and March 31, 1997, respectively. The Companies custodial accounts are maintained at Matrix Bank in noninterest bearing accounts. The balance of the custodial accounts fluctuate from month to month based on the pass-through of the principal and interest payments to the ultimate investors and the timing of the taxes and insurance payments.

The mortgage servicing portfolio includes recourse servicing equal to approximately 0.7, 0.4 and 0.4 percent of the total owned at December 31, 1995 and 1996 and March 31, 1997, respectively. A reserve for losses is recorded, as appropriate, for loans serviced for others, in which the investor has recourse to the Company, which had a balance of approximately $49,000, $61,000 and $498,000 at December 31, 1995 and 1996 and March 31, 1997, respectively. Additionally, in certain circumstances the Company is required to make advances for escrow and foreclosure costs for loans which it services. The Company experienced losses for unrecoverable advances of approximately $34,000, $144,000, and $28,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $5,000 and $11,000 for the three months ended March 31, 1996 and 1997, respectively.

                          Matrix Capital Corporation

6. Deposits

Deposit account balances are summarized as follows:


                                                         December 31                                           March 31
                            -------------------------------------------------------------------------------------------------------
                                           1995                                1996                              1997
                            -------------------------------------------------------------------------------------------------------
                                                                  (Dollars In thousands)
                                                      Weighted                           Weighted                          Weighted
                                                      Average                            Average                           Average
                              Amount     Percent       Rate       Amount     Percent      Rate      Amount      Percent     Rate
                            ---------   ---------   ----------  ---------   ---------  ----------  ---------   ---------  ---------
Passbook accounts            $ 2,358       4.82%       3.40%     $ 2,757       3.06%      3.45%    $  3,036       1.67%      3.97%
NOW accounts                   3,832       7.84        1.49        4,732       5.25       1.66       88,643      48.71       3.15
Money market accounts          6,167      12.62        4.38        9,455      10.48       4.43       10,516       5.78       4.40
                            ---------   ---------   ----------  ---------   ---------  ----------  ---------   ---------  ---------
                              12,357      25.28        3.18       16,944      18.79       3.59      102,195      56.16       3.38
Certificate accounts          36,513      74.72        5.97       73,235      81.21       5.85       79,781      43.84       5.89
                            ---------   ---------   ----------  ---------   ---------  ----------  ---------   ---------  ---------
                              48,870     100.00%                  90,179     100.00%                181,976     100.00%
                                        =========                           =========                          =========
Purchase premium                   7                                   -                                  -
                            ---------                           ---------                          ---------
                             $48,877                             $90,179                           $181,976
                            =========                           =========                          =========
Weighted-average interest
 rate                                                  5.23%                              5.36%                              4.72%
                                                    ==========                         ==========                         =========

Contractual maturities of certificate accounts as of December 31, 1996:

                                                  Under 12       12 to 36       36 to 60
                                                   months         months         months
                                               --------------------------------------------
                                                              (In thousands)
     3.00-3.99%                                   $   104        $     -        $     -
     4.00-4.99%                                       807              -              -
     5.00-5.99%                                    43,211          5,663            318
     6.00-6.99%                                     8,078          8,737          3,211
     7.00-7.99%                                     2,409            258            395
     8.00-10.50%                                        -             41              3
                                               --------------------------------------------
                                                  $54,609        $14,699        $ 3,927
                                               ============================================

Subsequent to the merger with Vintage, assets under administration were transferred from a third party financial institution to Matrix Bank and placed in interest bearing accounts. Approximately $83,000,000 of assets under administration are included in interest bearing accounts as of March 31, 1997.

                          Matrix Capital Corporation

6. Deposits (continued)

Interest expense on deposits is summarized as follows:

                                                                              Three Months Ended
                                            Year Ended December 31                 March 31
                                       1994         1995         1996         1996          1997
                                   -----------  -----------  -----------  ------------  -----------
                                                                                 (Unaudited)
                                                              (In thousands)
Passbook accounts                    $    72      $    85      $    82      $     20      $    28
NOW accounts                              76           52           63            15          414
Money market                             195          240          405           117          111
Certificates of deposit                1,138        1,807        3,210           554        1,095
                                     -------      -------      -------      --------      -------
                                     $ 1,481      $ 2,184      $ 3,760      $    706      $ 1,648
                                     =======      =======      =======      ========      =======

The aggregate amount of deposit accounts with a balance greater than $100,000 was approximately $2,066,000, $5,457,000 and $5,405,000 at December 31, 1995,
1996, and March 31, 1997, respectively.

7. Borrowed Money

Borrowed money is summarized as follows:

                                                                         December 31            March 31
                                                                     1995           1996          1997
                                                                 -----------    -----------    -----------
                                                                                               (Unaudited)
                                                                               (In thousands)
Revolving Lines

$50,000,000 ($60,000,000 at March 31, 1997) revolving
  warehouse loan agreement (with a $2,500,000 working
  capital sublimit in 1996) with banks, secured by
  mortgage loans held for sale, interest at federal
  funds rate plus 0.85 (6.63 percent average rate at
  March 31, 1997); $23,861,000 available at
  March 31, 1997.                                                  $46,833        $31,504        $36,139

$10,000,000 working capital facility with banks secured
  by mortgage loans held for sale, mortgage servicing
  rights, eligible servicing advance receivables and
  eligible delinquent mortgage receivables; interest at
  federal funds rate plus 1.5 percent (6.89 percent at
  March 31, 1997); $7,518,000 available at March 31, 1997                -              -          2,482

$6,000,000 revolving line of credit with a third party
  financial institution, secured by common stock of
  Matrix Bank; interest due monthly at prime; $2,300,000
  available at March 31, 1997.                                           -              -          3,700
                                                                 -----------    -----------    -----------
                                                                    46,833         31,504         42,321

                          Matrix Capital Corporation

7. Borrowed Money (continued)

                                                                          December 31             March 31
                                                                     1995            1996           1997
                                                                 ------------    ------------   ------------
                                                                                                (Unaudited)
                                                                                (In thousands)
Term Notes Payable
$13,500,000 ($30,000,000 at March 31, 1997) servicing
  acquisition loan agreement with a bank, secured by
  MSRs, due at the earlier of the maturity of the MSRs
  or amortized over five to six years from the date of
  the borrowing through January 31, 2003; interest at
  federal funds rate plus 2.00 percent (7.39 percent at
  March 31, 1997); $4,900,000 available at March 31, 1997.         $ 8,709         $ 1,500         $25,100

Senior subordinated notes, interest at 14 percent payable
  semiannually, unsecured and maturing July 2002, with
  mandatory redemptions of $727,500 on each of July 15,
  1999, 2000 and 2001.                                               2,910           2,910           2,910

Notes payable to a third-party financial institution
  (revised bank stock loan) due in quarterly
  installments of $71,430, plus interest, through
  March 12, 2000, collateralized by the common stock
  of Matrix Bank; interest at prime.                                     -               -           2,000

Note payable to a third-party financial institution
  (bank stock loan) due in annual principal installments
  of $286,101, plus interest, through 2003, collateralized
  by the common stock of Matrix Bank; interest at prime
  plus 1.0 percent.                                                  2,289           2,003               -

Note payable to a bank, secured by a deed of trust on
  real estate, unpaid principal balance plus interest due
  June 1998; interest at prime plus 1.0 percent.                       921             938             931

Note payable to a bank, secured by a deed of trust on real
  estate, interest due monthly at  prime plus 1 percent,
  unpaid principal due July 21, 1998.                                    -             845             845

Note payable to a third-party financial institution due in
  monthly installments through 2000, secured by equipment;
  interest at the one year treasury rate plus 2.4 percent.             786             731             718

Notes payable to a third-party financial institution due in
  28 consecutive quarterly installments, secured by MSRs;
  interest at prime plus 2.0 percent and fixed at 10 percent.          631             521             493

Other, interest at prime plus 2.0 percent.                             201               -               -
                                                                 ------------    ------------   ------------
Total term notes                                                    16,447           9,448          32,997

                          Matrix Capital Corporation

7. Borrowed Money (continued)

                                                                         December 31             March 31
                                                                     1995           1996           1997
                                                                 ------------   ------------   ------------
                                                                                                (Unaudited)
                                                                                (In thousands)
Other
Agreements with a bank and an investment bank to sell
  mortgage loans originated by the Company under agreements
  to repurchase.  The agreement can be terminated upon 90
  days written notice by either party;  interest at the
  higher of the prime rate or note rate on the loans. Total
  commitment amount of these agreements is $20,000,000,
  with $16,562,000 available at March 31, 1997.                      $   570       $      -        $ 3,438

Financing agreement with a bank, secured by Ft. Lupton
  Subordinated Series 1996 A1 revenue anticipation warrants, interest is at 5 percent and is due based on the semi-annual
  bonds payments, unpaid principal due at bond maturity.                   -            800            800

MSR financing (see below).                                             1,243            679            641
                                                                 ------------   ------------   ------------
                                                                       1,813          1,479          4,879
                                                                 ------------   ------------   ------------
                                                                    $ 65,093       $ 42,431       $ 80,197
                                                                 ============   ============   ============

On January 31, 1997, the Company renegotiated the revolving credit facilities for its $50,000,000 warehouse loan agreement, including the working capital sub-limit, and its $13,500,000 servicing acquisition loan agreement. With this renegotiation, the aggregate amount of revolving warehouse lines of credit facilities was increased to $60.0 million, the aggregate amount of the servicing acquisition facility was increased to $30.0 million, and the aggregate amount of the working capital facility was increased to $10.0 million. The $10.0 million working capital facility became a separate component to the revolving credit facilities, and is no longer a sublimit to the warehouse loan agreement. The new credit facility agreement requires Matrix Financial to maintain, among other things, (i) total shareholder's equity of at least $10.0 million plus 100 percent of capital contributed after January 1, 1997, plus 50 percent of cumulative quarterly net income, (ii) adjusted net worth, as defined, of at least $12.0 million, (iii) a servicing portfolio of at least $2.0 billion, (iv) principal debt of term line borrowings of no more than the lesser of 70 percent of the appraised value of the mortgage servicing portfolio or 1.25 percent of the unpaid principal balance of the mortgage servicing portfolio, (v) a ratio of total adjusted debt to adjusted tangible net worth of no more than 8 to 1, and
(vi) a ratio of cash flow to current maturities of long-term debt and any capital leases of at least 1.3 to 1.0.

                          Matrix Capital Corporation

7. Borrowed Money (continued)

In March 1997, the Company refinanced its bank stock loan and increased the credit available under the loan by an additional $6.0 million. The new bank stock loan has two components of the loan, a $2.0 million term loan, which was used to refinance the bank stock loan in place at December 31, 1996, and a revolving line of credit of $6.0 million. In March of 1998, the balance of the revolving line of credit will be converted to a term loan. The additional proceeds from the loan will be used as capital at Matrix Bank. The new bank stock loan requires the Company to maintain (i) total stockholders' equity of $27.5 million plus 100 percent of all future equity contributions, plus 50 percent of cumulative quarterly net income, (ii) dividends less than 50 percent of the Company's net cash income after adjustments, and (iii) total adjusted debt to stockholders' equity less than 4 : 1.

The terms of the senior subordinated notes limit cash dividends to an amount equal to 50 percent of consolidated net income as long as the dividend does not exceed 10 percent of consolidated shareholders' equity. The Company may redeem the senior subordinated notes, in whole or in part, at any time after July 15, 1998 at a redemption price of 102 percent of par through July 14, 1999 and, thereafter, at par, plus accrued and unpaid interest. The Company was obligated to register under the Securities Act of 1933 the senior subordinated notes on or before February 1, 1997. Since such registration statement was not effected by February 1, 1997, the interest rate increased from 13 to 14 percent.

As of December 31, 1996 the maturities of term notes payable during the next five years and thereafter are as follows:


                                                          (In thousands)

           1997                                               $   648
           1998                                                 2,500
           1999                                                 1,493
           2000                                                 1,499
           2001                                                 1,479
           Thereafter                                           1,829
                                                            -----------
                                                              $ 9,448
                                                            ===========

The Company must comply with certain financial and other covenants related to the foregoing debt agreements including the maintenance of specific ratios, net worth and other amounts as defined in the credit agreements. At December 31, 1996 and March 31, 1997, the Company was in compliance with these covenants.

                          Matrix Capital Corporation

7. Borrowed Money (continued)

MSR Financing

In 1992 and 1994 the Company entered into two unrelated transactions with portions of its owned servicing portfolio which were accounted for as financings due to various terms of the agreements regarding continuing involvement.
Amounts due to the other parties under the financings had balances of approximately $1,243,000, $679,000 and $641,000 at December 31, 1995 and 1996
and March 31, 1997, respectively. The MSRs pledged as collateral for the loans relate to mortgage loans with unpaid principal balances of approximately $125,000,000, $74,000,000 and $71,000,000 at December 31, 1995 and 1996 and
March 31, 1997, respectively. One of these financing arrangements was completely paid off in 1996. In the remaining financing arrangement, the Company retains a portion of the servicing income associated with the pledged or related MSRs, with the balance of the servicing income paid to the other parties as a reduction of the debt and interest. The implicit interest rate of the financing varies depending on the servicing income derived from the MSRs.

A portion of the payment made under this arrangement is recorded as interest expense on the level yield method. The amounts due the other parties are payable solely from the servicing income derived from the MSRs, and there is no implicit or explicit guarantee as to repayment. The total amounts paid to the other parties aggregated approximately $717,000, $620,000 and $785,000 during the years ended December 31, 1994, 1995 and 1996, respectively, and $85,000 and $68,000 during the three months ended March 31, 1996 and 1997, respectively.

8. Federal Home Loan Bank of Dallas Borrowings

Federal Home Loan Bank of Dallas borrowings aggregated $19,000,000, $51,250,000 and $34,000,000 at December 31, 1995 and 1996 and March 31, 1997, respectively. The advances bear interest at rates which adjust daily and are based on the mortgage repo rate. All advances are secured by first mortgage loans of Matrix Bank and all Federal Home Loan Bank of Dallas stock.

Matrix Bank has a commitment from the Federal Home Loan Bank of Dallas for advances of approximately $55,000,000 at December 31, 1996. Matrix Bank adopted a collateral pledge agreement whereby it has agreed to keep on hand, at all times, first mortgages free of all other pledges, liens, and encumbrances with unpaid principal balances aggregating no less than 170 percent of the outstanding secured advances from the Federal Home Loan Bank of Dallas.

                          Matrix Capital Corporation

9. Income Taxes

The income tax provision consists of the following:

                                                   Year Ended December 31
                                                  1994      1995      1996
                                               -------------------------------
                                                       (In thousands)
    Current
     Federal                                     $1,489    $1,814    $1,871
     State                                          239       443       461
    Deferred
     Federal                                        236       169       (42)
     State                                           50        43       (12)
                                               -------------------------------
                                                 $2,014    $2,469    $2,278
                                               ===============================

A reconciliation of the provision for income taxes with the expected income taxes based on the statutory federal income tax rate follows:

                                                   Year Ended December 31
                                                  1994      1995      1996
                                               -------------------------------
                                                       (In thousands)
Expected income tax provision                    $1,746    $2,173    $1,988
State income taxes                                  289       310       296
Other                                               (21)      (14)       (6)
                                               -------------------------------
                                                 $2,014    $2,469    $2,278
                                               ===============================

                          Matrix Capital Corporation

9. Income Taxes (continued))

Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes shown below.

                                                            December 31
                                                          1995       1996
                                                       ---------------------
                                                           (In thousands)
       Deferred tax assets:
         Allowance for losses                            $  190     $  551
         Discounts and premiums                             177        108
         Amortization of servicing rights                   160          -
         Other                                               51         82
                                                       ---------------------
       Total deferred tax assets                            578        741

       Deferred tax liabilities:
          Gain on sale of loans                            (275)      (279)
          Amortization of servicing rights                    -       (106)
          Depreciation                                     (241)      (302)
          Other                                             (62)         -
                                                       ---------------------
       Total deferred tax liabilities                      (578)      (687)
                                                       ---------------------
       Net deferred tax asset                            $    -     $   54
                                                       =====================

10. Regulatory

The Company is a unitary thrift holding company and, as such, is subject to the regulation, examination and supervision of the Office of Thrift Supervision
(OTS).

Matrix Bank is also subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, actions by regulators that, if undertaken, could have a direct material effect on Matrix Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Matrix Bank must meet specific capital guidelines that involve quantitative measures of the Matrix Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Matrix Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Matrix Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total assets (as defined). Management believes, as of December 31, 1996 and March 31, 1997, that Matrix Bank meets all capital adequacy requirements to which it is subject.

                          Matrix Capital Corporation

10. Regulatory (continued)

As of December 31, 1996, the most recent notification from the OTS categorized Matrix Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Matrix Bank must maintain minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                      To Be Well Capitalized
                                                                          For Capital                 Under Prompt Corrective
                                              Actual                   Adequacy  Purposes                Action Provisions
                                      ----------------------       --------------------------        ------------------------
                                        Amount       Ratio           Amount           Ratio            Amount         Ratio
                                      ----------  ----------       ----------       ---------        ----------     ---------
                                                                          (In thousands)
As of December 31, 1996
  Total Capital (to Risk
    Weighted Assets)                    $12,406        11.1%          +$8,979          + 8.0%          +$11,224        +10.0%
  Tier I Capital (to Risk
    Weighted Assets)                     11,367        10.1           + 4,489          + 4.0           +  6,734        + 6.0
  Tier I Capital (to Average
    Assets)                              11,367         7.8           + 5,803          + 4.0           +  7,254        + 5.0
As of December 31, 1995
  Total Capital (to Risk
    Weighted Assets)                      8,321        13.3%          + 4,997          + 8.0%          +  6,246        +10.0%
  Tier I Capital (to Risk
    Weighted Assets)                      7,540        12.1           + 2,499          + 4.0           +  3,748        + 6.0
  Tier I Capital (to Average
    Assets)                               7,540         7.2           + 4,195          + 4.0           +  5,243        + 5.0

+  Greater than or equal to


The various federal banking statutes to which Matrix Bank is subject also include other limitations regarding the nature of the transactions in which it can engage or assets it may hold or liabilities it may incur.

Matrix Bank is required to maintain balances with the Federal Reserve Bank of Dallas in a noninterest earning account based on a percentage of deposit liabilities. Such balances averaged $888,000 and $659,000 in 1995 and 1996, respectively.

Matrix Bank is required by Federal regulations to maintain a minimum level of liquid assets of five percent. Matrix Bank exceeded the Federal requirement at December 31, 1995 and 1996, respectively.

Matrix Financial is subject to examination by various regulatory agencies involved in the mortgage banking industry. Each regulatory agency requires the maintenance of a certain amount of net worth, the most restrictive of which required $1,224,000 at December 31, 1995 and $1,709,000 at December 31, 1996.

Sterling Trust is subject to supervision, regulation and examination by the Texas Department of Banking.

                          Matrix Capital Corporation

11. Shareholders' Equity

Common Stock

The authorized common stock of the Company consists of 50,000,000 shares with a par value of $.0001 per share. There were 4,668,531, 6,681,031 and 6,681,031 shares of common stock outstanding at December 31, 1995 and 1996 and March 31, 1997, respectively. Holders of common stock are entitled to receive dividends when, and if, declared by the board of directors. Each share of common stock entitles the holders thereof to one vote, and cumulative voting is not permitted.

Preferred Stock

The authorized preferred stock of the Company consists of 5,000,000 shares with a par value of $.0001 per share. The board of directors is authorized, without further action of the shareholders of the Company, to issue from time to time shares of preferred stock in one or more series and with such relative rights, powers, preferences, and limitations as the board of directors may determine at the time of issuance. Such shares may be convertible into common stock and may be superior to the common stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges.

Stock Option Plan

The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In September 1996, the board of directors and shareholders adopted the 1996 Stock Option Plan, which amended and restated the Company's stock option plan adopted in 1995. The Company's 1996 Stock Option Plan has authorized the grant of options to substantially all of the Company's full-time employees and directors for up to 525,000 shares of the Company's common stock. All options granted have ten year terms and vest based on the determination by the Company's compensation committee.

The 1996 Stock Option Plan authorized the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options") to purchase common stock to eligible persons. The 1996 Stock Option Plan is currently administered by the compensation committee (administrator) of the board of directors. The 1996 Stock Option Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of common stock.

                          Matrix Capital Corporation

11. Shareholders' Equity (continued)

No Incentive Option may be granted with an exercise price per share less than the fair market value of the common stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the administrator of the 1996 Stock Option Plan. The expiration date of an option is determined by the administrator at the time of the grant, but in no event may an option be exercisable after the expiration of ten years from the date of grant of the option.

The 1996 Stock Option Plan further provides that in most instances an option must be exercised by the optionee within 30 days after the termination of the consulting contract between such consultant and the Company or termination of the optionee's employment with the Company, as the case may be, if and to the extent such option was exercisable on the date of such termination.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 5.4 percent and 6.0 percent; a dividend yield of zero percent; volatility factors of the expected market price of the Company's common stock of .39 and .39; and a weighted-average expected life of the option of four years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                 Year Ended December 31
                                    1995        1996
                               ------------------------


Pro forma net income                  $3,808     $3,534
Pro forma earnings per share:
 Primary                                0.81       0.67
 Fully diluted                          0.81       0.67


                          Matrix Capital Corporation

11. Shareholders' Equity (continued)

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                                         Year Ended December 31
                                                   1995                          1996
                                        ------------------------------------------------------------
                                                        Weighted                       Weighted
                                                         Average                        Average
                                           Options    Exercise Price     Options     Exercise Price
                                        ------------------------------------------------------------
Outstanding, beginning of year                   -        $    -            79,500        $ 5.13
Granted                                     79,500          5.13           129,600         10.00
Exercised                                        -             -                 -             -
Forfeited                                        -             -                 -             -
                                        -------------                   -------------
Outstanding, end of year                    79,500        $ 5.13           209,100        $ 8.15
                                        =============                   =============

Exercisable at end of year                  39,750        $ 5.13            87,000        $ 5.55

Weighted average fair value of options
 granted during the year                    $ 2.19                          $ 4.06

Exercise prices for options outstanding as of December 31, 1996 ranged from $5.13 to $10.00. The weighted average remaining contractual life of those options is 9.1 years. For the three months ended March 31, 1997 there were 97,000 grants under the stock option plan at a weighted average exercise price of $14.08. The Company granted 97,000 options during the three months ended March 31, 1997 at prices ranging from $13.75 to $15.75.

Restricted Net Assets

As a result of the regulatory requirements and debt covenants, substantially all of the net assets of the Company are restricted at December 31, 1995 and 1996, and March 31, 1997.

Warrants

The Company issued warrants exercisable for an aggregate of 75,000 shares of its common stock to its primary underwriters upon the closing of the Company's initial public offering. The warrants are exercisable from time to time during the four years after the one year anniversary of their date of grant, and are not transferable during the first year after their grant. The exercise price for the shares of common stock underlying such warrants is $12 per share. The shares of common stock underlying such warrants are entitled to certain demand and incidental registration rights.

                          Matrix Capital Corporation

12. Commitments, Contingencies and Related Party Transactions

Employee Stock Purchase Plan

In September 1996, the board of directors and shareholders adopted the Matrix Capital Corporation Employee Stock Purchase Plan ("Purchase Plan") and reserved 125,000 shares of common stock ("ESPP Shares") for issuance thereunder. The Purchase Plan became effective upon consummation of the initial public offering. The price at which ESPP shares are sold under the Purchase Plan is 85 percent of the lower of the fair market value per share of common stock on the enrollment or the purchase date.

Leases

The Company leases office space and certain equipment under noncancelable operating leases. Annual amounts due under the office and equipment leases as of December 31, 1996 are approximately as follows:

                                                        (In thousands)
     1997                                                   $  550
     1998                                                      448
     1999                                                      223
     2000                                                      184
     2001                                                       82
                                                         ------------
                                                            $1,487
                                                         ============

Total rent expense aggregated approximately $658,000, $647,000 and $541,000, for the years ended December 31, 1994, 1995 and 1996, respectively, and $203,000 and $148,000 for the three months ended March 31, 1996 and 1997, respectively.

Loan Commitments and Hedging

In the ordinary course of business, the Company makes commitments to originate residential mortgage loans (Pipeline) and holds originated loans until delivery to an investor. Inherent in this business is a risk associated with changes in interest rates and the resulting change in the market value of the Pipeline and funded loans. The Company mitigates this risk through the use of mandatory and nonmandatory forward commitments to sell loans. At December 31, 1995, the Company had $93,133,000 in Pipeline and funded loans offset with mandatory forward commitments of $64,743,000 and nonmandatory forward commitments of $15,267,000. At December 31, 1996, the Company had $62,578,000 in Pipeline and funded loans offset with mandatory forward commitments of $49,150,000 and nonmandatory forward commitments of $8,144,000. At March 31, 1997, the Company had $70,300,000

                          Matrix Capital Corporation

12. Commitments, Contingencies and Related Party Transactions (continued)

in Pipeline and funded loans offset with mandatory forward commitments of $44,000,000 and nonmandatory forward commitments of $21,000,000. The inherent value of the forward commitments is considered in the determination of the lower of cost or market for the Pipeline and funded loans. The Company does not hold any other derivatives at December 31, 1995 and 1996 or March 31, 1997.

Land Development Commitment

In June 1996, the Company purchased 154 acres of land for $1.3 million in cash for the purpose of developing residential and multi-family lots in Ft. Lupton, Colorado. As part of the acquisition, the Company entered into a Residential Facilities Development Agreement (Development Agreement) with the City of Ft. Lupton. The Development Agreement is a residential and planned unit development agreement providing for the orderly planning, engineering and development of a golf course and surrounding residential community. The City of Ft. Lupton is responsible for the development of the golf course and the Company is responsible for the development of the surrounding residential lots.

The Development Agreement sets forth a mandatory obligation on the part of the Company to pay the City of Ft. Lupton pledged enhancement assessments of $600,000. These pledged enhancement assessments require the Company to pay the city a $2,000 fee each time the Company sells a developed residential lot. The Company is obligated to pay a minimum of $60,000 in assessment fees per year beginning in 1998 through 2007.

The Company also entered into a development management agreement with a local developer to complete the development of the land. The terms of the agreement specify that the Company is to earn a preferred rate of return on its investment and, once the initial amount of its investment has been returned and the preferred rate has been paid, the remaining profits are split equally. The development management agreement obligates the Company to provide up to an additional $500,000 of funds for development. The Company has no other financial obligations to the developer beyond the $500,000. As of December 31, 1996 and March 31, 1997, the Company has included in its basis in the development $38,000 and $58,000, respectively, in capitalized interest costs. At December 31, 1996 and March 31, 1997, the total basis of the land development is $1,431,000 and $1,505,000, respectively, and is classified in other assets in the accompanying consolidated balance sheets.

Financing Agreement

In 1996, the Company purchased $800,000 of City of Fort Lupton Subordinated Series 1996 A1 revenue anticipation warrants, with interest at 9.75 percent and due December 15, 2015. The warrants are classified as other receivables in the accompanying consolidated balance sheets. The Company entered

                          Matrix Capital Corporation

12. Commitments, Contingencies and Related Party Transactions (continued)

into an agreement with a bank to sell the warrants, subject to certain repurchase obligations resulting from the bank's annual remarketing of the bonds, with interest at five percent. The Company entered into a letter of credit agreement of $825,000 to guarantee its repurchase obligation.

Contingencies

Matrix Bank has received demands from an investor for repurchase of loans related to a servicing portfolio purchased by Matrix Bank from an unrelated third-party mortgage banker (Seller). The repurchase demand is pursuant to a claim of breach of covenants and warranties by the Seller related to documentation deficiencies in connection with the origination and sale of the loans. In January 1996, Matrix Bank commenced suit against the Seller to recover, among other things, the purchase price paid for certain residential mortgage loans. In connection with the lawsuit and the servicing portfolio at issue, Matrix Bank has full representations and warranties from the Seller. Since the representations and warranties have not been honored by the Seller, Matrix Bank included a cause of action in the lawsuit seeking to compel the Seller to repurchase the portfolio. During 1996, the servicing relating to FHLMC was transferred to FHLMC for no consideration. Matrix Bank had an accrued liability of approximately $500,000 at December 31, 1995, $420,000 at December 31, 1996 and $180,000 at March 31, 1997 for the potential loss exposure related to the pending repurchase requests which, in the opinion of management, is adequate for estimated future losses.

The Company is a defendant in two lawsuits filed in 1996 that seek class action status, which allege that the Company breached the terms of plaintiffs' promissory notes and mortgages by imposing certain charges at the time the plaintiffs prepaid their mortgage loans. The Company has entered into an agreement, which is subject to court approval, to settle one lawsuit and dismiss the other lawsuit. A settlement order of dismissal was entered into for the dismissed lawsuit in November 1996.

In January 1997, a preliminary approval of the settlement was granted by the court. Accordingly, as provided by the settlement agreement, the Company established a settlement fund of $640,000 that was reserved in the third quarter of 1996 to account for this contingency. The costs of notice and class administration, attorneys' fees, and recovery to class members are all to come from the settlement fund. Notice to class members was mailed in January 1997 and published in February 1997. After a hearing on April 10, 1997, the court entered the final approval order on April 21, 1997, approving the settlement agreement as submitted by the parties. The time for appeal from the final approval order expired on May 21, 1997. No objections to the settlement agreement were filed.

                          Matrix Capital Corporation

12. Commitments, Contingencies and Related Party Transactions (continued)

The Company and its subsidiaries are parties to various other litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company, if any, with respect to such pending litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Related Party Transactions

The Company has a note receivable from an affiliate of $750,000 at December 31, 1995 and 1996 and March 31, 1997, which bears interest at 13 percent and is due October 1, 2000. The note is secured by a secondary lien on the assets of the affiliate. The Company leases office space to the affiliate for approximately $8,500 per month. The lease expires in September 1997, but the Company anticipates that it will be renewed.

At December 31, 1995 and 1996 and March 31, 1997, the Company had an unsecured loan receivable from a shareholder of approximately $80,000, which bears interest at the prime rate and is due December 31, 1997 which is renewable at the Company's option.

13. Defined Contribution Plan

The Company has a 401(k) defined contribution plan (Plan) covering all employees who have elected to participate in the Plan. Each participant may make pretax contributions to the Plan up to 15 percent of such participant's earnings with a maximum of $9,500 in 1996. The Company makes a matching contribution of 25 percent of the participant's total contribution. Matching contributions made by the Company vest over six years. The cost of the plan approximated $54,000, $91,000 and $110,000 during the years ended December 31, 1994, 1995 and 1996, respectively, and $30,000 and $36,000 for the three months ended March 31, 1996 and 1997, respectively.

14. Financial Instruments

Off-Balance Sheet Risk and Concentration of Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate or purchase first mortgage loans and forward loan sale commitments (see Note 12) and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

                          Matrix Capital Corporation

14. Financial Instruments (continued)

Commitments to originate or purchase mortgage loans amounted to approximately $18,900,000 at December 31, 1996. Additionally, the Company has a $400,000 commitment to lend funds on a secured basis. The Company plans to fund the commitments in its normal commitment period. The Company evaluates each customer's creditworthiness on a case-by-case basis.

The Company's credit risks comprised the outstanding loans held for sale and loans held for investment as shown in the consolidated balance sheets, and loans sold with recourse aggregating approximately $354,000 and $16,214,000 at December 31, 1995 and 1996, respectively. The loans are located throughout the United States and are collateralized primarily by a first mortgage on the property.

Fair Value of Financial Instruments

The carrying amounts and estimated fair value of financial instruments are as follows:

                                                        December 31
                                                  1995                1996
                                         -------------------- ---------------------
                                          Carrying    Fair    Carrying    Fair
                                           Amount     Value    Amount     Value
                                         ------------------------------------------
                                                       (In thousands)
Financial assets:
  Cash                                     $  1,929  $  1,929  $  2,855  $  2,855
  Interest earnings deposits                  6,061     6,061     9,754     9,754
  Loans held for sale, net                  127,090   130,638   182,801   183,741
  Loans held for investment, net             19,575    19,829    29,560    29,824
  Federal Home Loan Bank of Dallas stock      1,954     1,954     2,871     2,871
Financial liabilities:
  Deposits                                   48,877    49,283    90,179    90,401
  Custodial escrow balances                  27,011    27,011    37,881    37,881
  Drafts payable                              8,817     8,817     5,961     5,961
  Payable for purchase of MSRs                1,312     1,312     8,044     8,044
  Federal Home Loan Bank of Dallas
   borrowings                                19,000    19,000    51,250    51,250
  Borrowed money                             65,093    65,093    42,431    42,431

The following methods and assumptions were used by the Company in estimating the fair value of the financial instruments:

                          Matrix Capital Corporation

14. Financial Instruments (continued)

The carrying amounts reported in the balance sheet for cash, interest earnings deposits, Federal Home Loan Bank of Dallas stock, drafts payable, payable for purchase of MSRs, Federal Home Loan Bank of Dallas borrowings, and borrowed money approximate those assets' and liabilities' fair values.

The fair values of loans are based on quoted market prices where available or outstanding commitments from investors. If quoted market prices are not available, fair values are based on quoted market prices of similar loans sold in securitization transactions, adjusted for differences in loan characteristics. The fair value of forward sale commitments are included in the determination of the fair value of loans held for sale.

The fair value disclosed for demand deposits (e.g., interest and noninterest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected periodic maturities on time deposits. The component commonly referred to as deposit base intangible, was not estimated at December 31, 1995 and 1996 and is not considered in the fair value amount. The fair value disclosed for custodial escrow balances liabilities (noninterest checking) is, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).

                          Matrix Capital Corporation

15. Parent Company Condensed Financial Information

Condensed financial information of Matrix Capital Corporation (Parent Company) is as follows:


                                            December 31               March 31
                                   1994        1995         1996        1997
                                 ---------- ----------- ----------- -----------
                                                                    (Unaudited)
Condensed Balance Sheets                        (In thousands)
Assets:
 Cash                              $   180     $    11     $    45     $   246
 Other receivables                       -         804         872         917
 Premises and
  equipment, net                     1,154       1,371       1,405       1,395
 Other assets                          303         515         507         508
 Investment in and
  advances to
  subsidiaries                       9,910      15,201      36,199      41,543
                                 ---------- ----------- ----------- -----------
Total assets                       $11,547     $17,902     $39,028     $44,609
                                 ==========  ========== =========== ===========
Liabilities and shareholders'
  equity:
  Borrowed money (a)               $ 4,052     $ 6,751     $ 6,372     $10,034
  Other liabilities                    833         465         386         551
                                 ---------- ----------- ----------- -----------
Total liabilities                    4,885       7,216       6,758      10,585
Shareholders' equity:
  Common stock                           -           -           1           1
  Additional paid in capital         3,668       3,769      21,983      21,983
  Retained earnings                  2,994       6,917      10,286      12,040
                                 ---------- ----------- ----------- -----------
Total shareholders'equity            6,662      10,686      32,270      34,024
                                 ---------- ----------- ----------- -----------
Total liabilities and
 shareholders' equity              $11,547     $17,902     $39,028     $44,609
                                 ========== =========== =========== ===========


(a) The Parent's debt consists of a note payable and a revolving line of credit to a third party financial institution secured by common stock at Matrix Bank, note payable to a bank secured by a deed of trust on real estate, senior subordinated notes and a note payable to a third party financial institution secured by MSRs. The Parent also guarantees the revolving warehouse and servicing acquisition loan agreements. See Note 7 for additional information regarding the debt.

                          Matrix Capital Corporation

15. Parent Company Condensed Financial Information (continued)

As of December 31, 1996, the maturities of term notes payable during the next five years and thereafter are as follows:

                                                 (In thousands)
           1997                                      $  439
           1998                                       1,291
           1999                                       1,123
           2000                                       1,123
           2001                                       1,096
           Thereafter                                 1,300
                                                   -----------
                                                     $6,372
                                                  ============




                                                                           Three Months Ended
                                              Year Ended December 31             March 31
                                             1994      1995      1996       1996        1997
                                         ---------  --------  ----------  ---------  -----------
                                                                               (Unaudited)
                                                             (In thousands)
Condensed Statements of Income
Income:
  Interest income on loans                $     -   $    44   $   142      $     44   $    49
  Other                                       472       374       130            88        88
                                         ---------  --------  ----------  ---------  -----------
Total income                                  472       418       272           132       137

Expenses:
  Compensation and employee
   benefits                                   767     1,042     1,344           277       401
  Occupancy and equipment                      18        92       299            30        72
  Interest on borrowed money                  170       592       805           206       195
  Professional fees                            82       112       138            18        80
  Other general and
   administrative                              81       704       328            94       338
                                         ---------  --------  ----------  ---------  -----------
Total expenses                              1,118     2,542     2,914           625     1,086
                                         ---------  --------  ----------  ---------  -----------
Loss before income taxes and
  equity in income of subsidiaries           (646)   (2,124)   (2,642)         (493)     (949)
Income taxes (b)                                -         -         -             -         -
                                         ---------  --------  ----------  ---------  -----------
Loss before equity in income of
 subsidiaries                                (646)   (2,124)   (2,642)         (493)     (949)
Equity in income of subsidiaries            3,766     6,047     6,212           489     2,703
                                         ---------  --------  ----------  ---------  -----------
Net income (loss)                          $3,120   $ 3,923   $ 3,570      $     (4)  $ 1,754
                                         =========  ========  ==========  =========  ===========

     (b) The Company's tax sharing agreement with its subsidiaries provides that the subsidiaries will pay the Parent an amount equal to its individual current income tax provision calculated on the basis of the subsidiary filing a separate return. In the event a subsidiary incurs a net operating loss in future periods, the subsidiary will be paid an amount equal to the current income tax refund the subsidiary would be due as a result of carryback of such loss, calculated on the basis of the subsidiary filing a separate return. Accordingly, the parent's condensed statements of income do not include any income tax benefit for the current losses.

                          Matrix Capital Corporation

15. Parent Company Condensed Financial Information (continued)

                                                                                                      Three Months Ended
                                                                   Year Ended December 31                  March 31
                                                              1994         1995         1996          1996          1997
                                                            --------     --------     ---------     --------     ---------
                                                                                                        (Unaudited)
                                                                                    (In thousands)
Condensed Statements of Cash Flows
Cash flows from operating activities:
  Net income (loss)                                          $ 3,120      $ 3,923     $   3,570     $    (4)      $  1,754
  Adjustments to reconcile net in ncome to net
    cash provided by operating
    activities:
      Equity in income of subsidiaries                        (3,766)      (6,047)       (6,212)       (489)        (2,703)
      Dividend from subsidiaries                               1,368        2,207         1,843         242          1,005
      Depreciation and amortization                                5           34           127          30             31
      Increase (decrease) in other liabilities                   410         (368)          (78)        (56)           165
      Increase in other receivables and other assets            (202)      (1,016)         (133)       (135)           (60)
      Noncash compensation expense                                 -          101             -           -              -
                                                            --------     --------     ---------    --------      ---------
   Net cash provided (used) by operating
     activities                                                  935       (1,166)         (883)       (412)           192

    Investing activities:
      Purchases of premises and equipment                     (1,159)        (251)          (88)        (41)            (7)
      Investment in and advances to subsidiaries              (1,904)      (1,451)      (16,630)        501         (3,646)
                                                            --------     --------     ---------    --------      ---------
    Net cash provided (used) by investing activities          (3,063)      (1,702)      (16,718)        460         (3,653)

    Financing activities:
      Repayments of notes payable                               (185)      (1,133)         (438)        (35)        (2,038)
      Proceeds from notes payable and revolving
        line of credit                                         2,487          922            59          59          5,700
      Dividends paid by pooled company prior to
        merger                                                     -            -          (201)        (66)             -
      Capital contribution by pooled company
        prior to merger                                            -            -            24           -              -
      Proceeds from senior subordinated notes                      -        2,910             -           -              -
      Proceeds from the sale of common stock                       -            -        18,191           -              -
                                                            --------     --------     ---------    --------      ---------
    Net cash provided (used) by financing
      activities                                               2,302        2,699        17,635         (42)         3,662
                                                            --------     --------     ---------    --------      ---------
    Increase (decrease) in cash and
      cash equivalents                                           174         (169)           34           6            201

    Cash and cash equivalents at
     beginning of year                                             6          180            11          11             45
                                                            --------     --------     ---------    --------      ---------
       Cash and cash equivalents at end of year              $   180      $    11      $     45       $  17        $   246
                                                            ========     =========    =========    ========     ==========

                          Matrix Capital Corporation

                  Notes to Consolidated Financial Statements


   16. Subsequent Events (Unaudited)

   On June 23, 1997, the Company settled a dispute with the purchaser of certain of the automobile installment contracts sold by Sterling Finance. In a letter dated May 14, 1997, the purchaser demanded that the Company repurchase approximately $6.3 million of automobile installment contracts on the grounds that titles to the underlying vehicles were allegedly not delivered prior to the expiration of the time period set forth in the purchase and sale agreement governing the transaction. In order to fully resolve the dispute, the parties have agreed to a settlement whereby the Company will repurchase approximately $1,493,000 of the automobile installment contracts plus $108,000 of accrued interest. The accrued interest represents all of the accrued interest on the automobile installment contracts, including all delinquent interest. As part of the settlement, the Company and the purchaser have exchanged mutual general releases.

   Based on information provided by the purchaser, approximately $807,000 of the automobile installment contracts are 30 days or more delinquent. Although the Company has not finalized its losses related to recourse sales, based on initial estimates, the Company anticipates a charge, in the second quarter, of $475,000 to $525,000 on an after-tax basis or approximately $.07 or $.08 loss per share. The recourse liability may increase or decrease as the Company receives additional information on the automobile installment contracts to be repurchased.

   United Financial is a defendant in a lawsuit that was commenced on or about May 23, 1997. The plaintiff-buyer alleges that United Financial as broker for the seller, made false representations regarding the GNMA certification of certain mortgage pools the servicing rights of which were offered for sale in a written offering. The plaintiff further alleges that it relied on United Financial's representations in purchasing the servicing rights from the seller. The plaintiff seeks recovery of (i) the deposit paid to the seller in connection with the purchase thereof in the amount of $147,000; (ii) $1.4 million that the plaintiff claims it paid GNMA to settle a dispute regarding the certification of the mortgage pools; and (iii) approximately $1.44 million in lost profits.

   Matrix Bank is a defendant in a lawsuit that was commenced on or about June 9, 1997. The plaintiff alleges that Matrix Bank breached an agreement pursuant to which Matrix Bank would act as an issuing bank in connection with a program allegedly developed by the plaintiff relating to the issuance of credit cards. The plaintiff agreed to perform, among other things, network marketing services in an attempt to enroll network marketing companies in the program, who in turn would solicit credit card applications from consumers. The plaintiff claims that Matrix Bank failed to comply with its contractual obligations in performing certain issuing and servicing functions in connection with the credit card accounts. As a result, the plaintiff is seeking to recover damages for lost profits and damage to its reputation in an amount in excess of $10 million.

================================================================================

 No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with the Offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY ......................................................... 3
RISK FACTORS .............................................................. 10
USE OF PROCEEDS ........................................................... 16
CAPITALIZATION ............................................................ 17
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY ........................... 18
SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION ................. 19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS ............................................................. 22
BUSINESS .................................................................. 44
SUPERVISION AND REGULATION ................................................ 59
MANAGEMENT ................................................................ 68
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................ 79
PRINCIPAL SHAREHOLDERS .................................................... 80
DESCRIPTION OF CAPITAL STOCK .............................................. 81
PLAN OF DISTRIBUTION; SELLING SHAREHOLDERS ................................ 83
LEGAL MATTERS ............................................................. 86
EXPERTS ................................................................... 86

================================================================================


================================================================================


                                779,592 Shares


                                MATRIX CAPITAL
                                 CORPORATION


                                 Common Stock



                                --------------

                                  PROSPECTUS

                                --------------


                         ____________________, 1997


================================================================================

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

          The following table indicates the expenses to be incurred by the Company in connection with the issuance and distribution of the securities described in this registration statement, other than underwriting discounts and commissions.

     Securities and Exchange Commission Registration Fee........  $  3,249
     Nasdaq National Market Filing Fee...........................   16,500
     Blue Sky Fees and Expenses..................................    1,000*
     Accounting Fees and Expenses................................    5,000*
     Legal Fees and Expenses.....................................   15,000*
     Fees of Transfer Agent and Registrar........................    1,000*
     Printing and Engraving Fees and Expenses....................    5,000*
     Miscellaneous...............................................    3,251*
                                                                    ------

        Total....................................................  $50,000*
                                                                    ======


*Estimated.

Item 14.  Indemnification of Directors and Officers

          The Articles of Incorporation of Matrix Capital, together with its Bylaws, provide that Matrix Capital shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Colorado permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

          The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Colorado. Under Matrix Capital's Articles of Incorporation, and as permitted by the laws of the State of Colorado, a director is not liable to Matrix Capital or its shareholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director directly or indirectly derived an improper personal benefit, or (iv) the payment of any unlawful distribution.

Item 15.  Recent Sales of Unregistered Securities

          The following sets forth information as of June 30, 1997 regarding all sales of unregistered securities of Matrix Capital during the past three years. In connection with each of these transactions, the shares were sold to a limited number of persons, such persons were provided access to all relevant information regarding the issuer and/or represented to the issuer that they were "sophisticated" investors, and such persons represented to the issuer that the shares were purchased for investment purposes only and not with a view toward distribution. Each such issuance was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

          On January 1, 1995, David W. Kloos was issued an aggregate of 138,938 shares of Common Stock by the Company in consideration of past services rendered.

          On January 1, 1995, Thomas J. Osselaer was granted options by the Company to purchase an aggregate of 79,500 shares of Common Stock at an exercise price of $5.13 per share.

          On August 1, 1995, the Registrant issued an aggregate of $2,910,000 in principal amount of its Senior Subordinated Notes to approximately 35 individuals, trusts, corporations, and other business entities. Such notes were issued for cash at face value.

          In October 1996, the Company granted options exercisable for a total of 10,000 shares of Common Stock to the two nonemployee directors of the Company, 5,000 shares of Common Stock to an advisory director of the Company, and 114,600 shares of Common Stock to various employees of the Company. All such options are exercisable at $10.00 per share, which was the fair market value of the Common Stock on the date of grant of such options.

          In October 1996, the Company also issued warrants exercisable for an aggregate of 75,000 shares of its Common Stock to its primary underwriters upon the closing of the Company's initial public offering. The warrants are exercisable from time to time during the four years after the one year anniversary of their date of grant, and are not transferable during the first year after their grant. The exercise price of the shares of Common Stock underlying such warrant is $12.00 per share.

          During 1997, the Company has granted the following options to employees of the Company: On February 5, 1997, the Company granted options exercisable for an aggregate of 35,000 shares of Common Stock (exercise price $14.25 per share); on March 3, 1997, the Company granted options exercisable for an aggregate of 25,000 shares of Common Stock (exercise price $13.75 per share); on March 11, 1997, the Company granted options exercisable for an aggregate of 37,000 shares of Common Stock (exercise price $13.88 with respect to 32,000 shares and $15.75 with respect to 5,000 shares), on April 3, 1997, the Company granted options exercisable for an aggregate of 15,000 shares of Common Stock (exercise price $12.00 per share); and on April 15, 1997, the Company granted options exercisable for an aggregate of 5,000 shares of Common Stock (exercise price $10.375 per share).

          In February 1997, the Company issued an aggregate of 779,592 shares of Common Stock to the 43 former shareholders of Vintage in connection with the Company's acquisition of all of the outstanding capital stock of Vintage.

Item 16.      Exhibits

        (a)   Exhibits

        3.1+          Amended and Restated Articles of Incorporation of Matrix
                      Capital Corporation. (3.1)
        3.2+          Bylaws of Matrix Capital Corporation, as amended (3.2)
        4.1+          Specimen Certificate for Common Stock of Matrix Capital
                      (4.1)
        4.2+          Form of Amended and Restated 1996 Stock Option Plan (4.2)
        4.3++         Form of Employee Stock Purchase Plan, as amended (4.1)
        5.1           Opinion of Jenkens & Gilchrist, a Professional Corporation
        10.1+         Note and Agency Agreement, dated as of August 1, 1995, by
                      and between the Registrant and PHS Mortgage, Inc. as agent
                      (10.1)
        10.2+         First Amendment to Note and Agency Agreement, dated as of
                      August 2, 1995, by and between the Registrant and PHS
                      Mortgage, Inc., as agent (10.2)
        10.3+         Form of 13% Senior Subordinated Note (10.3)
        10.4+         Executive Employment Agreement, dated as of January 1,
                      1996, by and between the Registrant and David Kloos (10.4)
        10.5+         Employment Agreement, dated as of January 1, 1995, between
                      Matrix Capital Bank and Gary Lenzo and as amended January
                      1, 1996 (10.5)
        10.6+         Loan Agreement, dated as of October 2, 1995, by and
                      between Matrix Diversified, Inc. and the Registrant (10.6)
        10.7+         Multiple Advance Term Loan Agreement, dated as of June 27,
                      1994, by and between Matrix Capital Corporation and CorTrust Bank (10.8)
        10.8+         Multiple Advance Fixed Rate Term Loan Promissory Note,
                      dated as of June 30, 1994, from Matrix Capital
                      Corporation, as maker, to CorTrust Bank, as payee (10.9)

        10.9+         Mortgage Loan Purchase and Servicing Agreement, dated as
                      of August 1, 1993, by and between Argo Federal Savings
                      Bank, FSB, and Matrix Financial Services Corporation
                      (10.11)
        10.10+        Mortgage Loan Repurchase Agreement, dated as of March 30,
                      1995, by and between PaineWebber Real Estate Securities,
                      Inc. and Matrix Financial Services Corporation (10.27)
        10.11+        Multiple Advance Fixed Rate Term Loan Promissory Note,
                      dated as of October 19, 1994, from Matrix Capital
                      Corporation, as maker, to CorTrust, as payee (10.29)
        10.12+        Assignment and Assumption Agreement, dated as of June 28,
                      1996, by and among Mariano C. DeCola, William M. Howdon,
                      R. James Nicholson and Matrix Funding Corp. (10.30)
        10.13+        Development Management Agreement, dated as of June 28,
                      1996, by and among Fort Lupton, L.L.C. and Matrix Funding
                      Corp. (10.31)
        10.14+        Assignment and Assumption of PUD Agreement, dated as of
                      June 28, 1996, by and among Fort Lupton, L.L.C. and Matrix
                      Funding Corp. (10.32)
        10.15+        Lease, dated as of October 1, 1995, by and between the
                      Registrant and Matrix Financial Services Corporation
                      (10.33)
        10.16+        Promissory Note, dated as of December 31, 1995, from D.
                      Mark Spencer, as maker, to the Registrant, as payee
                      (10.35)
        10.17+        Fort Lupton Golf course Residential and Planned Unit
                      Development Agreement, dated as of November 28, 1995
                      (10.36)
        10.18+        Loan Agreement, dated as of December 10, 1994, by and
                      between the Registrant and Bankers' Bank of the West
                      (10.37)
        10.19+        Continuing Guaranty of D. Mark Spencer, dated as of
                      December 10, 1994 (10.38)
        10.20+        Continuing Guaranty of Richard V. Schmitz, dated as of
                      December 10, 1994 (10.39)
        10.21+        Continuing Guaranty of Guy A. Gibson, dated as of December
                      10, 1994 (10.40)
        10.22+        Loan Agreement, dated as of June 21, 1996, by and between
                      Matrix Funding Corporation and The First Security Bank
                      (10.41)
        10.23+        Loan Agreement, dated as of June 29, 1995, by and between
                      the Registrant and Bank One, Arizona, N.A. (10.42)
        10.24+        Promissory Note, dated as of June 29, 1995, from the
                      Registrant to Bank One, Arizona, N.A. (10.43)
        10.25+        Deed of Trust, Assignment of Rents, Security Agreement and
                      Fixture Filing, dated as of June 29, 1995, from the
                      Registrant to Arizona Trust Deed Corporation, as trustee
                      (10.44)
        10.26+        Loan Agreement, dated July 10, 1992, by and between
                      American Strategic Income Portfolio Inc. and Matrix
                      Financial Services Corporation (10.45)
        10.27+        Promissory Note, dated as of July 10, 1992, by Matrix
                      Financial Services Corporation, as maker, to American
                      Strategic Income Portfolio, Inc., as payee (10.46)
        10.28+++      Agreement and Plan of Merger, dated as of November 22,
                      1996, by and among the Registrant, The Vintage Group, Inc.
                      and Matrix/Vintage Acquisition, Inc. (10.1)
        10.29+++      Asset Purchase and Exchange Agreement, dated as of
                      February 4, 1997, by and among the Registrant and STC
                      Holdings, Inc. (10.2)
        10.30++++     Lease, dated as of October 1, 1996, by and between the
                      Registrant and Creative Networks, LLC
        10.31++++     Revolving Subordinated Loan Agreement, dated as of October
                      18, 1996, by and between Matrix Financial Services
                      Corporation and the Registrant
        10.32++++     Amended and Restated Loan Agreement, dated as of January
                      31, 1997, by and between Matrix Financial Services
                      Corporation, as borrower, and Bank One, Texas, N.A., as
                      agent, and certain lenders, as lenders
        10.33++++     Amended and Restated Warehouse Note, dated as of January
                      31, 1997, from Matrix Financial Services Corporation, as
                      borrower, and Bank One, Texas, N.A., as lender
        10.34++++     Amended and Restated Swing Note, dated as of January 31,
                      1997, from Matrix Financial Services Corporation, as borrower, and Bank One, Texas, N.A., as lender

        10.35++++     Amended and Restated Working-Capital Note, dated as of
                      January 31, 1997, from Matrix Financial Services
                      Corporation, as borrower, and Bank One, Texas, N.A., as
                      lender
        10.36++++     Amended and Restated Term-Line Note, dated as of January
                      31, 1997, from Matrix Financial Services Corporation, as
                      borrower, and Bank One, Texas, N.A., as lender
        10.37++++     Amended and Restated Guaranty, dated as of January 31,
                      1997, from the Registrant to Bank One, Texas, N.A.
        10.38++++     Employment Agreement, dated as of February 4, 1997, by and between the Registrant and Paul Skretny
        10.39++++     Credit Agreement, dated as of March 12, 1997, by and
                      between Matrix Capital Corporation, as borrower, and Bank
                      One, Texas, N.A., as agent, and certain lenders, as
                      lenders
        10.40++++     Term Note, dated as of March 12, 1997, from Matrix Capital
                      Corporation, as borrower, and Bank One, Texas, N.A., as
                      lender
        10.41++++     Revolving Note, dated as of March 12, 1997, from Matrix
                      Capital Corporation, as borrower, and Bank One, Texas,
                      N.A., as lender
        10.42++++     Guaranty Form, dated as of March 12, 1997, from each of
                      the Registrant's significant subsidiaries to Bank One,
                      Texas, N.A.,as agent
        11.1          Statement regarding computation of per share earnings
        21.1++++      Subsidiaries of the Registrant
        23.1          Consent of Ernst & Young LLP
        23.2          Consent of Jenkens & Gilchrist, a Professional Corporation
                      (included in Exhibit 5.1 above)
        24.1          A power of attorney is set forth on the signature page of
                      the Registration Statement

__________________

+ Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's registration statement on Form S-1 (No. 333-10223), filed by the Registrant with the Commission.

++ Incorporated by reference from the exhibit number shown in parenthesis form the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1996, filed by the Registrant with the Commission.

+++ Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's current report on Form 8-K, filed with the Commission on February 20, 1997.

++++ Incorporate by reference from the exhibit number shown in parenthesis from the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1996, filed by the Registrant with the Commission.

Item 17.  Undertakings

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in the City of Denver, and the State of Colorado, the 1st day of July, 1997.


                                MATRIX CAPITAL CORPORATION



                                By:  /s/ Guy A. Gibson
                                   -----------------------------
                                   Guy A. Gibson
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Guy A. Gibson, David W. Kloos, and James G. Panero, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power and substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


       Signature                          Title                       Date
       ---------                          -----                       ----

/s/ Guy A. Gibson           President, Chief Executive Officer,   July 1, 1997
------------------------    and Director (Principal Executive
Guy A. Gibson               Officer)


/s/ Richard V. Schmitz      Chairman of the Board                 July 1, 1997
------------------------
Richard V. Schmitz


/s/ D. Mark Spencer         Vice Chairman of the Board            July 1, 1997
------------------------
D. Mark Spencer



/s/ Thomas M. Piercy        Director                              July 1, 1997
------------------------
Thomas M. Piercy


/s/ David W. Kloos          Senior Vice President, Chief          July 1, 1997
------------------------    Financial Officer, and Director
David W. Kloos              (Principal Accounting and Financial
                            Officer)


/s/ Stephen Skiba           Director                              July 1, 1997
------------------------
Stephen Skiba


/s/ David A. Frank          Director                              July 1, 1997
------------------------
David A. Frank


                                      II-7